UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

TURBOSONIC TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
TurboSonic Technologies, Inc. Common Stock, $0.10 par value per share

	(2)	Aggregate number of securities to which transaction applies:
The filing fee was determined based upon the product of the per share merger consideration of $0.21 and 18,554,112 (which represents the total number of shares of TurboSonic common stock outstanding as of October 12, 2012. The amount of the filing fee is calculated in accordance with Rule 0-11 under the Exchange Act and Fee Rate Advisory #1 for fiscal year 2013, issued August 31, 2012.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A

	(4)	Proposed maximum aggregate value of transaction:
$3,896,363.52

	(5)	Total fee paid:
$531.46

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

TurboSonic Technologies, Inc.
550 Parkside Drive, Suite A-14
Waterloo, Ontario N2L 5V4
Canada

SPECIAL MEETING OF STOCKHOLDERS
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of TurboSonic Technologies, Inc.:

You are cordially invited to attend a special meeting of stockholders of TurboSonic Technologies, Inc., to be held on January 29, 2013 at 10:00 a.m., local time, at the Waterloo Inn, 475 King Street North, Waterloo, Ontario, Canada. The attached proxy statement provides information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 10, 2012 (which we refer to as the “merger agreement”), by and among TurboSonic Technologies, Inc., MEGTEC Systems, Inc. and MTS WSP, Inc. (an entity formed to effect the merger discussed below). Pursuant to the merger agreement, MTS WSP will merge with and into TurboSonic, with TurboSonic continuing as the surviving corporation. The completion of the merger is conditioned upon, among other things, adoption of the merger agreement by our stockholders.

If the merger is completed, then each share of TurboSonic common stock will be converted into the right to receive $0.21 in cash (other than shares held by stockholders who have perfected their appraisal rights under Delaware law). In the merger, all of the outstanding common stock of MTS WSP, Inc. will be converted into shares in the surviving corporation. If the merger is completed, TurboSonic will be a wholly-owned subsidiary of MEGTEC. A copy of the merger agreement is included as Annex A to the attached proxy statement.

A special committee of our board of directors, consisting of three independent directors, has unanimously determined that the merger agreement is fair to, and in the best interests of, the holders of TurboSonic common stock and has recommended to the full TurboSonic board of directors that the board of directors approve the merger agreement. In determining to make its recommendation to the board of directors, the special committee considered, among other things, the opinion of Houlihan Capital, LLC, the financial advisor to the special committee, to the effect that, as of the date of its opinion, the cash merger consideration of $0.21 per share to be received by the holders of TurboSonic common stock in the merger is fair, from a financial point of view, to those holders. The opinion of Houlihan is subject to the assumptions, limitations and qualifications set forth in the opinion, which is included as Annex C in the attached proxy statement.

Our board of directors, after considering the unanimous recommendation of the special committee and the factors considered by it and the special committee, determined that the merger agreement is advisable and fair to, and in the best interests of, the holders of TurboSonic common stock and unanimously approved the merger agreement. Accordingly, TurboSonic’s board of directors recommends that you vote in favor of the adoption of the merger agreement. In arriving at their respective recommendations of the merger agreement, TurboSonic’s board of directors and its special committee carefully considered a number of factors which are described in the attached proxy statement.

When you consider the recommendation of our board of directors to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally.

The attached proxy statement provides you with detailed information about the merger agreement and the merger. We urge you to read the entire document carefully.

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of TurboSonic common stock.

Our founder and each of our executive officers and directors have agreed with MEGTEC to vote all shares of TurboSonic common stock owned by them (representing approximately 20.6% in aggregate voting power) in favor of adoption of the merger agreement.

If you have any questions or need assistance voting your shares, please call Georgeson Inc., which is acting as proxy solicitation agent and information agent, toll-free at (800) 509-0983.

Sincerely,

Edward F. Spink

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, or passed upon the fairness or merits of the merger or the adequacy or accuracy of the enclosed proxy statement. Any contrary representation is a criminal offense.

The attached proxy statement is dated December 19, 2012 and is first being mailed to stockholders on or about December 26, 2012.

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is very important. Please remember that a failure to vote, or an abstention from voting, will have the same effect as a vote against the proposal to adopt the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail the enclosed proxy or vote via telephone or the Internet. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

TurboSonic Technologies, Inc.
550 Parkside Drive, Suite A-14
Waterloo, Ontario N2L 5V4
Canada

_____________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On January 29, 2013

To the Stockholders of TurboSonic Technologies, Inc.:

We will hold a special meeting of stockholders of TurboSonic Technologies, Inc. on January 29, 2013 at 10:00 a.m., local time, at the Waterloo Inn, 475 King Street North, Waterloo, Ontario, Canada. The purpose of the special meeting is:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 10, 2012, by and among TurboSonic Technologies, Inc., MEGTEC Systems, Inc. and MTS WSP, Inc. as it may be amended from time to time, which, among other things, provides for the merger of MTS WSP with and into TurboSonic, with TurboSonic continuing as the surviving corporation.
2.	To approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
3.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only holders of TurboSonic common stock at the close of business on December 20, 2012, the record date established for the special meeting, are entitled to notice of, and to vote at, the special meeting. A complete list of stockholders entitled to vote at the special meeting will be available for a period of ten days prior to the special meeting at the corporate headquarters of TurboSonic, located 550 Parkside Drive, Suite A-14, Waterloo, Ontario, N2L 5V4, Canada, for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. The stockholder list will also be available at the special meeting for examination by any stockholder present at the special meeting.

We have described the material terms of the merger agreement and the merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the proxy statement.

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of TurboSonic common stock. Our founder, executive officers and directors have each agreed to vote all shares of TurboSonic common stock owned by them (representing approximately 20.6% in aggregate voting power) in favor of adoption of the merger agreement.

Under Delaware law, holders of TurboSonic’s common stock have the right to dissent from the merger and to seek judicial appraisal of the “fair value” of their shares upon compliance with the requirements of the Delaware General Corporation Law. This right is explained more fully under “Special Factors — Appraisal Rights of Stockholders” in the accompanying proxy statement. The appraisal rights provisions of Delaware law are attached to the accompanying proxy statement as Annex B.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail the enclosed proxy as soon as possible or vote via telephone or the Internet to make sure your shares are represented at the meeting. If you attend the meeting and wish to vote in person, then you may revoke your proxy and vote in person. If you have instructed a broker to vote your shares, then you must follow directions received from the broker to change or revoke your proxy.

By Order of the Board of Directors,

___________________________

Egbert Q. van Everdingen, Secretary

Waterloo, Ontario

December 19, 2012

YOUR VOTE IS IMPORTANT

All stockholders are urged to attend the special meeting in person. Whether or not you plan to attend the special meeting, please complete, sign, date, and promptly mail your enclosed proxy card or voting instruction form in the postage-paid envelope provided. Should you prefer, you may deliver your proxy via telephone or the Internet by following the instructions on your proxy card or voting instruction form. Remember, if you do not return your proxy card or vote by proxy via telephone or the Internet or if you abstain from voting, that will have the same effect as a vote “against” adoption of the merger agreement. You may revoke your proxy and vote in person if you decide to attend the special meeting.

If you have certificates representing shares of TurboSonic common stock, please do not send your certificates to TurboSonic at this time. If the merger agreement is adopted and the merger completed, then you will be sent instructions regarding the surrender of your certificates to receive payment for your shares of TurboSonic common stock.

If you have any questions or need assistance in voting your shares of TurboSonic common stock, then please call Georgeson Inc., which is assisting TurboSonic, toll-free at (800) 509-0983.

SUMMARY TERM SHEET

The following summary highlights selected information contained in this proxy statement and may not contain all of the information that may be important in your consideration of the proposed merger. We encourage you to read this proxy statement and our most recent reports on Form 10-K and Form 10-Q before voting. We have included section references to direct you to a more complete description of the topics described in this summary.

•	Purpose of the Stockholder Vote. You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of October 10, 2012, by and among TurboSonic Technologies, Inc. (which we sometimes refer to in this proxy statement as “we” or “TurboSonic”), MTS WSP, Inc. (which we refer to as “Merger Sub”) and MEGTEC Systems, Inc. (which we refer to as “MEGTEC”). See “The Special Meeting” beginning on page 38 and “The Merger Agreement” beginning on page 41.
•	The Parties. TurboSonic, directly and through subsidiaries, designs and markets integrated air pollution control technologies to industrial customers worldwide. MEGTEC is a global company that provides engineered systems and services tailored to match its customer’s process requirements. MEGTEC engages in three diversified business sectors drawing on core competencies in liquid and materials processing, thermal air management and environmental sciences. Merger Sub is a wholly owned subsidiary of MEGTEC formed solely for the purpose of effectuating the merger. See “Special Factors — Effects of the Merger” beginning on page 24, “Information Concerning TurboSonic” beginning on page 52 and “Information Concerning MEGTEC” beginning on page 61.
•	The Merger. Merger Sub will be merged with and into TurboSonic, with TurboSonic continuing as the surviving corporation. Immediately following the merger, TurboSonic, as the surviving corporation in the merger (which we refer to as the “Surviving Corporation”), will be a private company that is wholly owned by MEGTEC. See “Special Factors — Effects of the Merger” beginning on page 24 and “Special Factors — Structure and Steps of the Merger” beginning on page 30. The merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.
•	The Merger Consideration. The merger agreement provides that holders of TurboSonic common stock (other than holders that perfect appraisal rights under Delaware law) will receive the merger consideration of $0.21 in cash for each share of TurboSonic common stock if the merger is completed. The amount of the merger consideration was the result of extensive negotiations between MEGTEC and TurboSonic and their respective legal advisors. See “Special Factors — Background of the Merger” beginning on page 1 and “Special Factors — Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger — The Special Committee” beginning on page 10.
•	Effects of the Merger. If the merger is completed, holders of TurboSonic common stock will receive $0.21 in cash for each share of TurboSonic common stock, unless the holder is a dissenting stockholder that perfects appraisal rights under Delaware law. If the merger is completed, TurboSonic’s stockholders will no longer have an equity interest in TurboSonic, TurboSonic common stock will no longer be quoted on an over-the-counter quotation system, and the registration of TurboSonic common stock under Section 12 of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), will be terminated. See “Special Factors — Effects of the Merger” beginning on page 24.
•	Interests of Certain Persons in the Merger. In considering the proposed transactions, you should be aware that some of our stockholders, directors, officers and employees have interests in the merger that may be different from, or in addition to, your interests as a TurboSonic stockholder generally, including:
•	continued indemnification of directors and officers liability insurance to be provided by the Surviving Corporation to former directors and officers of TurboSonic; and
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•	the executive officers of TurboSonic, who are also members of the board of directors, will continue in the same positions at the surviving corporation as they currently hold with TurboSonic and at the same level of compensation for a period of time to be determined on a case-by-case basis to ensure an orderly transition of the business to MEGTEC.
•	Required Vote; Voting Agreement. Under Delaware law, adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of TurboSonic common stock. Each stockholder of record holding TurboSonic common stock on the record date is entitled to one vote on each matter submitted to a vote for each share of TurboSonic common stock held. The voting agreement described below increases the possibility that this approval requirement will be met. See “The Special Meeting — Vote Required; How Shares Are Voted” beginning on page 39.

Pursuant to a voting agreement with MEGTEC, our founder, executive officers and directors (who we refer to as the “affiliated stockholders”) have agreed to vote all of their shares of TurboSonic common stock in favor of the adoption of the merger agreement. The affiliated stockholders collectively own 3,813,310 shares of TurboSonic common stock, representing approximately 20.6% of the total voting power of outstanding shares of TurboSonic common stock. See “Special Factors — Voting Agreement” beginning on page 30.

Based on the number of shares of TurboSonic common stock outstanding on the record date, approximately 5,463,747 shares of TurboSonic common stock owned by unaffiliated stockholders must be voted in favor of the proposal to adopt the merger agreement in order for the proposal to be approved.

•	Recommendations.

The special committee of independent directors of TurboSonic’s board of directors that was established to review and evaluate TurboSonic’s strategic alternatives has unanimously determined that the merger agreement is fair to, and in the best interests of the stockholders of TurboSonic and recommended to TurboSonic’s board of directors that the board of directors approve the merger agreement. After considering the unanimous recommendation of the special committee and the factors considered by the special committee, TurboSonic’s board of directors has:

•	determined that the merger agreement is advisable and fair to, and in the best interests of, the stockholders of TurboSonic;
•	approved the merger agreement; and
•	recommended that TurboSonic’s stockholders vote to adopt the merger agreement.

See “Special Factors — Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger” beginning on page 10.

•	Opinion of Financial Advisor. The special committee received an opinion from Houlihan Capital, LLC to the effect that, as of the date of its opinion, the merger consideration of $0.21 per share to be received by the holders of TurboSonic common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders. This opinion is subject to the assumptions, limitations and qualifications set forth in the opinion, which is attached as Annex C to this proxy statement. See “Special Factors — Opinion of Houlihan Capital, LLC, Financial Advisor to TurboSonic Technologies, Inc.” beginning on page 15.
•	Financing of the Merger. There is no financing condition to MEGTEC’s obligation to complete the merger.
•	Conditions to Completion of the Merger. We will complete the merger only if the conditions set forth in the merger agreement are satisfied or waived. These conditions include, among others:
•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of TurboSonic common stock;
ii

•	the absence of any law or order or other action issued or taken by a court of competent jurisdiction or national, state, provincial, local or foreign governmental entity that has the effect of making the merger illegal, or otherwise prohibiting the completion of the merger;
•	the absence of any state of facts, event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have a material adverse effect on TurboSonic and its subsidiaries, taken as a whole, since the date of the merger agreement;
•	the absence of any pending suit, action or proceeding by any governmental entity or other person challenging or seeking to restrain or prohibit any of the transactions contemplated by the merger agreement, in each case that would reasonably be expected to have a material adverse effect on TurboSonic or on MEGTEC’s rights under the merger agreement; and
•	the total number of shares of TurboSonic common stock with respect to which appraisal rights shall have been properly demanded must not exceed 10% of the issued and outstanding shares of TurboSonic common stock immediately prior to the filing of the certificate of merger.

At any time prior to the effective time of the merger, TurboSonic or MEGTEC and Merger Sub may waive compliance with any of the conditions contained in the merger agreement without the approval of their respective stockholders. As of the date of this proxy statement, neither TurboSonic nor MEGTEC and Merger Sub expects that any condition will be waived.

See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 48.

•	Termination of the Merger Agreement. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether prior to or after TurboSonic’s stockholders adopt the merger agreement by the required vote:
•	by mutual written consent of MEGTEC and TurboSonic;
•	by either MEGTEC or TurboSonic if the merger is not consummated by April 10, 2013; and
•	by either MEGTEC or TurboSonic upon the occurrence of certain events specified in the merger agreement.

See “The Merger Agreement — Termination” beginning on page 49.

•	Expenses. Under the terms of the merger agreement, we have agreed, under certain circumstances upon termination of the merger agreement, to pay MEGTEC a termination fee of $200,000 and to reimburse MEGTEC in an amount not to exceed $400,000 for all reasonable expenses they incurred in connection with the merger.
•	Appraisal Rights. If you do not vote in favor of the merger and you fulfill several procedural requirements, Delaware law entitles you to a judicial appraisal of the “fair value” of your shares. The “fair value” of shares of TurboSonic common stock would be determined by a court pursuant to Delaware law. Any TurboSonic stockholder that wishes to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must comply with all of the procedural requirements provided by Delaware law. The procedures are summarized in greater detail in “Special Factors — Appraisal Rights of Stockholders” beginning on page 34 and the relevant text of the appraisal rights statute is attached as Annex B to this proxy statement. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your appraisal rights.
•	United States and Canadian Tax Consequences. In general, your receipt of cash pursuant to the merger agreement will be a taxable transaction to you for U.S. and Canadian federal income tax purposes. Tax matters are very complicated. The tax consequences of the merger to you will depend upon your own

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personal circumstances. You should consult your tax advisors for a full understanding of the applicable U.S. federal, state and local tax consequences, Canadian federal, provincial and local tax consequences and other tax consequences of the merger to you. See “Special Factors — Material United States Federal Income Tax Considerations” beginning on page 26 and “Certain Canadian Federal Income Tax Consequences” beginning on page 28 for a more complete description of the U.S. and Canadian federal income tax consequences of the merger.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Where and When Is the Special Meeting?
A:	We will hold a special meeting of stockholders of TurboSonic on January 29, 2013 at 10:00 a.m. local time, at the Waterloo Inn, 475 King Street North, Waterloo, Ontario, Canada.
Q:	What am I Being Asked to Vote On?
A:	You are being asked to adopt the merger agreement, pursuant to which an entity created by MEGTEC will be merged into TurboSonic and each outstanding share of TurboSonic common stock not held by stockholders who properly exercise appraisal rights will be converted into $0.21 in cash. After the merger, TurboSonic will be a privately-owned company, wholly-owned by MEGTEC. In addition, in the event that there are not sufficient votes to adopt the merger agreement at the special meeting, you are being asked to consider and approve any proposal which might be made to postpone or adjourn the special meeting in order to solicit additional proxies.
Q:	Does TurboSonic’s Board of Directors Recommend Adoption of the Merger Agreement?
A:	Yes. TurboSonic’s board of directors unanimously recommends that TurboSonic stockholders adopt the merger agreement.

The special committee of independent directors of TurboSonic’s board of directors that was appointed to review and evaluate TurboSonic’s strategic alternatives, including the acquisition proposal from MEGTEC, unanimously determined that the merger agreement is fair to, and in the best interests of, the public stockholders and recommended to the full TurboSonic board of directors that the board of directors approve the merger agreement. After considering factors including the unanimous recommendations of the special committee, TurboSonic’s board of directors has:

•	determined that the merger agreement is advisable and fair to, and in the best interests of, the public stockholders of TurboSonic;
•	approved the merger agreement;
•	recommended that TurboSonic’s stockholders adopt the merger agreement; and
•	recommended that TurboSonic’s stockholders vote in favor of any adjournment proposal.
Q:	What is the Record Date for the Special Meeting?
A:	The record date for the special meeting is December 20, 2012. Only holders of TurboSonic common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.
Q:	What Constitutes a Quorum for the Special Meeting?
A:	The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast by the stockholders will constitute a quorum for the special meeting.
Q:	What Vote is Required to Approve the Merger Agreement?
A:	The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of TurboSonic common stock.

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Q:	What Do I Need to Do Now?
A:	After carefully reading and considering the information contained in this proxy statement, please vote by completing, signing and mailing your proxy card or by voting via telephone or the Internet as soon as possible so that your shares can be represented at the special meeting. Your vote is important. Whether or not you plan to attend the special meeting, you should sign and mail your proxy card or vote via telephone or the Internet as promptly as possible. Remember, if you fail to vote your shares, that will have the same effect as a vote “against” the adoption of the merger agreement.
Q:	Should I Send in My Stock Certificates Now?
A:	No. If the merger is completed, you will receive written instructions for exchanging your TurboSonic stock certificates for cash. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

If you own shares of TurboSonic common stock that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares following the completion of the merger.

Q:	If My Shares are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?
A:	Your broker will vote your shares for you only if you provide your broker with your specific voting instructions. You should follow the directions provided by your broker to vote your shares, including instructions for telephone and Internet voting. Without your instructions your shares of TurboSonic common stock will not be voted, which will have the same effect as a vote “against” the adoption of the merger agreement. Please make certain to return your proxy or voting instruction card for each separate account you maintain to ensure that all of your TurboSonic shares are voted.
Q	May I Change My Vote After I Have Mailed My Signed Proxy Card?
A:	Yes. You may change your vote by delivering a written notice stating that you would like to revoke your proxy or by executing and submitting a new, later dated proxy to the Secretary of TurboSonic, Egbert Q. van Everdingen, before the meeting. You also may revoke your proxy by attending the special meeting and voting your shares in person. If your shares are held in street name, you must contact your broker or bank and follow the directions provided to change your voting instructions.
Q:	When Do You Expect the Merger to be Completed?
A:	We are working to complete the merger as quickly as possible after the special meeting if the merger agreement is adopted by our stockholders at the special meeting. We hope to complete the merger on or about January 31, 2013, although there can be no assurance that we will be able to do so.
Q:	Am I Entitled to Appraisal Rights?
A:	Under Section 262 of the DGCL, our stockholders will be entitled to dissent and to seek appraisal for their shares only if certain criteria are satisfied. See “Appraisal Rights of Stockholders” and Annex B of this proxy statement.
Q:	Is the Merger Expected to be Taxable to Owners of Common Stock?
A:	In general, your receipt of the cash consideration for each of your shares of TurboSonic common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes or Canadian income tax purposes and may be a taxable transaction under state, local or provincial income or other tax laws. You should read “Material United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Consequences” for a more complete discussion of the U.S. federal and Canadian
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federal income tax consequences of the merger. You should also consult your tax advisor on the tax consequences of the merger in light of your particular circumstances.

Q:	What Happens if I Sell my Shares of TurboSonic Common Stock Before the Special Meeting?
A:	The record date for the special meeting is earlier than the expected date of the merger. If you transfer your shares of TurboSonic common stock after the record date but before the special meeting, you will, unless other arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.
Q:	What Happens if the Merger is Not Consummated?
A:	If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, you will not receive any payment for your shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be quoted on the OTC Quote Board (OTCQB).

If the merger is not consummated, we expect that management will operate our business in a manner similar to the manner in which it currently is being operated and that our stockholders will continue to be subject to the same risks and opportunities as they currently are. However, based on a current usage rate of approximately $550,000 per month, our current cash position and working capital, our credit agreements with HSBC Bank Canada and Export Development Canada, our anticipated revenue from operations and the availability of the MEGTEC credit facility, we believe that, unless we find another source of financing, we will have only sufficient capital resources, after payment of expenses related to the merger, to support our operations for approximately six months following such termination or non-approval. For further information regarding certain risks relating to TurboSonic’s current financial condition, see “Cautionary Statement Regarding Forward-Looking Information” beginning on page xi and “Risk Factors Relating to TurboSonic’s Current Financial Condition” beginning on page 53.

If the merger is not consummated, we may be required, under specified circumstances, to reimburse MEGTEC for some of its out-of-pocket expenses, as described under “Special Factors — Estimated Fees and Expenses” beginning on page 32.

Q:	Who Can Help Answer My Questions?
A:	If you have any questions about the merger, need additional copies of this proxy statement, or require assistance in voting your shares, you should contact Georgeson, which is assisting us, as follows:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
Tel: (800) 509-0983

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Page

SUMMARY TERM SHEET	i
Where and When Is the Special Meeting?	v
What am I Being Asked to Vote On?	v
Does TurboSonic’s Board of Directors Recommend Adoption of the Merger Agreement?	v
What is the Record Date for the Special Meeting?	v
What Constitutes a Quorum for the Special Meeting?	v
What Vote is Required to Approve the Merger Agreement?	v
What Do I Need to Do Now?	vi
Should I Send in My Stock Certificates Now?	vi
If My Shares are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?	vi
May I Change My Vote After I Have Mailed My Signed Proxy Card?	vi
When Do You Expect the Merger to be Completed?	vi
Am I Entitled to Appraisal Rights?	vi
Is the Merger Expected to be Taxable to Owners of Common Stock?	vi
Who Can Help Answer My Questions?	vii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	xi
SPECIAL FACTORS	1
Background of the Merger	1
Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger	10
Opinion of Houlihan Capital, LLC, Financial Advisor to TurboSonic Technologies, Inc.	15
Projected Financial Information	23
Effects of the Merger	24
Interests of Certain Persons in the Merger	25
Material United States Federal Income Tax Considerations	26
Certain Canadian Federal Income Tax Consequences	28
Structure and Steps of the Merger	30
Voting Agreement	30
Second Lien Secured Promissory Note and Related Security Agreements	31
Intellectual Property License Agreement	31
Financing of the Merger	32
Estimated Fees and Expenses	32
Certain Legal Matters	33
Provisions for Unaffiliated Security Holders	34
Appraisal Rights of Stockholders	34

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THE SPECIAL MEETING	38
Date, Time and Place	38
Purpose	38
Record Date and Quorum Requirement	38
Voting by Proxy	38
Voting Via Telephone or the Internet	38
Revoking Your Proxy	39
Who to Call for Assistance	39
Voting at the Special Meeting	39
Vote Required; How Shares are Voted	39
Proxy Solicitation	40
THE MERGER AGREEMENT	41
Structure of the Merger	41
When the Merger Becomes Effective	41
Effect of the Merger on the Capital Stock and Certain Other Securities of TurboSonic and Merger Sub	41
Payment for TurboSonic Common Stock in the Merger	42
Representations and Warranties	42
Agreements Related to the Conduct of Business	43
Other Covenants and Agreements	45
Conditions to Completion of the Merger	48
Termination	49
Effect of Termination; Remedies	50
Termination Expenses	50
Amendments and Waivers	50
ADJOURNMENT	51
INFORMATION CONCERNING TURBOSONIC	52
RISK FACTORS RELATING TO TURBOSONIC’S CURRENT FINANCIAL CONDITION	53
DIRECTORS AND EXECUTIVE OFFICERS OF TURBOSONIC	55
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	58
Stock Price Information	59
Dividend Information	59
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	60
Change in Control	60
CERTAIN PURCHASES AND SALES OF TURBOSONIC COMMON STOCK	61
INFORMATION CONCERNING MEGTEC	61
ADDITIONAL INFORMATION	61

ix

ANNEX A - MERGER AGREEMENT	A-1
ANNEX B - SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	B-1
ANNEX C - OPINION OF HOULIHAN CAPITAL, LLC	C-1
x

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of TurboSonic, as well as certain information relating to the merger, including, without limitation, statements preceded by, followed by or that include the words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will,” or the negative of those and other comparable words. We believe it is important to communicate management’s expectations to TurboSonic’s stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in our Annual Report on Form 10-K for the year ended June 30, 2012, the risk factors identified in the section captioned “Risk Factors Relating to TurboSonic’s Current Financial Condition” in this proxy statement, as well as any other cautionary language in this proxy statement, provide examples of risks, uncertainties and events that may cause TurboSonic’s actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this proxy statement could have a material adverse effect on TurboSonic’s business, operating results and financial condition. Such risks and uncertainties include, among others, the following:

•	Our operating results for fiscal 2012 were significantly and negatively impacted by our clients’ curtailment in capital expenditures and delays in the enactment of new environmental standards for emissions of hazardous pollutants;
•	Our financial statements contain a going concern paragraph;
•	If the merger agreement is terminated or is not approved at the special meeting of stockholders and if we are unable to find any other source of financing, we would only have sufficient capital resources to support our operations for a short period of time;
•	We are dependent on environmental regulation to drive our orders;
•	Our revenue is concentrated among a few customers who vary from year to year;
•	Our proprietary technology and rights have limited protection;
•	Our foreign sales are subject to certain inherent risks;
•	Permitting delays may cause extended delay or cancellation of one or more of our large projects;
•	Since we do not manufacture or fabricate our own products or systems, we are dependent on the services of third party manufacturers and fabricators;
•	The markets for environmental control products are very competitive;
•	Our fixed price contracts expose us to losses in the event of cost overruns;
•	Adverse economic conditions may cause customers to delay or terminate our fixed price contracts;
•	The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control; and
•	Other risks and uncertainties discussed in our Annual Report for the year ended June 30, 2012 and other reports or documents that we file from time to time with the SEC.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.

xi

SPECIAL FACTORS

The following is a discussion of the background of the merger between TurboSonic and MEGTEC and other special factors relating to the proposed merger. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement and incorporated by reference herein. You are also urged to read the opinion of TurboSonic’s financial advisor, which is attached as Annex C and is incorporated by reference herein.

Background of the Merger

The global economic downturn and delays in the enactment of new environmental standards for emissions of hazardous pollutants have caused many of our customers to curtail capital expenditures and defer orders for our products and services. As a result, we incurred significant losses during the nine month period ended March 31, 2012 and each of the fiscal years ended June 30, 2011 and 2010. Such losses significantly reduced our capital resources and we had substantial doubt during the quarterly period ended March 31, 2012 whether we would have sufficient capital resources to support operations through the next twelve months.

In order to address TurboSonic’s persistent cash flow difficulties, on March 7, 2012, TurboSonic’s board of directors reconvened its special committee, comprised solely of independent directors, namely, Glen Wright and Ray Alarie, for the purpose of searching for an entity that would finance, acquire, merge with, or conduct a strategic transaction with, TurboSonic, and overseeing TurboSonic management’s search for such entity. The special committee was originally established in March 2010 with the same mandate and, in September 2010, the special committee engaged Houlihan Capital, LLC as its exclusive financial advisor to assist the special committee in identifying parties interested in acquiring or investing in TurboSonic by means of any merger, acquisition, recapitalization, business combination or joint venture. The special committee was suspended, and the engagement of Houlihan as financial advisor to the special committee was terminated in March 2011 because no definitive offer for such a transaction was received.

During the period following the suspension of the special committee in March 2011, TurboSonic management continued to explore opportunities for a merger, acquisition, financing or other strategic transaction.

During the fall of 2011, TurboSonic management investigated various sources of debt financing. Management came to the conclusion that short-term debt financing, which would have matured within 18 to 24 months and been secured by the assets of the company, would not benefit the company since there was a significant risk that TurboSonic would have been unable to repay the principal of any such debt when it came due. In such event, the lender would have been able to foreclose on all of the company’s assets.

During 2011, TurboSonic management investigated various sources of equity financing. Pursuant to this investigation, TurboSonic entered into an Investment Agreement with Dutchess Opportunity Fund, II, LP in October 2011 for the sale, from time to time, at our discretion, of up to $3.0 million of our common stock during a three-year period at a price equal to 95% of the recent average market price at the time of sale, provided that such market price was not in any event lower than $0.33 per share. Although a registration statement registering such common stock was declared effective by the SEC, this financing is currently not accessible as our shares are quoted at prices less than $0.33 per share. On October 9, 2012, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of TurboSonic common stock was $0.10 per share. On October 31, 2012, the closing price of TurboSonic common stock was $0.21 per share.

In the first quarter of 2012, TurboSonic management received indications of interest from several companies, principally, Company A, Company B and MEGTEC. The discussions between TurboSonic management and Company A, Company B and MEGTEC, respectively, are summarized below. TurboSonic management also had discussions with a number of other potential financing sources in addition to Company A, Company B and MEGTEC, which discussions are also summarized below.

•	Company A is an industrial solutions company that is listed on the Toronto Stock Exchange. TurboSonic management first learned about potential interest from Company A through regular business dealings. On
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February 10, 2012, our Chief Executive Officer, Edward F. Spink, had a discussion with Company A’s Chief Executive Officer and its Vice President of Sales and Marketing, who were interested in a cooperation arrangement, investment or joint venture with TurboSonic. Although there were several conversation between and among Mr. Spink, Carl Young, our Chief Financial Officer, and Egbert Q. van Everdingen, our President, (we refer to Messrs. Spink, Young and van Everdingen, collectively, as TurboSonic management) and executives from Company A, such conversations never developed into negotiation of substantive terms.

•	Company B is a privately owned international manufacturer of industrial equipment. TurboSonic management first learned about potential interest from Company B through regular business dealings. Messrs. Young and van Everdingen met with representatives of Company B on February 15, 2012 in Europe to discuss potential cooperation between TurboSonic and Company B. Over the course of several months, discussions with Company B focused on a potential private placement of TurboSonic common stock in which Company B would be the lead investor. In early May, we discussed with Company B the potential sale of newly issued shares representing approximately 30% of our outstanding common stock. However, in late May 2012, Company B notified Mr. van Everdingen that it would not pursue a transaction with TurboSonic, primarily because Company B was focused on completing a significant transaction with another company and did not have the capacity to pursue both transactions simultaneously. Mr. van Everdingen followed up with Company B to gauge its interest in a transaction in mid June; however, Company B again advised that it was not in a position to pursue a transaction with TurboSonic, if at all, until its planned transaction with another company was completed. Company B advised Mr. van Everdingen that price was not a factor in its decision.
•	In addition to Company A and Company B, TurboSonic received passing interest from several companies in TurboSonic’s industry or a related industry. However, discussions with such companies never developed into negotiation of substantive terms.
•	TurboSonic also tried to pursue potential financing opportunities with multiple institutional investors in order to address its liquidity problems. For example, TurboSonic had discussions with a bank that specializes in financing start-ups and small cap companies. The only terms on which such bank would consider providing a loan to TurboSonic would involve the financing of its accounts receivable. TurboSonic management and the special committee concluded that any such receivables financing arrangement would not provide a solution to its cash flow needs because collection of receivables has not been a problem for TurboSonic historically and, as a result of the continuing slowdown in customer order flow, the volume of receivables that could be financed was insufficient to generate a significant amount of additional borrowing capacity. TurboSonic received only two offers from institutional investors. The first was an offer to lend TurboSonic $750,000 for a period of one year at an interest rate of 14% per annum, secured by a lien on all the assets of TurboSonic. In addition, the lender would require TurboSonic to issue to it warrants to purchase a significant number of shares of our common stock at a minimal strike price. The special committee determined that such a transaction would not be in the best interest of our stockholders because (i) the warrants represented a dilutive issuance, (ii) the cost of debt service under the loan would be high, (iii) there was no assurance of our ability to repay the loan in one year, failing which the lender could foreclose on our assets, (iv) the proceeds of the loan would not be enough to give TurboSonic sufficient cash resources to return to profitability, and (v) the proceeds of any foreclosure sale would likely be insufficient to provide any value to our stockholders. Therefore, the special committee and TurboSonic management concluded that there was a significant risk that this was not a viable transaction. The second offer came from an institutional investor who committed $500,000 in a proposed 18-month term loan at 12% interest per annum provided TurboSonic was able to secure an additional $2.5 million. TurboSonic was unable to secure commitments for such additional term loan, and therefore, this term loan never materialized.
•	MEGTEC is a global company that provides engineered systems and services tailored to match its customers’ process requirements. MEGTEC engages in three diversified business sectors drawing on core competencies in liquid and materials processing, thermal air management and environmental sciences. Although Houlihan, on behalf of TurboSonic, contacted Phillip Cagnossola, a director of MEGTEC in January 2011, it was not until February 7, 2012, that MEGTEC first expressed interest in a potential acquisition of TurboSonic. The potential transaction with MEGTEC represented the only viable proposal that would provide value to TurboSonic’s stockholders.
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On February 7, 2012, Mohit Uberoi, President and Chief Executive Officer of MEGTEC, called Mr. Spink and expressed interest in acquiring TurboSonic’s technology. Mr. Uberoi and Mr. Spink agreed to meet at a convention in Atlanta on March 1, 2012.

On March 1, 2012, Messrs. Spink and Uberoi met to discuss their respective companies generally, but did not discuss specific deal terms. Mr. Spink and Mr. Uberoi agreed that they would each report back to their respective board of directors and maintain contact with each other.

On March 7, 2012, at a quarterly meeting of TurboSonic’s board of directors, the board of directors unanimously agreed to reconvene the special committee to consider and evaluate the various expressions of interest that TurboSonic had received in the preceding few months, including a potential transaction with MEGTEC, and our strategic alternatives.

In early March 2012, TurboSonic and MEGTEC scheduled a meeting on May 17, 2012 for representatives of MEGTEC to visit TurboSonic’s headquarters and facilities.

On May 8, 2012, during a conference call between TurboSonic management and the special committee, TurboSonic management discussed with Messrs. Alarie and Wright the upcoming meeting with MEGTEC on May 17, 2012. The special committee agreed that TurboSonic should re-engage the services of Houlihan. Under the terms of the original engagement letter between the special committee and Houlihan, dated September 21, 2010, Houlihan was entitled to receive an additional fee for its financial advisory services if TurboSonic were to consummate on or before March 21, 2013 an acquisition or other transaction with a prospective party identified by Houlihan. TurboSonic and Houlihan agreed that Houlihan would serve as Special Advisor to TurboSonic. TurboSonic and Houlihan also agreed at the same time that Houlihan would be paid an aggregate amount of $200,000 for all advisory services upon consummation of an acquisition or financing transaction with MEGTEC or another party in full satisfaction of all remaining obligations under the 2010 engagement letter. For further information concerning the fee arrangements with Houlihan, see “Opinion of Houlihan Capital, LLC, Financial Advisor to TurboSonic Technologies, Inc.”

On May 12, 2012, Mr. Uberoi executed a confidentiality agreement on behalf of MEGTEC for the benefit of TurboSonic, in connection with MEGTEC’s upcoming meeting with TurboSonic. On May 17, 2012, TurboSonic management met with Messrs. Uberoi and Cagnossola at the offices of TurboSonic. At such meeting, MEGTEC expressed an interest in acquiring TurboSonic in its entirety.

On May 18, 2012, we had a discussion with Houlihan regarding the value of TurboSonic. On the same day, the board of directors of TurboSonic held a special meeting. Mr. Young presented the board with a cash flow analysis indicating TurboSonic’s declining cash position. Mr. Young also stated that TurboSonic had previously reported in its quarterly report on Form 10-Q for the quarter ended March 31, 2012, that its financial statements included a going concern qualification footnote and that TurboSonic’s OEM bookings for the year ending June 30, 2012 were not expected to meet internal projections due to poor economic conditions and delays in the adoption of anticipated clean air regulations.

On May 29, 2012, during a conference call between TurboSonic management and the special committee, Mr. Young updated Messrs. Alarie and Wright about TurboSonic’s cash flow. Mr. Young reported that the cash flow position would be in a critical range by August. Actual cash would be dependent upon timely collection of accounts receivable, strong performance on work in process and receipt of significant OEM orders.

On a conference call on June 1, 2012, TurboSonic management and representatives of Houlihan reviewed TurboSonic’s strategic options and summarized the expressions of interest that had been received from third parties with respect to a transaction with TurboSonic.

In a letter to Mr. Spink, dated June 7, 2012, Mr. Uberoi communicated MEGTEC’s non-binding expression of interest in a proposed acquisition of TurboSonic for a price of $0.24 to $0.26 per share, less the costs that may be incurred for any necessary reductions in staff and overhead expense.

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On June 7, 2012, during a conference call between TurboSonic management and the special committee, Mr. Young updated Messrs. Alarie and Wright about TurboSonic’s liquidity and capital resources. In addition, Mr. Young advised the special committee that Export Development Canada had revised the terms under which it would issue letters of credit for the account of TurboSonic, and would now require TurboSonic to post 50% of the face value of the letters of credit in cash as a condition to issuance. TurboSonic management stated that, as a result of the ongoing cash flow concerns and the position of EDC with regard to letters of credit, it would need to reduce overhead to be more in line with expected demand for its integrated air pollution control technologies. The special committee estimated that a transaction that would require stockholder approval would likely take 90 days or more to complete and, as a result, it concluded that the full board of directors should be updated at the board meeting scheduled immediately following the conference call concerning all available options considered by the special committee and TurboSonic management to date, so that the board would have an opportunity for a full discussion of the various alternatives.

The board of directors then reviewed the non-binding expression of interest from MEGTEC received on June 7, 2012. The board of directors requested TurboSonic management to seek clarification from MEGTEC on the proposed terms. In particular, the MEGTEC expression of interest suggested an offer of $0.24 to $0.26 per share, less costs of any necessary overhead expense and staff reductions. However, in prior discussions, MEGTEC had proposed to cover such costs. Mr. Spink stated that MEGTEC’s offer, after discounting for costs and financing, would actually only be about $0.05 per share, putting a valuation of only $1.0 million on TurboSonic. SNR Denton, TurboSonic’s outside legal counsel, discussed the board of directors’ fiduciary duties.

On June 14, 2012, Mr. Spink sent a letter to Mr. Uberoi in response to MEGTEC’s June 7, 2012 non-binding expression of interest. Mr. Spink’s letter advised Mr. Uberoi that the TurboSonic board of directors had appointed a special committee to consider a potential transaction with MEGTEC and had engaged financial and legal advisors to assist in the process. Mr. Spink also asked Mr. Uberoi to provide additional details with respect to the terms outlined in its June 7 non-binding express of interest and proposed an expedited limited due diligence process to enable MEGTEC to formulate a definitive proposal.

On June 19, 2012, Mr. Uberoi sent a letter to Mr. Spink in response to Mr. Spink’s June 14, 2012 letter, outlining preliminary due diligence materials that MEGTEC would require from TurboSonic in order for it to make a definitive proposal regarding a possible transaction with TurboSonic.

On June 20, 2012, MEGTEC sent a letter to Mr. Spink requesting due diligence information in order to enable it to determine whether MEGTEC could make a definitive proposal regarding a possible transaction with TurboSonic.

On June 28, 2012, Mr. Alarie, a member of the special committee, expressed to TurboSonic management that the preliminary structure of MEGTEC’s offer could be acceptable, subject to review by SNR Denton and further negotiation by management.

In July 2012, as a result of declining capital resources, TurboSonic commenced staff layoffs and terminated four staff members, approximately 8% of TurboSonic’s workforce.

On July 24, 2012, TurboSonic provided MEGTEC with updated unaudited financial statements for the year ended June 30, 2012.

On July 31, 2012, MEGTEC sent a revised term sheet to TurboSonic, which reflected the following terms:

•	Cash purchase price of $0.24 per share;
•	Acquisition would be structured as a cash tender to TurboSonic stockholders and the tender offer would be conditioned that at least 90% of the outstanding TurboSonic stock (on a fully diluted basis) be tendered. Following the tender offer, MEGTEC would effectuate a “cleanup merger,” which would have the effect of consolidating TurboSonic into MEGTEC; and
•	Break up fee of $250,000, in the event TurboSonic pursues a transaction with a party other than MEGTEC.
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At a meeting of the TurboSonic board of directors on August 1, 2012, the board of directors unanimously agreed that TurboSonic management should express to MEGTEC that TurboSonic was interested in its offer in principle, subject to certain changes including: (i) removal or revision of the requirement that 90% of the outstanding shares of TurboSonic be tendered in the tender offer, (ii) inclusion of an earn-out clause, or in the alternative an increase in the per share consideration, and (iii) reduction of the proposed break-up fee.

The special committee and the board unanimously agreed that management should assist the special committee in preparing a response letter to MEGTEC to suggest revised terms and directed that the letter be reviewed by the Board, SNR Denton and Houlihan before it was executed on behalf of the special committee and circulated to MEGTEC. While TurboSonic management continued to negotiate with MEGTEC, the board of directors and special committee continued to explore whether there were other possible opportunities that would be reasonably likely to yield a higher value to the TurboSonic stockholders for their shares. The board of directors requested that Mr. Young prepare a cash flow report to determine whether and what type of financing transaction, as opposed to a sale of the company, would support the continued operations of TurboSonic. Mr. Young subsequently proposed that $1.5 million in additional available cash could support our requirements for the next 12 months.

On August 7, 2012, the special committee responded to MEGTEC’s term sheet by sending a letter that included a revised term sheet. The special committee’s term sheet proposed that:

•	MEGTEC increase its $0.24 per share offer price, or in the alternative, provide an earn-out opportunity over a period of time, structured as a contingent value right;
•	the minimum percentage of TurboSonic common stock required to be tendered in the tender offer be reduced from 90% to a majority; and
•	the break-up fee be reduced to $100,000, payable to MEGTEC in the event that TurboSonic consummates a transaction with a party other than MEGTEC within 60 days after signing a definitive agreement with MEGTEC.

The special committee’s term sheet also provided that MEGTEC would provide interim financing of $1.5 million to TurboSonic in the form of convertible debt or preferred stock and proposed that an earnout opportunity be included for stockholders.

On August 9, 2012, Messrs. Spink and Uberoi discussed TurboSonic’s proposed revisions to the deal terms. Mr. Uberoi rejected the special committee’s request for an earn-out opportunity as being too complex and costly for MEGTEC.

On August 16, 2012, MEGTEC sent an alternative proposal to TurboSonic, including short-term financing of $1.0 million that may be pursued either in conjunction with, or lieu of, the proposed acquisition. MEGTEC’s alternative non-binding term sheet provided that:

•	MEGTEC would invest $1.0 million in TurboSonic in the form of convertible debt or preferred stock, convertible into common stock at a price of $0.15 per share;
•	The convertible debt or preferred stock would accrue interest or dividends at 10% per annum, and payment would be deferred for the first two years;
•	MEGTEC would receive common stock purchase warrants to purchase 11 million shares of TurboSonic common stock at an exercise price of $0.15 per share;
•	MEGTEC would receive exclusive sales, marketing and manufacturing rights (manufacturing rights on a right of first refusal) for TurboSonic products in the United States, China and India (the “Territory”) for five years; and would also receive a perpetual license of TurboSonic’s intellectual property to service the Territory, which would be exclusive for the first five years and non-exclusive thereafter;
•	MEGTEC would pay an advance royalty of $500,000 and a 3% royalty on net sales made by MEGTEC in the United States, China and India, which royalty would be increased to 4.5% if MEGTEC’s net sales of TurboSonic products exceeded an unspecified threshold;

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•	MEGTEC would procure certain key components and engineering services from TurboSonic at mutually agreeable prices; and
•	MEGTEC would be granted board observation rights until it owned 20% of TurboSonic’s outstanding common stock, at which point it could elect to continue board observation rights, or it could choose to designate two board members.

On August 16, 2012, the special committee reviewed MEGTEC’s proposed interim financing and discussed it with TurboSonic management. The special committee raised concerns regarding the issuance of warrants and terms of the license, and instructed Mr. Spink to discuss those concerns with Mr. Uberoi. Thereafter, Mr. Spink called Mr. Uberoi to discuss the special committee’s concerns on MEGTEC’s proposed terms.

On August 22, 2012, representatives from SNR Denton and Quarles & Brady, LLP, outside legal counsel to MEGTEC, discussed mechanics of MEGTEC’s proposed tender offer, including a suggestion that MEGTEC’s acquisition be structured as a merger that would be submitted for TurboSonic stockholder approval.

Also on August 22, 2012, Mr. Uberoi via an email to Mr. Spink, stated that due to risks and expenses associated with a merger structure, MEGTEC would only be prepared to offer $0.20 per share, which would still be a significant premium to the market price of TurboSonic stock as of the close of business on August 22, 2012. Mr. Spink negotiated with Mr. Uberoi and eventually, subject to respective board approval, settled on an offer of $0.22 per share, the midpoint between MEGTEC’s original offer of $0.24 per share and $0.20 per share.

On August 23, 2012, MEGTEC sent TurboSonic a revised term sheet concerning the potential acquisition of TurboSonic. MEGTEC’s revised term sheet provided for:

•	Cash purchase price of $0.22 per share;
•	Instead of a tender offer, the acquisition would be structured as a merger with a wholly owned subsidiary of MEGTEC;
•	Break-up fee of $100,000 and reimbursement of MEGTEC expenses in the event TurboSonic pursues an alternative transaction;
•	MEGTEC would provide a one-year $1.0 million loan, secured by a lien on all of TurboSonic’s assets, which would have to be repaid immediately upon certain events, such as a termination of the merger agreement or a material adverse change to TurboSonic.

On August 24, 2012, at a special meeting of the TurboSonic board of directors, the board reviewed the terms of MEGTEC’s proposal. SNR Denton advised that under the term sheet proposed by MEGTEC, if the proposed acquisition of TurboSonic were not approved by the stockholders, then TurboSonic would be required to repay the $1.0 million loan immediately, failing which MEGTEC could foreclose on its collateral. Moreover, the terms of the intellectual property license agreement proposed by MEGTEC were deemed unfavorable by TurboSonic management and the board. Mr. Alarie, a member of the special committee, also reported to the board of directors that there was currently no debt financing opportunity available that would not have an adverse affect on TurboSonic’s stock. Therefore, the board concluded that SNR Denton should review the terms proposed by MEGTEC in greater detail, and requested that TurboSonic management renegotiate with MEGTEC the terms of the proposed financing and license agreement to eliminate those aspects that raised the most concern.

On August 24, 2012, in response to MEGTEC’s revised term sheet, the special committee sent a letter to MEGTEC, stating that the special committee remains interested in pursuing MEGTEC’s proposed acquisition of TurboSonic. The special committee stated that TurboSonic’s board of directors would be amenable to structuring the acquisition as a merger on the terms proposed. However, the special committee’s letter stated that MEGTEC’s proposed interim financing terms were not acceptable, and the letter included a counter proposal with respect to the interim financing. The special committee’s proposed terms for the interim financing were:

•	Senior convertible note in the amount of $1.0 million, accruing interest at 10% per annum and convertible at $0.22 per share;

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•	Maturity at the earliest of one year, a change of control or an event of default; and
•	Secured by TurboSonic intellectual property.

On August 31, 2012, during a conference call between the special committee and TurboSonic management, Mr. Young updated the special committee on TurboSonic’s financial condition. Mr. Spink stated that unless TurboSonic received a cash injection, the independent auditors’ report in TurboSonic’s upcoming annual report would contain a going concern paragraph. During this call, the special committee, TurboSonic management, and SNR Denton discussed several of the proposed terms from MEGTEC’s August 23, 2012 term sheet, and the terms of the license agreement under discussion. The special committee had the following principal concerns:

•	that the license agreement should provide for a royalty beyond the first five years, and that the royalty paid to TurboSonic should be subject to a minimum;
•	that the terms of the draft license included intellectual property developed during the five years following the grant;
•	the proposed loan repayment term was only 30 days; and
•	the terms of the license were such that MEGTEC would control the licensed intellectual property.

On September 4, 2012, MEGTEC sent a request list for additional due diligence materials. Mr. Young set up a due diligence data room in response to MEGTEC’s request. Also on September 4, 2012, MEGTEC sent TurboSonic a revised term sheet. The changes in the revised term sheet related mostly to the terms of the licensing agreement. Among other changes to TurboSonic’s proposed licensing terms, MEGTEC proposed that upon certain triggering events, it would receive a perpetual, non-transferable license of TurboSonic’s intellectual property in the Territory, with a 3% royalty payment for only the first five years of the license and a $1.0 million initial license fee that would be payable on the effective date of the license. The interim financing to be provided by MEGTEC would convert to the $1.0 million initial license fee. The license would be non-exclusive in the United States and exclusive elsewhere in the Territory.

On September 5, 2012, the special committee raised objections to MEGTEC’s proposed licensing terms, and requested that MEGTEC send a revised term sheet.

On September 6, 2012, MEGTEC sent its final proposal. The proposal from MEGTEC was substantially identical to the terms proposed by MEGTEC on September 4, although MEGTEC proposed that if in any year after the first 2 years of the license it failed to pay to TurboSonic at least $250,000 in royalties the license in India and China could be converted to a non-exclusive license unless MEGTEC made up the shortfall. MEGTEC requested that TurboSonic respond no later than noon of September 7. On the evening of September 6, Messrs. Spink, Alarie and Uberoi spoke via telephone, and Mr. Uberoi confirmed that MEGTEC’s proposed terms were final.

On the morning of September 7, 2012, in a telephone meeting of the TurboSonic special committee, the special committee and TurboSonic management unanimously agreed that under the circumstances, the MEGTEC proposal represented the best alternative available to TurboSonic’s stockholders. The special committee recommended that management negotiate over the next 30 days in good faith to finalize a definitive merger agreement.

Later that morning, the TurboSonic board of directors held a special meeting. At the board meeting, the special committee reviewed the terms of MEGTEC’s final proposal. The special committee then recommended to the board that it approve MEGTEC’s final proposal and authorize management to execute MEGTEC’s letter of interest and accompanying exclusivity agreement under which MEGTEC had the exclusive right for a period of 30 days to negotiate the terms of a definitive merger agreement with TurboSonic.

The board of directors acknowledged that MEGTEC’s proposal represented the only viable offer that TurboSonic had at the time. Therefore, the Board unanimously authorized Mr. Spink to execute MEGTEC’s updated expression of interest and the exclusivity agreement.

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Furthermore, Mr. Wright advised the Board that he would not be available during the next four weeks. The Board then unanimously approved that Mr. Kivenko be added as the third member on the special committee.

On September 7, 2012, TurboSonic delivered an executed copy of the updated expression of interest and the exclusivity agreement to MEGTEC.

On September 11, 2012, Mr. Uberoi, along with Greg Linn, Senior Vice President and Chief Financial Officer, Rodney Schwartz, Business Director, Environmental, Climate and Energy Group and Ken Zak, Vice President, IEPG, Americas and Asia, of MEGTEC visited TurboSonic headquarters for a due diligence site visit.

On September 12, 2012, Robert Allan, Vice President Engineering, and Messrs. van Everdingen, Spink and Young of TurboSonic and Messrs. Zak, Schwartz and Linn of MEGTEC held a meeting to conduct further due diligence.

On September 19, 2012, a meeting of the special committee (with Messrs. Alarie and Kivenko in attendance), was held by conference call with TurboSonic management and SNR Denton to discuss MEGTEC’s proposed merger terms. During this call, Messrs. Alarie and Kivenko, TurboSonic management and SNR Denton identified certain provisions in the agreement that raised concerns. The issues raised included that: (i) the license of intellectual property granted to MEGTEC pursuant to the license agreement should be on a non-exclusive basis, unless and until triggered by certain events to be negotiated; (ii) upon such triggering events, the “buy-back” period allowing TurboSonic to regain exclusive rights to its intellectual property should be lengthened from 30 days to between 60 and 90 days; and (iii) the $1.0 million loan should be structured as a line of credit, allowing TurboSonic to draw on the loan only if needed. The special committee therefore requested that TurboSonic management and SNR Denton negotiate with MEGTEC and Quarles & Brady regarding these issues.

On September 20, 2012, SNR Denton and Quarles & Brady discussed preliminary terms of the merger agreement, secured promissory note and license agreement.

On September 21, 2012, Quarles & Brady sent initial drafts of the merger agreement, license agreement and promissory note to SNR Denton for consideration.

From September 24 to October 3, SNR Denton, TurboSonic management, the special committee, MEGTEC and Quarles & Brady engaged in extensive negotiations regarding the proposed merger agreement, promissory note, security agreement, license agreement and voting agreement and exchanged drafts of each document. The discussions regarding the merger agreement were focused on the “go-shop” provision, the break-up fee, and transaction expense limitations and reimbursement. The discussions on the promissory note and license agreement were focused the “buy-back” provision.

On October 2, 2012 in a conference call among Messrs. Spink, van Everdingen and Uberoi, as well as representatives from Houlihan, SNR Denton and Quarles & Brady, the following deal points were agreed upon in principle:

•	go-shop period of 14 calendar days;
•	break up fee under certain circumstances of $200,000, plus reimbursement of MEGTEC’s expenses up to $400,000; and
•	a 30-day window for TurboSonic to “buy back” the license upon a triggering event.

From October 3 to October 4, SNR Denton and Quarles & Brady revised the draft agreements to reflect and further refine the deal points tentatively agreed upon by TurboSonic and MEGTEC.

On October 8, the special committee held a meeting by conference call with Messrs. Spink and Young and SNR Denton to discuss the status of the negotiations with MEGTEC and the timetable for execution of definitive agreements. Mr. Spink reported to the special committee that MEGTEC identified certain items during its due diligence investigation that it asserted could impose additional costs on the Surviving Corporation post-closing of approximately $500,000, which amount represented approximately $0.03 per share of TurboSonic common stock

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outstanding. Messrs. Spink and Young advised the special committee that MEGTEC’s determination of the amount of such potential additional costs represented a “worst case scenario” and that there were a number of factors that they believed are likely to mitigate the total amount of such additional costs and the likelihood that they would be incurred. The special committee discussed with Messrs. Spink and Young the impact on timing of the transaction if TurboSonic were to engage in protracted negotiations with MEGTEC about these items. In order to avoid further delays in completion of the merger agreement, the special committee directed Mr. Spink to try to negotiate with MEGTEC a settlement of these items and authorized Mr. Spink to agree to an adjustment in the merger consideration of up to $0.01 per share if necessary to resolve the matter.

On October 9, Quarles & Brady and Messrs. Uberoi, Linn and Zakos on behalf of MEGTEC and SNR Denton, Messrs. Spink and Young on behalf of TurboSonic continued to negotiate the final terms of the proposed merger agreement, secured promissory note and intellectual property license agreement. MEGTEC and TurboSonic were unable to agree on the appropriate allocation of responsibility for the potential additional costs identified by MEGTEC. On the same date, Mr. Uberoi and Mr. Spink had a telephone conversation during which Mr. Uberoi repeated that MEGTEC calculated the potential additional costs related to the items in question to be equivalent to $0.03 per share and proposed that the merger consideration be reduced by $0.02 per share in order for MEGTEC to assume the risk of these items. Mr. Spink advised Mr. Uberoi at that time that the special committee was prepared to authorize an adjustment to the merger consideration of no more than $0.01 per share to resolve all remaining open issues on the merger agreement. Rather than negotiate for a protracted period over the allocation of risk regarding such items, since the potential exposure was not subject to any pending or threatened claim or proceeding, MEGTEC agreed to assume responsibility for such items if the merger consideration was reduced from $0.22 per share to $0.21 per share, a reduction equal to approximately 37% of the aggregate potential exposure as calculated by MEGTEC.

On October 10, 2012, the special committee held a meeting by conference call to discuss the final terms of the merger agreement and related documents, and to make an evaluation of whether to recommend the merger agreement to the TurboSonic board of directors. Also on the call were representatives of Houlihan and SNR Denton, to assist the special committee in its evaluation. Houlihan presented to the special committee an analysis of the range of values of TurboSonic’s common stock under different valuation methodologies and provided its opinion that the proposed merger consideration of $0.21 per share under the merger agreement with MEGTEC is fair, from a financial point of view, to the stockholders of TurboSonic. SNR Denton then described to the special committee the terms of the merger agreement, including:

•	a price of $0.21 per share;
•	go-shop period of 14 calendar days, during which TurboSonic would be permitted to solicit a superior deal from third parties;
•	termination by either party under certain conditions;
•	break up fee of $200,000 under certain circumstances, plus reimbursement of MEGTEC’s expenses up to $400,000;
•	$513,000 cap on TurboSonic’s transaction expenses (as defined);
•	six month deadline to consummate the transaction;
•	$1.0 million credit facility to TurboSonic;
•	license agreement providing for exclusive use by MEGTEC of TurboSonic’s technology in China and India, and non-exclusive use in the United States, and non-exclusive rights in China, India and the United States to trademarks and works protected by TurboSonic’s copyrights, upon certain triggering events;
•	30 day “buy-back” period if specified triggering events occur;
•	annual royalty of 3% of net sales for the first five years of the license; if MEGTEC fails to pay at least $250,000 the technology license in India and China converts to a non-exclusive license; and
•	execution of a voting agreement by the founder, executive officers and directors of TurboSonic who beneficially own shares of TurboSonic stock.

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Following the opportunity for the board of directors to ask questions of SNR Denton and Houlihan and further deliberation, the special committee unanimously agreed to recommend to the board of directors that the board approve the merger agreement and submit it to the stockholders.

Later, on October 10, 2012, the TurboSonic board of directors held a meeting to consider the merger agreement and the special committee’s recommendation. SNR Denton reminded the directors of their fiduciary duties under Delaware law applicable to their consideration and approval of the merger agreement and related transactions. Houlihan gave a presentation to the board of directors regarding its fairness opinion. The special committee reported to the board of directors on the special committee’s deliberations, determination and recommendation. The special committee was of the opinion, based on its review and the opinion of Houlihan, that the merger agreement and the transaction contemplated by the merger agreement, including the Merger, were advisable, fair to and in the best interest of TurboSonic and TurboSonic’s stockholders and recommended that the board of directors approve the merger agreement, license agreement, promissory note and security agreements.

The board of directors then deliberated on the merger agreement and the transactions contemplated thereby. After the deliberations were completed, the full board of directors unanimously approved the merger agreement, license agreement, promissory note and security agreements. Mr. Spink was authorized to execute the agreements, and on the afternoon of October 10, 2012, TurboSonic and MEGTEC entered into the merger agreement, license agreement, promissory note and security agreements.

Following the execution of the agreements, on October 11, 2012, TurboSonic issued a press release announcing the execution of the merger agreement with MEGTEC.

On October 24, 2012, the “go-shop” period as set forth in the merger agreement expired. Houlihan reported that during the “go-shop” period it contacted six parties that had indicated interest in TurboSonic. Of the six parties contacted, three responded and indicated that they had no interest in pursuing a bid at this time. The only expression of interest received was an unsolicited offer letter from a private company based in Canada that was unable to demonstrate the financial wherewithal to complete a transaction with TurboSonic. Therefore, the special committee and the board of directors concluded that such offer was not reasonably likely to constitute a superior proposal to the merger with MEGTEC within the meaning of the merger agreement, so we did not pursue further discussions with that company.

Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger

The Special Committee

As described above, in March 2012, TurboSonic’s board of directors reconvened the special committee, which consisted initially of two independent directors and which was expanded to add a third independent director on September 7, 2012, to review and evaluate TurboSonic’s strategic alternatives. The members of the special committee are not employees of TurboSonic and have no relationship with MEGTEC or any of its affiliates. The board of directors did not identify any conflict of interest on the part of any individual director or executive officer in connection with the proposed merger and other transactions with MEGTEC, but viewed the special committee’s involvement as providing an additional measure of stockholder protection. The special committee oversaw the negotiations between management of TurboSonic and MEGTEC and acted as a liaison between the full board of directors, on the one hand, and TurboSonic management, TurboSonic’s legal advisors, SNR Denton US LLP, and the special committee’s financial advisor, Houlihan Capital, on the other hand. The special committee reported regularly to, and frequently met jointly with, the full board of directors on all aspects of the transaction.

The special committee, by unanimous vote at a meeting held on October 10, 2012 and after a presentation by its financial advisor, determined that the merger, the merger agreement and the transactions contemplated thereby are fair to and in the best interests of TurboSonic’s stockholders. The special committee approved the merger and the merger agreement and recommended that TurboSonic’s stockholders vote to adopt the merger agreement. The special committee also recommended that TurboSonic’s board of directors approve the proposed transaction, including the merger, the merger agreement, the secured promissory note, the intellectual property license agreement

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and the other transactions contemplated thereby, and recommend to TurboSonic’s stockholders that they vote to adopt the merger agreement.

In the course of reaching the determinations and making the recommendations described above, the special committee considered a number of factors. The material factors are summarized below.

The special committee viewed the following factors as being generally positive or favorable in coming to its determinations and recommendations:

•	that the merger enhances value for TurboSonic’s stockholders by providing them with liquidity, without the risk to them of the limited trading volume in, and volatility in the market price of, TurboSonic’s common stock;
•	the relationship between the merger consideration of $0.21 per share and the recent market prices of TurboSonic’s common stock, including the fact that the merger consideration represents a 110% premium over the closing price ($0.10) of a share of TurboSonic’s common stock on the OTCQB on October 9, 2012, the last trading day before the public announcement of the execution of the merger agreement;
•	that the merger would eliminate the risk to TurboSonic’s stockholders that we may not have sufficient capital resources, without additional financing, to support our operations for more than six months;
•	that our audited consolidated financial statements for the year ended June 30, 2012 contain a going concern paragraph as a result of significant losses during the two years ended June 30, 2012;
•	the special committee’s understanding of TurboSonic’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the nature of TurboSonic’s business and the industry in which it competes;
•	that stockholders of TurboSonic that do not vote in favor of the adoption of the merger agreement and that do not otherwise waive their appraisal rights will have the opportunity to demand an appraisal of the fair value of their shares under Delaware law;
•	the negotiations with respect to the merger consideration that, among other things, led to a final offer of $0.21 per share of TurboSonic common stock and a commitment from MEGTEC to provide financing of up to $1,000,000 to enable TurboSonic to meet working capital needs, and the special committee’s determination that, following extensive negotiations between TurboSonic and MEGTEC, $0.21 per share was the highest price that MEGTEC would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations, assertions made by MEGTEC during the negotiation process and the experience of the special committee and its advisors;
•	the fact that, despite substantial marketing efforts, the special committee did not receive and was not aware of any firm bids from potentially interested third parties other than MEGTEC during the past two years;
•	the special committee’s belief that the “Go-Shop” provision in the merger agreement would enable the special committee, through Houlihan Capital, to engage in another round of marketing efforts and evaluate whether or not any transaction with a third party could be consummated at this time that would result in the stockholders of TurboSonic receiving an amount greater than $0.21;
•	that the special committee received from its financial advisor, Houlihan Capital, an opinion delivered orally at the special committee meeting on October 10, 2012, and subsequently confirmed in writing as of the same date, to the effect that based upon and subject to the limitations and qualifications set forth in the written opinion, as of the date of the opinion, the merger consideration of $0.21 per share in cash to be received by our stockholders in the merger was fair, from a financial point of view, to such stockholders;

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•	the presentation by Houlihan Capital to the special committee on October 10, 2012 in connection with the foregoing opinion;
•	that the consideration and negotiation of the merger agreement was conducted by management of TurboSonic under the oversight of the members of the special committee, which consists of three of TurboSonic’s directors, each of whom is an outside, non-employee director; and
•	the terms and conditions of the merger agreement including:
•	the merger is conditioned upon the adoption of the merger agreement by the holders of a majority of the outstanding shares of TurboSonic common stock;
•	that the merger agreement allows the board of directors, acting by majority vote, to change or withdraw the board of directors’ recommendation of the merger agreement if a superior proposal is received from a third party and the board of directors determines that such action is required to comply with its fiduciary duties to the stockholders of TurboSonic under applicable law; and
•	that the merger agreement allowed the board of directors to seek alternative acquisition proposals for a period of 14 days following the execution of the merger agreement and to continue negotiations for an additional period of 14 days with any third party that submitted a proposal during the go-shop period that a majority of the board of directors determined was a superior proposal and was reasonably likely to be consummated.

In the course of reaching the determinations and making the recommendations described above, the special committee considered the following factors to be generally negative or unfavorable in making its determinations and recommendations:

•	the fact that TurboSonic’s stockholders will have no ongoing equity participation in TurboSonic following the merger, and that TurboSonic’s stockholders will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of TurboSonic common stock, and will not participate in any potential future sale of the company to a third party or any potential recapitalization of us which could include a dividend to stockholders;
•	that MEGTEC could realize significant returns on its equity investment in the Surviving Corporation following the merger;
•	the possibility that MEGTEC could sell some or all of TurboSonic following the Merger to one or more purchasers at a valuation higher than that being paid in the merger; and
•	the provisions in the merger agreement that require TurboSonic to reimburse MEGTEC’s expenses up to $400,000 and, under certain circumstances, pay MEGTEC a termination fee of $200,000 if the merger agreement is terminated.

The foregoing discussion of the information and factors considered by the special committee addresses the material factors considered by the members of the committee in their consideration of the merger agreement. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination and recommendation. In addition, individual members of the special committee may have given different weights to factors. The special committee approved the merger agreement and the merger and recommended adoption of the merger agreement based upon the totality of the information presented to and considered by it. The special committee conducted extensive discussions of, among other things, the factors described above, including asking questions of our management and legal advisors and the special committee’s financial advisor, and unanimously determined that the merger is both procedurally and substantively fair to and in the best interests of our stockholders, and to recommend to the board of directors that it approve the merger agreement and the merger.

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The Board of Directors

TurboSonic’s board of directors created the special committee in March 2012 to review and evaluate TurboSonic’s strategic alternatives. Following receipt by TurboSonic’s Chief Executive Officer of a non-binding expression of interest, dated June 7, 2012, from MEGTEC for a potential acquisition of TurboSonic, the special committee oversaw the negotiations between management of TurboSonic and MEGTEC for such a transaction. The special committee reported to and consulted with the full board of directors on all aspects of the proposed transaction with MEGTEC. On October 10, 2012, TurboSonic’s board of directors met to consider the report and recommendation of the special committee. On the basis of the special committee’s recommendation and the factors considered by the special committee as described above, TurboSonic’s board of directors (1) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, the unaffiliated stockholders of TurboSonic, (2) approved the voting agreement, the secured promissory note and related security agreements, and the intellectual property license agreement, and (3) recommended that TurboSonic’s stockholders vote to adopt the merger agreement.

In determining that the merger agreement is advisable and fair to, and in the best interests of, the unaffiliated stockholders of TurboSonic and approving the merger agreement and the transactions contemplated thereby, including the merger, and recommending that TurboSonic’s stockholders vote for the adoption of the merger agreement, the board of directors considered a number of factors, including the following material factors:

1. The determination and recommendation of the special committee; and

2. The factors considered by the special committee, described above as factors that the special committee viewed as being generally positive or favorable, which the board of directors adopted in determining that overall the merger agreement is advisable, fair to, and in the best interests of, the unaffiliated stockholders of TurboSonic.

The foregoing discussion of the information and factors considered by TurboSonic’s board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, TurboSonic’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. These factors generally figured positively or favorably.

Despite the fact that TurboSonic’s board of directors did not retain an unaffiliated representative to act solely on behalf of TurboSonic’s stockholders for the purposes of negotiating the terms of the merger agreement, the board of directors believes that the merger is procedurally fair because of (1) the independence, absence of conflicts of interest and role and actions of the members of the special committee (permitting them to represent effectively the interests of TurboSonic’s stockholders) and (2) the terms of the merger agreement, which require the approval by the holders of a majority of the outstanding shares of TurboSonic common stock. The board of directors believes that each of these procedural safeguards supports its decision and provides assurance of the fairness of the merger to TurboSonic’s stockholders.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee and the board of directors considered the following factors relating to the procedural safeguards that the special committee and board of directors believe were present to ensure the fairness of the merger and to permit the special committee and board of directors to represent the interests of our unaffiliated stockholders, each of which the special committee and board of directors believe supports its decision and provides assurance of the fairness of the merger to TurboSonic and its stockholders:

•	that the special committee consists solely of independent, non-employee directors;
•	that the compensation to the special committee members for serving on the special committee was in no way contingent on their approving the merger agreement and taking the other actions described in this proxy statement;
•	that the special committee retained and was advised by Houlihan Capital as its independent financial advisor;

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•	that the special committee actively participated in the oversight of negotiations between management of TurboSonic and MEGTEC;
•	the fact that the board of directors had ultimate authority to decide whether to proceed with a transaction or any alternative transaction;
•	that the special committee, from its inception, and the board of directors were authorized to consider alternative third party transactions, and the merger agreement provided for a go-shop period;
•	the fact that the special committee and the board of directors were aware that they had no obligation to recommend any transaction; and
•	that the special committee and the board of directors made their evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement.

The special committee and the board of directors did not consider liquidation value in determining the fairness of the merger to TurboSonic’s stockholders because of their belief, after consultation with the special committee’s financial advisors, that liquidation value would likely yield proceeds to the stockholders significantly less than the merger consideration. Accordingly, the valuation analyses presented by Houlihan Capital to the special committee as described in "— Opinion of Financial Advisor to the Special Committee” was based on the operation of TurboSonic as a continuing business, and, to that extent, such analyses could be collectively characterized as forms of going concern valuations.

The special committee and the board of directors also did not consider net book value in determining the fairness of the merger to TurboSonic’s stockholders because of their belief, after consultation with the special committee’s financial advisors, that net book value does not present a meaningful valuation metric for TurboSonic and its business as TurboSonic’s value is derived from the cash flows generated from its continuing operations. As of June 30, 2012, the net book value of our common stock was $0.11 per share.

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Opinion of Houlihan Capital, LLC, Financial Advisor to TurboSonic Technologies, Inc.

The special committee of the board of directors of TurboSonic retained Houlihan Capital, LLC to act as its financial advisor in connection with the Offer. Houlihan is an investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. TurboSonic selected Houlihan to act as its financial advisor in connection with the merger on the basis of Houlihan’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with TurboSonic and its business.

On October 10, 2012 Houlihan made a presentation to the special committee and delivered a written opinion dated October 10, 2012, stating that, as of that date, based upon and subject to the assumptions made, matters considered, and limitations on Houlihan’s review as set forth in Houlihan’s opinion, the total consideration to be received by the stockholders of TurboSonic in conjunction with the merger was fair, from a financial point of view, to those stockholders.

The full text of Houlihan’s opinion is attached as Annex C to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Houlihan in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. TurboSonic’s stockholders are urged to read the entire opinion carefully in connection with their consideration of the merger.

Houlihan’s opinion speaks only as of the date of the opinion and was necessarily based upon financial, economic, market and other conditions as they existed, and could be evaluated, on that date as well as the consideration to be received in connection with the merger. Events occurring after that date could materially affect its opinion. Houlihan has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion. TurboSonic has not obtained, nor will it obtain, an updated fairness opinion from Houlihan to reflect the current terms of the merger. Houlihan’s fairness opinion was approved by Houlihan’s internal fairness committee.

Houlihan’s opinion does not constitute a recommendation as to how any stockholders of TurboSonic should vote on the merger.

Process

In arriving at its opinion, Houlihan reviewed and analyzed all the information it deemed necessary and appropriate. In particular, Houlihan:

•	Held discussions with TurboSonic’s management regarding the details of the merger and the history and outlook of TurboSonic;
•	Reviewed TurboSonic’s audited financial statements for the fiscal years ended June 30, 2011 and 2010 and the unaudited statements presented in the Form 10-Q for the three months ended March 31, 2012;
•	Reviewed TurboSonic’s draft financial statements for the fiscal year ended June 30, 2012;
•	Reviewed projected model income statements prepared by TurboSonic’s management for the fiscal years ending June 30, 2013 through 2017;
•	Reviewed the Agreement and Plan of Merger by and between MEGTEC, Merger Sub and TurboSonic dated as of October 10, 2012;
•	Reviewed the Voting Agreement by and among MEGTEC and the stockholders of TurboSonic named therein, dated October 10, 2012;
•	Reviewed the Secured Promissory Note issued by TurboSonic, TurboSonic Canada, Inc., and TurboSonic Inc. to MEGTEC, dated October 10, 2012;
•	Reviewed the Second Lien Security Agreement by and between TurboSonic and MEGTEC, dated October 10, 2012;
•	Reviewed the Patent Security Agreement by and between TurboSonic and MEGTEC, dated October 10, 2012;
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•	Reviewed the Trademark Security Agreement by and between TurboSonic and MEGTEC, dated October 10, 2012;
•	Reviewed the General Security Agreement by and among TurboSonic, TurboSonic Canada Inc., TurboSonic Inc. and MEGTEC, dated October 10, 2012;
•	Reviewed the License Agreement by and among Company, TurboSonic Inc. and MEGTEC, dated October 10, 2012;
•	Reviewed the industry in which TurboSonic operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;
•	Developed indications of value for TurboSonic using generally accepted valuation methodologies;
•	Reviewed certain other relevant, publicly available information, including economic, industry, and Company specific information.

In addition, Houlihan held discussions with TurboSonic management and staff of TurboSonic and its advisors concerning the business and operations, assets, present condition and future prospects of TurboSonic, and undertook such other studies, analyses and investigations as Houlihan deemed relevant and appropriate.

In preparing its opinion, Houlihan assumed and relied upon the accuracy and completeness of, and did not independently verify, the information supplied or otherwise made available to Houlihan by TurboSonic and its advisors, discussed or reviewed by or for Houlihan or publicly available, and did not make any, independent verification of any such information. Houlihan further relied on the assurance of TurboSonic management and staff of TurboSonic and its advisors that they were unaware of any facts that would make such information incomplete or misleading.

Houlihan did not subject such information to either (i) any independent review by Houlihan or a third party of any kind, or (ii) an audit in accordance with generally accepted auditing standards or the Statement on Standards for Prospective Financial Information issued by the American Institute of Certified Public Accountants. Further, the preparation of Houlihan’s opinion did not include a detailed review of any Company transactions, and cannot be expected to identify errors, irregularities or illegal acts, including fraud or defalcations, that may exist. In addition, Houlihan assumed and relied upon the reasonableness and accuracy of TurboSonic’s financial projections, forecasts and analyses provided to Houlihan, and assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on a basis reflecting the best available judgments and estimates of TurboSonic management. Accordingly, Houlihan did not express an opinion or any other form of assurance on the accuracy, completeness or correctness (or, in the case of projections, forecasts and analyses or the assumptions upon which they may be based, the achievability) of such information.

Houlihan’s opinion was necessarily based upon economic, market, and other conditions and circumstances as they existed and could be evaluated as of the date thereof. Although such conditions and circumstances have changed or may change in the future, Houlihan neither has, nor had, any obligation to update, revise or reaffirm its opinion. Further, Houlihan expressed no opinion as to the fairness of any consideration paid in connection with any other agreements ancillary to the merger between TurboSonic and MEGTEC. In addition, Houlihan expressed no opinion as to the fairness of the amount or nature of the compensation to any of TurboSonic’s officers, directors, or employees relative to the consideration to be received by TurboSonic.

In arriving at its opinion, Houlihan did not conduct a physical inspection of the properties and facilities of TurboSonic and did not review any of the books and records of TurboSonic. Houlihan neither made nor obtained any evaluations or appraisals from a third party of the assets of TurboSonic. Houlihan’s opinion assumed that the merger would be consummated without waiver or modification, by any party thereto, of any of the material terms or conditions contained in the merger agreement and that the final form of the merger agreement would be substantially similar in all material respects to the draft reviewed by Houlihan.

Houlihan did not provide advice concerning the structure of the merger. Houlihan assumed without independent investigation that the terms of the merger contemplated by the merger agreement and related transactions were the most beneficial terms from TurboSonic’s perspective that could under the circumstances be negotiated among the parties to such transactions, and Houlihan expressed no opinion as to whether any alternative

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transaction might have resulted in terms and conditions more favorable to TurboSonic or its stockholders than those contemplated by the merger agreement.

In connection with rendering its opinion, Houlihan performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Houlihan was carried out to provide a different perspective on the merger contemplated by the merger agreement and to enhance the total mix of information available. Houlihan did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the total consideration to TurboSonic stockholders, but rather considered such analyses in the aggregate. Further, the summary of Houlihan’s analyses described below is not a complete description of the analyses underlying Houlihan’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Houlihan made qualitative judgments as to the relevance of each analysis and factor that it considered.

In addition, Houlihan may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions so that the range of valuations resulting from any particular analysis described below should not be taken to be Houlihan’s view of the value of TurboSonic’s assets. The estimates contained in Houlihan’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Houlihan’s analyses and estimates are inherently subject to substantial uncertainty. Houlihan’s analyses must be considered as a whole. Selecting portions of these analyses or the factors considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Houlihan in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format. In order to fully understand Houlihan’s financial reviews and analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and, if viewed in isolation, could create a misleading or incomplete view of the financial analyses performed by Houlihan.

The opinion of Houlihan was just one of the many factors taken into account by the special committee and the board of directors in making their determination to approve the merger, including those described elsewhere in this proxy statement.

Fairness to Stockholders of TurboSonic

In arriving at its fairness opinion, Houlihan performed a comparable company analysis, a comparable transaction analysis, and a discounted cash flow analysis, each as more fully discussed below. Houlihan compared the total consideration of $3.9 million contemplated by the merger agreement at the time that Houlihan rendered its opinion with each of the three distinct analyses described below under “Comparable Company Analysis”, “Comparable Transaction Analysis”, and “Discounted Cash Flow Analysis”. Houlihan noted that the multiples implied by the merger are reasonable relative to broadly similar public companies and recent transactions involving broadly similar companies. Further, the total merger consideration was within the valuation range indicated by the Discounted Cash Flow Analysis. On this basis, Houlihan was of the opinion that the total consideration to be paid in the merger contemplated by the merger agreement was fair, from a financial point of view, to the stockholders of TurboSonic.

Consideration Analysis

Houlihan noted that the total indicated value of the consideration payable at the closing of the merger contemplated by the Agreement, is approximately $3.9 million in cash.

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Comparable Company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to TurboSonic with respect to business and revenue model, operating sector, and size. Truly comparable publicly traded companies were not available for TurboSonic. TurboSonic’s primary competitors are all either privately held companies or operate as divisions of larger, more diversified organizations for which no market value has been established. Since these companies are not publicly traded, it is not possible to use them as a basis for making inferences regarding the market value of TurboSonic. As a result, Houlihan looked broadly for companies that provide similar, but not directly comparable services to TurboSonic. Companies identified were those that most closely resemble TurboSonic in terms of environment and risk characteristics. In selecting guideline public companies, Houlihan searched for companies engaged in similar lines of business, with similar products/solutions, operations, employee bases, and operating and margin structure. Although included herein, Houlihan generally considers the identified public companies as too diverse to be considered truly comparable for benchmarking purposes. Houlihan also notes that certain of the public companies are relatively thinly traded.

Ticker	Name
NYSE:CLC	CLARCOR, Inc.
NYSE:DCI	Donaldson Company, Inc.
NYSE:MPR	Met-Pro Corp.
NasdaqGM:CECE	CECO Environmental Corp.
NasdaqGS:PMFG	PMFG, Inc.
TSX:XBC	Xebec Adsorption, Inc.
NasdaqGS:GLPW	Global Power Equipment Group, Inc.
TSXV:TMG	Thermal Energy International, Inc.

Houlihan generated multiples with respect to the comparable companies calculated as follows:

•	Enterprise value, divided by EBITDA for the latest 12 months and for the next two fiscal years;
•	Enterprise value, divided by Revenue for the latest 12 months and for the next two fiscal years; and
•	Enterprise value, divided by EBIT for the latest 12 months.

The results of Houlihan’s market multiple approach are summarized as follows:

TurboSonic Technologies, Inc.
Valuation Multiple Analyses

		EV / Revenue			EV / EBITDA			EV / EBIT
Ticker	Company Name	LTM	NFY[1]	NFY + 1[1]	LTM	NFY[1]	NFY + 1[1]	LTM
OTCPK: TSTA	TurboSonic Technologies Inc.	0.03x	0.02x	0.02x	NM	0.5x	0.5x	NM
NYSE:CLC	CLARCOR Inc.	1.82x	1.82x	1.71x	9.5x	9.6x	8.9x	11.2x
NYSE:DCI	Donaldson Company, Inc.	2.04x	1.91x	1.79x	11.8x	10.9x	10.2x	13.8x
NYSE:MPR	Met-Pro Corp.	0.97x	0.93x	0.88x	7.9x	7.6x	6.1x	9.3x
NasdaqGM:CECE	CECO Environmental Corp.	0.92x	0.88x	0.75x	7.7x	6.6x	5.5x	8.4x
NasdaqGS:PMFG	PMFG, Inc.	0.76x	0.67x	0.57x	22.1x	9.0x	4.2x	80.8x
TSX:XBC	Xebec Adsorption Inc.	0.89x	N/A	N/A	NM	N/A	N/A	NM
NasdaqGS:GLPW	Global Power Equipment Group Inc.	0.52x	0.43x	0.40x	9.6x	7.6x	5.3x	10.3x
TSXV:TMG	Thermal Energy International Inc.	0.52x	N/A	N/A	48.5x	N/A	N/A	NM

	Max[2]	2.04x	1.91x	1.79x	48.5x	10.9x	10.2x	80.8x
	Median[2]	0.90x	0.91x	0.81x	9.6x	8.3x	5.8x	10.7x
	Mean[2]	1.05x	1.11x	1.02x	16.7x	8.5x	6.7x	22.3x
	Min[2]	0.52x	0.43x	0.40x	7.7x	6.6x	4.2x	8.4x
	STDEV[2]	0.57x	0.62x	0.59x	14.9x	1.6x	2.3x	28.7x

(1) TurboSonic forward multiples calculated based on its management’s projections.

(2) Summary statistics exclude TurboSonic.

Houlihan noted that relative to the public companies, TurboSonic is significantly smaller (e.g., revenue, EBITDA, total assets), has lower profitability, has lower historical growth, and has a similarly low level of leverage. In general, TurboSonic compares unfavorably to the public companies on size, profitability, growth and risk. Based on a review of the financial statistics and consideration of the qualitative factors, TurboSonic appears to represent a

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greater investment risk relative to the public companies as a group. As a result, Houlihan would expect TurboSonic to trade at multiples that were below those of the public companies, particularly with respect to an Enterprise Value to Revenue multiple due to the significant differences in profitability between TurboSonic and the public companies.

TurboSonic’s market multiples implied by the transaction are as follows:

TurboSonic Technologies, Inc.
Implied Transaction Multiples

Transaction Price per Share		$0.21
Times: Number of Shares Outstanding[1]		18,554,112
Net Value to Shareholders		3,896,364
Plus: Interest-Bearing Debt		-
Implied Enterprise Value		3,896,364

FYE	2012[1]	2013E2
Net Sales	$16,289,795	$21,236,491
Implied EV / Revenue	0.24x	0.18x
% of Median	26.4%	20.2%

EBITDA	($1,094,330)	$1,076,245
Implied EV/ EBITDA	NM	3.6x
% of Median	NM	43.6%

1 Source: Draft June 30, 2012 financial statements. Figure excludes outstanding, out-of-the money options.

2 Forecast per TurboSonic management.

The implied multiples are lower than those of the public companies, consistent with relative profitability and risk. Houlihan opined that based on its analysis, the implied market multiples appear reasonable relative to those of the publicly traded companies.

Please be advised that none of the comparable companies have characteristics identical to TurboSonic. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis

A comparable transaction analysis involves a review of merger, acquisition, and asset purchase transactions involving target companies that are in related industries to TurboSonic with respect to business and revenue model, operating sector, and size. Houlihan identified only two transactions involving companies broadly similar to TurboSonic in the last five years. Because of the small number of transactions found and the limited financial information available on the companies, Houlihan did not place a significant amount of weight on the transactions. However, Houlihan noted that the Revenue to Enterprise Value multiples observed generally support the multiple implied by the merger. For example, the Environmental Filtration Technologies transaction on September 26, 2012 was priced at 0.30x LTM revenues.

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TurboSonic Technologies, Inc.
Comparable Transactions Method - M&A Transactions

($ in millions)

Target	Buyer / Investor	Closed Date	Total Transaction Size	Enterprise Value	EBITDA Margin %	Enterprise Value/ Revenue	Enterprise Value/ EBITDA

Environmental Filtration Technologies, LLC	Nederman Holding AB (publ)	09/26/2012	$ 37.7	$ 37.6	N/A	0.30x	N/A
Fisher-Klosterman, Inc.	CECO Environmental Corp.	02/29/2008	$ 24.8	$ 21.7	4.7%	0.61x	13.120x

				Max	4.7%	0.61x	13.12x
				Median	4.7%	0.46x	13.12x
				Min	4.7%	0.30x	13.12x
				Mean	4.7%	0.46x	13.12x
				STDEV	NM	0.22x	NM

Please be advised that none of the target companies in the comparable transactions have characteristics identical to TurboSonic. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow, discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. The discounted cash flow analysis is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

Houlihan relied upon a 5-year forecast as provided by TurboSonic management including expectations of future revenues and expenses. Houlihan then considered TurboSonic’s historical working capital and capital expenditure trends. Increases in working capital were assumed to be funded through TurboSonic’s cash account. Debt free cash flows were estimated by adding projected depreciation to projected net income and then subtracting any capital expenditures and working capital additions. To be conservative, Houlihan assumed no capital expenditures will be made over the forecast period. Houlihan noted that historical capital expenditures have been low, consistent with TurboSonic’s asset-light strategy. Some assumptions inevitably will not materialize and unanticipated events and circumstances may occur. Therefore, the actual results achieved may vary materially from the estimated results.

As of June 30, 2012, TurboSonic had a net operating loss (“NOL”) carry forward balance of approximately $5.4 million available to offset income taxes payable in years 2018 to 2032. As a general rule, NOLs can generally be used to recover past tax payments or reduce future tax payments. Further, a successor corporation may be allowed to carry over the NOL and certain other items of its predecessor under specific conditions; however after a reorganization or other change in corporate ownership, the use of certain carry forwards may be limited or prohibited. For purposes of its analysis, Houlihan has included the tax benefits associated with TurboSonic’s NOL based on estimated utilization without limitations. The present value of these tax benefits has been included in the fair value estimate derived via application of the income approach.

The second step in the discounted cash flow analysis is to discount the projected net cash flows to present value at an appropriate discount rate. For purposes of Houlihan’s analysis, the appropriate discount rate is a weighted average cost of capital (“WACC”), calculated using estimates of required equity rates of return and after-tax costs of debt based upon the pro forma average cost of debt for TurboSonic.

 Houlihan employed a range of required rates of return based on TurboSonic’s estimated cost of equity. The derived range of 22.0% to 26.0% was developed utilizing the Capital Asset Pricing Model (“CAPM”). The CAPM is based on the proposition that any stock’s required rate of return is equal to the risk-free rate of return, plus its risk

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premium. Houlihan adjusted the CAPM with a size premium, as the companies in the peer group on which the beta is calculated are much larger relative to TurboSonic. Houlihan’s analysis included a company-specific risk premium ranging between 3.0% and 7.0% to account for the risk associated with the forecasted growth relative to recent performance. The calculated range of discount rates is further supported by the rates of return required by venture capital firms. Even though TurboSonic would not be considered to be in an early stage of development, the significant risks surrounding TurboSonic would justify a cost of capital similar to those required for a venture capital investment.

Utilizing a terminal growth rate of 3.5% and a range of discount rates of between 22.0% and 26.0%, Houlihan calculated the implied equity values. The results of Houlihan’s discounted cash flow analysis are shown below.

($ in millions)	Implied Equity Value Range
Fair Market Value – Equity Value	$ 3.9 to 4.6

Additional Considerations

•	Houlihan notes that a liquidation scenario would likely result in lower proceeds to TurboSonic’s stockholders. As of June 30, 2012, TurboSonic had net working capital of approximately $1.9 million. Houlihan believes in a liquidation scenario it is unlikely any material value could be realized for TurboSonic’s other assets including its property and equipment, deferred taxes and goodwill. Realization of net working capital would thus result in net distributable proceeds of approximately $2.0 million, or $0.11 per share. This implied liquidation value, however, is most likely overstated as it does not account for the costs that would be incurred to effectuate the liquidation, including costs to terminate employees, collect accounts receivable and other similar costs.
•	The historical and current market prices of the common stock – It was noted that, as of October 9, 2012, the merger consideration represented a 110% premium to the publicly-traded price of TurboSonic’s stock. In the last year, TurboSonic’s stock has traded between $0.08 and $0.45 per share.
•	The net book value, going concern value, and liquidation value of TurboSonic – As described above, Houlihan’s valuation of TurboSonic as a going concern indicated that the merger consideration is fair, from a financial point of view, to the existing stockholders of TurboSonic. However, absent the merger, it is highly likely that TurboSonic would be forced to liquidate at a much lower value. As of June 30, 2012, the net book value of TurboSonic was below the merger value.
•	The price paid for TurboSonic’s stock in purchases by TurboSonic or its affiliates over the previous two fiscal years – It was noted that TurboSonic has not previously conducted repurchases of its common stock. Therefore, the terms of such purchases were not taken into account in the analysis.
•	Reports, opinions or appraisals relating to the value or fairness of the merger – Houlihan did not receive any reports, opinions or appraisals relating to the value of the merger and its fairness from a financial point of view to the existing stockholders of TurboSonic.
•	Other firm offers during the preceding two years for merger, consolidation, or sale of assets of TurboSonic, or for securities of TurboSonic sought in order to exercise control – It was noted that TurboSonic received a preliminary indication of interest in January 2011 but has not received any firm offers within the last two years regarding an acquisition of TurboSonic or a substantial part of its assets. Therefore, the terms of such offers were not taken into account in the analysis.

Conclusion

In determining the fairness of the merger, from a financial point of view, to TurboSonic’s existing stockholders, Houlihan considered the following:

•	Demand for air pollution control systems has been stymied as the Environmental Protection Agency has delayed issuing regulations to limit pollutants at power plants located at major industrial facilities due to objections from the industry, particularly with respect to regulations on the boiler rule (boiler maximum achievable control technology).
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•	TurboSonic’s cash balance has been steadily declining since 2009. It is likely that failing to complete a transaction in the near term, TurboSonic would face significant liquidity issues.
•	The common stockholders are likely to receive lower proceeds in a liquidation scenario than the proceeds received in the merger. Specifically, Houlihan notes that TurboSonic is not asset intensive and the net book value is below the merger consideration.
•	The implied transaction multiples are reasonable relative to those of broadly similar public companies given the characteristics and performance of TurboSonic.
•	The implied transaction multiples are further supported by recent transactions involving broadly similar companies.
•	The transaction value falls within the range of values calculated in the discounted cash flow analysis.

Based upon the foregoing, Houlihan determined that as of the date of its opinion, the merger is fair, from a financial point of view, to the existing stockholders of TurboSonic.

Miscellaneous Considerations

No single company or transaction used in the above analyses (including the market multiple approach, merger and acquisition transaction approach, and discounted cash flow analysis) as a comparison is identical to TurboSonic or the proposed Transaction, and an evaluation of the results of those analyses is not entirely mathematical. Criteria used to select the companies in the above analyses are inherently subjective. Further, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of Houlihan providing an opinion as to the fairness to Company’s stockholders, from a financial point of view, of the consideration to be paid to them in the proposed Transaction and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

Houlihan Capital, LLC

Houlihan is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. TurboSonic’s board of directors determined to use the services of Houlihan because it is a recognized investment banking firm that has substantial experience in similar matters. Neither Houlihan nor its employees have any direct or beneficial financial interests in TurboSonic.

In September 2010, TurboSonic engaged Houlihan as its exclusive financial advisor to represent and assist it in identifying third parties interested in acquiring or investing in TurboSonic by means of any merger, acquisition, recapitalization business combination or joint venture. TurboSonic’s financial advisory agreement with Houlihan provided for a minimum success fee of $300,000, of which $100,000 has been paid. In March 2011, TurboSonic terminated the financial advisory agreement with Houlihan. However, the financial advisory engagement letter included a “tail” provision, which would entitle Houlihan to receive the minimum success fee in the event TurboSonic consummates a transaction with a party introduced by Houlihan, such as MEGTEC, within two years after the termination of the engagement.

In May 2012, TurboSonic re-engaged the services of Houlihan as special advisor. TurboSonic and Houlihan agreed that Houlihan would be paid an aggregate amount of $200,000 for all advisory services upon consummation of an acquisition or financing transaction with MEGTEC or another party in full satisfaction of all remaining obligations under the 2010 engagement letter.

On October 3, 2012, TurboSonic engaged Houlihan to render an opinion, as to whether, on the date of such opinion, the proposed transaction with MEGTEC is fair, from a financial point of view, to TurboSonic’s stockholders. Houlihan’s fee for rendering such opinion is $200,000, which was earned at the time the opinion was delivered to the special committee and is payable on the closing of the merger. In October 2012, TurboSonic and Houlihan orally agreed that upon payment of the $200,000 fee for the fairness opinion, TurboSonic would not be obligated to make any further payments to Houlihan under the financial advisory engagement letter. TurboSonic has agreed to indemnify Houlihan for certain liabilities that may arise out of Houlihan’s engagement.

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During the past two years, Houlihan has not provided any investment banking or other services to MEGTEC or any of its affiliates. Neither Houlihan nor its employees have any direct or beneficial financial interest in MEGTEC.

Projected Financial Information

In connection with its review of MEGTEC’s proposal, the special committee requested that TurboSonic’s management team prepare model financial projections for TurboSonic. We do not, as a matter of course, create multi-year projections or publicly disclose forward-looking information as to future revenues, earnings or other financial information. These projections for the fiscal years ending 2013 to 2017 were created and provided to Houlihan in September 2012. Those financial projections, which we refer to as the “Financial Model,” are representative of the consolidated income statement included in our annual financial statements. These financial projections are being included in this document not to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but because such projected financial information was available to our board of directors and its financial advisor. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Because the projections cover multiple years, such information by its nature becomes less reliable with each successive year. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than projected. In light of the uncertainties inherent in forward-looking information of any kind, we caution against placing undue reliance on any of the information summarized below. For information concerning the variety of factors which may cause the future financial results of TurboSonic to materially vary from such projected results, see “Cautionary Statement Regarding Forward-Looking Statements.” TurboSonic does not intend to update or revise any of the financial projections included in the financial model to reflect circumstances existing after the date such projections were prepared or to reflect the occurrence of future events. None of the financial projections should be viewed as a representation by TurboSonic, the special committee, Houlihan or any of their representatives that the forecasts reflected therein will be achieved.

The financial projections included in the financial model were prepared solely for internal use and not for publication or with a view of complying with the published guidelines of the SEC regarding projections or with guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. TurboSonic’s independent accountants have not compiled, examined or reviewed any of the projections or performed any procedures with respect to such projections, and expressly disclaim any association with them. The financial projections included in the financial model do not give any effect to the merger. There can be no assurance that the assumptions made in preparing the projections summarized below will prove accurate, and the future financial results of TurboSonic may differ materially from those reflected in such projections as summarized below.

Financial Projections

At the request of the special committee, management of TurboSonic provided the financial projections to the special committee on September 27, 2012, which projections are summarized as follows:

Summary Projected Consolidated Financial Data
(provided on September 27, 2012)

	Years Ended June 30,
	2013E	2014E	2015E	2016E	2017E
	(in thousands)
Total Revenue	$21,236	$24,910	$29,110	$31,087	$34,792
Net Income	675	533	808	644	766

Note: The projections received by Houlihan included multiple line items for, among other things, cost of sales, operating expenses and other income (expense).

Summary of Material Assumptions Underlying the Financial Projections

The projected financial information included in the financial model was based on a number of assumptions. The following outlines the material assumptions underlying such financial model:

•	The financial projections assumed trends, economic changes, environmental regulations, new products and new markets.
•	The financial projections assumed the sale of products in the following categories:
•	OEM systems that generated significant revenues in fiscal year 2012 as well as prior fiscal years;
•	Aftermarket products, such as atomizing nozzles and spare parts; and
•	Growth markets, which include:
➢	Markets for our Catalytic Gas Treatment™ (CGT) systems;
➢	Markets for our SonicCharge™ CCM, which is a new carbon composite material that has superior corrosion-resistance; and
➢	New markets, which we believe will open if the proposed Boiler MACT regulations are enacted;
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•	The financial projections assumed a slow moving economy with modest inflation having an impact of:
•	3% growth in OEM systems;
•	5% growth in Aftermarket products; and
•	Revenue of $3.5 million in each of fiscal year 2015, 2016 and 2017 for our CGT systems;
•	Revenue from $0.5 million in fiscal year 2015 to $1.0 million in fiscal year 2017 for sales of our SonicCharge™ CCM; and
•	Assuming the enactment of Boiler MACT regulations, revenue of $1.2 million ramping up to $6.0 million in fiscal years 2014 to 2017;
•	The financial projections assumed no material change in gross profit margins;
•	The financial projections assumed that operating expenses decreased by 10.5% in fiscal year 2013 and increased by 11.5% for each fiscal year thereafter.

Effects of the Merger

Private Ownership

If the merger agreement is adopted by TurboSonic’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into TurboSonic, with TurboSonic continuing as the Surviving Corporation. See “— Structure and Steps of the Merger.” If the merger is completed, TurboSonic, as the Surviving Corporation, will be wholly-owned by MEGTEC.

Directors and Management of the Surviving Corporation

Mohit Uberoi, President of MEGTEC Systems, Inc. and Greg Linn, Vice President and Chief Financial Officer of MEGTEC Systems, Inc. will be the initial directors of the Surviving Corporation following the merger until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of TurboSonic immediately prior to the effective time of the merger will continue in the same positions at the surviving corporation as they currently hold with TurboSonic and at the same level of compensation for a period of time to be determined on a case-by-case basis to ensure an orderly transition of the business to MEGTEC. However, there is no agreement of any kind regarding continuing employment for any specified duration. Our executive officers are and will continue to be “at will” employees.

TurboSonic’s certificate of incorporation and bylaws will be amended in their entirety and serve as the certificate of incorporation and bylaws of the Surviving Corporation following the merger, until such time as the certificate of incorporation and bylaws are further amended. There is no agreement between or among MEGTEC and any of the executive officers of TurboSonic regarding their continued employment or any severance arrangements following the merger.

Primary Benefits and Detriments of the Merger

If the merger is completed, TurboSonic will be a privately-owned company and there will be no public market for its common stock. Upon the completion of the merger, TurboSonic common stock will no longer be quoted on the OTC Quote Board (OTCQB). In addition, the registration of TurboSonic common stock under Section 12 of the Exchange Act will be terminated.

The primary benefits of the merger to TurboSonic’s stockholders include the following:

•	The receipt by such stockholders of $0.21 per share in cash, representing a 110% premium over the closing price ($0.10) of TurboSonic common stock on October 9, 2012, the day immediately prior to the announcement of the execution of the merger agreement.
•	The avoidance of the risk associated with having only sufficient capital resources to support our operations for a short period of time if the merger agreement is terminated or is not approved at the special meeting.

The primary detriments of the merger to TurboSonic’s stockholders include the following:

•	Such stockholders will cease to have an interest in TurboSonic and, therefore, will no longer benefit from possible increases in the future revenues and cash flow, growth or value of TurboSonic or possible increase in the price of TurboSonic common stock.
•	In general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax and Canadian income tax purposes and may also be a taxable transaction under applicable state, local, provincial, foreign and other tax laws. As a result, a TurboSonic stockholder who receives cash in exchange for all of such stockholder’s TurboSonic common stock in the merger generally will
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be required to recognize taxable income or gain as a result of the merger for U.S. federal income tax or Canadian income tax purposes if the amount of cash received exceeds such stockholder’s aggregate adjusted tax basis in such stock.

Interests of Certain Persons in the Merger

In considering the recommendations of the special committee and of the board of directors with respect to the merger, TurboSonic’s unaffiliated stockholders should be aware that executive officers, who are also directors of TurboSonic, have interests in the merger that may differ from the interests of TurboSonic’s unaffiliated stockholders. For example, such executive officers will continue in the same positions at the surviving corporation as they currently hold with the Company and at the same level of compensation for a period of time to be determined on a case-by-case basis to ensure an orderly transition of the business to MEGTEC. However, there is no agreement of any kind regarding continuing employment for any specified duration. Our executive officers are and will continue to be “at will” employees, with no severance rights except as provided to employees generally or as may be required by law. It is currently our practice to provide any terminated officer in Canada with up to 24 months of severance (based on one month of severance for each year of employment), although there is no assurance that this practice will continue following the merger.

The non-employee members of TurboSonic’s board of directors and the special committee were aware of such potential interests in the proposed merger when deciding to approve the merger, as was the special committee when deciding to recommend such approval. See “— Background of the Merger” and “— Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger.”

TurboSonic Stock Options

On the date the merger agreement was signed, all outstanding stock options previously granted under our 2003 Stock Plan and 2008 Stock Plan, whether or not then exercisable or vested, immediately became vested and exercisable. Option holders have been provided the opportunity to exercise all vested and exercisable options prior to the effective time of the merger. Unexercised options shall expire at the effective time. As of the date of this proxy statement, no outstanding option had an exercise price that was less than $0.21 per share. For more information regarding the treatment of our outstanding equity awards, see “The Merger Agreement — Stock Options.”

Indemnification of Directors

The merger agreement provides that until at least the fifth anniversary of the effective time of the merger, the Surviving Corporation will provide to current and former directors and officers of TurboSonic or any TurboSonic subsidiary the right to indemnification to the same extent such persons are indemnified and held harmless in the constituent documents of TurboSonic and the TurboSonic subsidiaries on terms no less favorable as in effect on the date of the merger agreement.

The merger agreement provides that the Surviving Corporation will maintain, until at least the fifth anniversary of the effective time of the merger, officers’ and directors’ liability insurance covering TurboSonic’s current and former officers and directors at the effective time of the merger, on terms with respect to coverage and amounts no less favorable than those of the applicable policies in effect on the date of the merger agreement, with respect to matters occurring prior to the effective time of the merger, to the extent that such coverage can be maintained at an annual cost to the Surviving Corporation of not greater the annual premium for such insurance policies paid by TurboSonic for the year prior to the date of the merger agreement.

Special Committee Compensation

Commencing March 2010 until March 2011 and from March 2012, Raymond L. Alarie and Glen O. Wright each received compensation of $3,000 per quarter plus $500 for meeting attendance, payable quarterly, as members of the special committee. Commencing September 7, 2012, Ken Kivenko received compensation of $3,000 per quarter plus $500 for meeting attendance, payable quarterly, as a member of the special committee.

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Material United States Federal Income Tax Considerations

The following summarizes the material United States federal income tax consequences of the merger to those holders of shares of TurboSonic common stock that are U.S. Holders (as defined below) or Non-U.S. Holders (as defined below) who exchange such shares for the cash consideration pursuant to the merger. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change or differing interpretation. Any such change, which may be retroactive or prospective, or differing interpretation could alter the United States federal income tax consequences described herein. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the “I.R.S.”) with respect to any of the tax consequences discussed below, and no assurance can be given that the I.R.S. will not take contrary positions. Unless otherwise specifically noted, this summary applies only to beneficial owners who hold shares of TurboSonic common stock as a capital asset and does not apply to persons who hold such shares pursuant to the exercise of employee stock options or otherwise as compensation.

This summary addresses only the material United States federal income tax consequences, and not all tax consequences, of the merger that may be relevant to a U.S. Holder or Non-U.S. Holder of shares of TurboSonic common stock. It also does not address any of the tax consequences of the merger to holders of shares of TurboSonic common stock that may be subject to special tax treatment, such as financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, S corporations, brokers and dealers in securities or currencies and certain expatriates. Further, this summary does not address: the United States federal income tax consequences of the merger to stockholders, partners or beneficiaries of an entity that is a holder of shares of TurboSonic common stock; United States federal estate, gift or alternative minimum tax consequences of the merger; United States federal income tax consequences to persons who hold shares of TurboSonic common stock in a straddle or as part of a hedging, conversion, constructive sale or other integrated transaction or whose functional currency is not the U.S. dollar; any state, local or non-U.S. tax consequences of the merger; or the United States federal income tax consequences to any person that will own directly, indirectly or constructively shares of TurboSonic capital stock following the merger. For example, this summary does not address the United States federal income tax consequences of the merger to the MEGTEC Parties.

Each holder of shares of TurboSonic common stock should consult its own tax advisor regarding the tax consequences of the merger in such holder’s particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other non-United States taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

A “U.S. Holder” means a beneficial owner of shares of TurboSonic common stock that, for United States federal income tax purposes, is: (i) a citizen or individual resident of the United States; (ii) a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to United States federal income tax without regard to its source; or (iv) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” means a beneficial owner of shares of TurboSonic common stock that is not a U.S. Holder. If a partnership holds shares of TurboSonic common stock, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. Partners of partnerships holding shares of TurboSonic common stock should consult their own tax advisors regarding the United States federal tax consequences of the merger.

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Exchange of Shares of TurboSonic Common Stock

U.S. Holders

The exchange of shares of TurboSonic common stock for the cash consideration pursuant to the merger will be a taxable transaction to U.S. Holders for United States federal income tax purposes. In general, a U.S. Holder who receives the cash consideration in exchange for shares of TurboSonic common stock pursuant to the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of TurboSonic common stock exchanged. Any recognized gain or loss will be capital gain or loss and any such capital gain or loss will be long term (and, thus, eligible for reduced rates of taxation for noncorporate U.S. Holders) if, as of the date of merger, such stockholder has held the shares of TurboSonic common stock for more than one year or will be short term if, as of such date, such stockholder has held the shares of TurboSonic common stock for one year or less. The amount and character of gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged for the cash consideration pursuant to the merger. The deductibility of capital losses is subject to limitations.

In addition, for taxable years beginning on or after January 1, 2013, Section 1411 of the Code generally imposes an additional 3.8% Medicare contribution tax on certain high-income individuals, trusts and estates. For individuals, the 3.8% tax will apply to the lesser of (i) the amount (if any) by which a U.S. Holder’s modified adjusted gross income exceeds certain threshold amounts ($250,000 if married filing a joint return) or (ii) the U.S. Holder’s “net investment income”. For this purpose, “net investment income” generally includes any net gain recognized on the sale or other taxable dispositions of shares of common stock. The details of the implementation of this tax and of the calculation of net investment income, among other issues, are currently unclear and remain subject to future guidance. U.S. Holders are advised to consult their tax advisors regarding the possible implications of this additional tax to the exchange of shares of TurboSonic common stock for the cash consideration pursuant to the merger.

Non-U.S. Holders

Any gain realized upon the receipt of the cash consideration in exchange for shares of TurboSonic’s common stock pursuant to the merger by a Non-U.S. Holder generally will not be subject to United States federal income tax unless: (i) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, (ii) the Non-U.S. Holder is a nonresident alien individual who will be present in the United States for 183 days or more during the taxable year of the merger, and certain other requirements are met, or (iii) the shares of TurboSonic common stock constitutes a “United States real property interest” for United States federal income tax purposes with respect to the Non-U.S. Holder by reason of TurboSonic’s status as a “United States real property holding corporation”, which we refer to as a “USRPHC,” at any time within the shorter of the five-year period preceding the merger or the Non-U.S. Holder’s holding period for the common stock. TurboSonic does not believe that it has been (or will become) a USRPHC at any time during the five-year period that will end on the merger effective date, but, even if TurboSonic is or has been a USRPHC, a Non-U.S. Holder would not be subject to United States federal income tax as long as the Non-U.S. Holder actually or constructively holds or held, during the applicable period, 5% or less of the shares of TurboSonic’s common stock. A Non-U.S. Holder that actually or constructively holds or has held more than 5% of the shares of TurboSonic’s common stock should consult its own tax advisor regarding any United States federal income tax consequences applicable to it with respect to the USRPHC rules.

Unless an applicable income tax treaty provides otherwise, gain described in (i) of the preceding paragraph will be subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder recognizing such gain were a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Gain recognized by an individual Non-U.S. Holder described in (ii) of the preceding paragraph will be subject to United States federal income tax at a flat 30% rate (unless an applicable income tax treaty provides otherwise), but may be offset by U.S. source capital losses arising during the taxable year of the merger (even though the individual is not considered a resident of the United States for United States federal income tax purposes).

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We urge holders of shares of TurboSonic common stock that are Non-U.S. Holders to consult their own tax advisors regarding the United States federal income tax consequences of the merger, including potential application of United States withholding taxes and possible eligibility for benefits under applicable income tax treaties.

Backup Withholding Tax and Information Reporting

Payment of the cash consideration with respect to the exchange of shares of TurboSonic common stock pursuant to the merger will generally be subject to information reporting and will generally be subject to backup withholding tax at the applicable rate (currently 28%) if any holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable certification requirements, unless a holder establishes a basis for exemption (such as a corporation). These requirements will be set forth in the Letter of Transmittal and should be carefully reviewed by each holder of shares of TurboSonic common stock. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a refund or a credit against such holder’s United States federal income tax liability (if any) if the required information is timely furnished to the I.R.S.

Certain Canadian Federal Income Tax Consequences

The following is a summary of the principal Canadian federal income tax consequences of the merger to certain “Canadian holders” of shares of TurboSonic common stock. For purposes of this discussion, a Canadian holder means a beneficial owner of shares of TurboSonic common stock who, for purposes of the Income Tax Act (Canada) as amended (the “Canadian Tax Act”) and any applicable income tax treaty or convention:

•	is at all relevant times is a resident of Canada;

•	deals at arm’s length with and is not affiliated with TurboSonic, MEGTEC or Merger Sub;

•	holds TurboSonic common stock as capital property;

•	is not a “financial institution” as defined in the Canadian Tax Act for purposes of the mark-to-market rules;

•	an interest in which is not a “tax shelter investment” (as defined in the Canadian Tax Act);

•	has not elected to report the holder’s “Canadian tax results” (as defined in the Canadian Tax Act) in a currency other than Canadian currency; and

•	for whom TurboSonic is not a “foreign affiliate” within the meaning of the Canadian Tax Act or a “foreign investment entity” within the meaning of certain Proposed Regulatory Amendments (as defined below) to the Canadian Tax Act.

Generally, shares of TurboSonic common stock will be capital property to a Canadian holder unless the shares are held or were acquired in the course of carrying on a business or as part of an adventure or concern in the nature of trade. Canadian resident security holders who are “financial institutions” or for whom TurboSonic is a “foreign affiliate” or a “foreign investment entity” should consult their own tax advisors.

This summary is based upon the current provisions of the Canadian Tax Act, the regulations thereunder (the “Regulations”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) made publicly available in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Canadian Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Tax Amendments”) and assumes that all Proposed Tax Amendments will be enacted in the form proposed. No assurances can be given that the Proposed Tax Amendments will be enacted as proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax consequences and except for the Proposed Tax Amendments does not take into account or anticipate any changes in law or administrative policies or assessing practices whether by legislative, regulatory,

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administrative or judicial action or decision nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed in this summary.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the shares of TurboSonic common stock, including any proceeds of disposition, must be expressed in Canadian dollars. Any amount denominated in a currency other than Canadian dollars must be converted into Canadian dollars, generally using the rate of exchange quoted by the Bank of Canada at noon on the date such amounts first arose, or such other rate of exchange as is acceptable to the Canada Revenue Agency. The amount of any capital gain or capital loss arising for a Canadian holder and the amount of any interest arising for a Canadian holder exercising dissenters’ rights of appraisal may be affected by fluctuations in Canadian dollar exchange rates.

Canadian Holders

Disposition of Common Stock

The receipt by a Canadian holder of the cash consideration pursuant to the merger (or cash pursuant to the exercise of dissenters’ rights of appraisal) in exchange for shares of TurboSonic common stock will be a taxable transaction for Canadian federal income tax purposes.

In general, a Canadian holder should be considered to have disposed of that holder’s shares of TurboSonic common stock on a redemption or purchase for cancellation of shares of a non-resident corporation. It is the CRA’s administrative position that the entire amount received on a redemption or purchase for cancellation of shares of a non-resident corporation (other than interest awarded by a court, which is taxable as ordinary income) is proceeds of disposition. On this basis, and assuming that TurboSonic is not resident in Canada for purposes of the Canadian Tax Act at such time as it purchases the shares held by a Canadian holder, such Canadian holder will realize a capital gain (or capital loss) equal to the difference, if any, between the cash received (net of reasonable costs of disposition) and the Canadian holder’s adjusted cost base of the shares of TurboSonic common stock to the Canadian holder. The tax treatment of any such capital gain (or capital loss) is described below under “Taxation of Capital Gains and Capital Losses.”

Taxation of Capital Gains and Capital Losses

In general, one-half of the amount of any capital gain (a “taxable capital gain”) realized by a Canadian holder in a taxation year will be included in the Canadian holder’s income. One-half of the amount of any capital loss realized by a Canadian holder in a taxation year (an “allowable capital loss”) must generally be deducted from taxable capital gains realized by the Canadian holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances described in the Canadian Tax Act. The amount of any capital loss realized by a corporation on the disposition of a share may be reduced by the amount of dividends received or deemed to be received by it on such share (or on a share for which the share has been substituted). Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly, through a partnership or a trust. Capital gains realized by an individual or a trust, other than certain trusts, may give rise to alternative minimum tax under the Canadian Tax Act.

A Canadian holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including amounts in respect of interest and taxable capital gains.

The foregoing discussion of Canadian federal income tax consequences of the merger in this proxy statement is for general information only. The tax consequences to a particular Canadian holder will depend upon the facts and circumstances applicable to that holder. Accordingly, each Canadian holder is urged to consult a Canadian tax advisor to determine the Canadian tax consequences of the merger to the Canadian holder in light of the holder’s particular circumstances.

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Structure and Steps of the Merger

If the merger agreement is adopted by TurboSonic’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into TurboSonic, with TurboSonic continuing as the Surviving Corporation. When the merger is completed, each share of TurboSonic common stock (other than shares held by dissenting stockholders who have perfected their appraisal rights under Delaware law) will be cancelled and will be converted into the right to receive the merger consideration of $0.21 in cash. Each outstanding share of common stock of Merger Sub will be converted into one share of newly issued common stock of the Surviving Corporation.

The Merger

Merger Sub will merge with and into TurboSonic, with TurboSonic continuing as the Surviving Corporation. For a detailed description of the merger agreement, see “The Merger Agreement” beginning on page 41. In the merger, at the effective time:

Capital Stock

•	Each share of TurboSonic common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by stockholders perfecting appraisal rights under Delaware law) will be cancelled and converted into the right to receive a cash payment of $0.21, which is referred to as the “merger consideration.”
•	Each share of TurboSonic common stock that is held by TurboSonic or any wholly-owned subsidiary of TurboSonic immediately prior to the effective time of the merger will be automatically cancelled without payment.
•	All of the outstanding shares of common stock of Merger Sub, in the aggregate, shall be converted into shares of common stock of the Surviving Corporation.

TurboSonic Stock Options

Each outstanding, vested and unexercised option to purchase shares of TurboSonic common stock held by an employee or director of TurboSonic will be cancelled and the holder thereof will be entitled to receive an amount of cash promptly following the merger equal to the product of (a) the number of shares of common stock previously subject to such option and (b) the excess, if any, of the merger consideration over the exercise price per share previously subject to such option, subject to applicable tax withholding. There are no outstanding stock options with an exercise price lower than the merger consideration.

Voting Agreement

Each of the founder, executive officers and directors of TurboSonic has entered into a voting agreement with MEGTEC, pursuant to which such persons have, among other things:

•	agreed to vote all of the shares of TurboSonic common stock owned by them in favor of the approval and adoption of the merger agreement and the other transactions contemplated by the merger agreement;
•	agreed not to sell, offer, exchange, assign, pledge or otherwise dispose of or encumber any of such stockholder’s shares or any of such stockholder’s voting or economic interest in such shares (other than to a member of such stockholder’s immediate family or a trust for the benefit of such stockholder or a member of his or her immediate family or upon such stockholder’s death, and then, only if such transferee agrees in writing to be bound by the voting agreement; and
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•	granted to and appointed MEGTEC as such stockholder’s proxy and attorney-in-fact to attend any meeting of TurboSonic’s stockholders and vote such stockholder’s TurboSonic shares at any such meeting.

The voting agreement provides that the obligations of each stockholder under the voting agreement do not apply to such stockholder in his capacity as a director or officer of TurboSonic or any of its subsidiaries (if such stockholder holds such office), and nothing in the voting agreement: limits or affects any actions taken or not taken by such stockholder in his capacity as a director or officer, including in exercising such stockholder’s fiduciary duties as an officer or director of TurboSonic.

The voting agreement terminates on the earliest of (a) the effective time of the merger, (b) the termination of the merger agreement in accordance with its terms, or (c) written notice of termination by MEGTEC to the stockholders party to the voting agreement.

Second Lien Secured Promissory Note and Related Security Agreements

In connection with the merger agreement, we also entered into a secured promissory note and related security agreements with MEGTEC. Under the terms of the secured promissory note, MEGTEC agreed to make available to us a credit facility of up to $1,000,000, which we may draw down at one time prior to the maturity date of the note and which we may use for working capital or general corporate purposes.

The note bears interest at 10% per annum commencing on the date of the drawdown and matures on the first anniversary of the drawdown. The maturity date of the note will be accelerated if there is an event of default under the note or if we undergo a sale of stock or assets to, or a merger or other transaction with, a party other than MEGTEC as a result of which such other party owns more than 50% of the capital stock of TurboSonic or the surviving corporation of such merger, or if we enter into a financing transaction other than the financing with MEGTEC or in connection with certain limited amounts of permitted debt. If the maturity date is accelerated, the outstanding principal amount of the note and accrued and unpaid interest would be applied, under certain circumstances set forth in the intellectual property license agreement described below, which was entered into with MEGTEC at the same time as the secured promissory note, to payment of the initial license fee under the license agreement. In addition, all amounts paid by TurboSonic to MEGTEC in connection with the termination of the license agreement in accordance with the provisions of the license agreement will be applied dollar for dollar against amounts due under the note.

The note includes a number of affirmative and negative covenants customary in financing transactions. For example, TurboSonic must promptly provide MEGTEC with copies of all monthly and other interim financial statements as the same become available, comply with the terms of its organizational documents and applicable law, and give notice to MEGTEC if there is an event of default under the note. In addition, TurboSonic may not make or commit to make any dividend or distribution on its shares, increase base compensation of any employees or pay severance, bonus or incentive compensation to any employee except as required by law, or create or assume any debt other than as permitted under the note, or incur or create any liens on its assets, except for certain permitted liens.

The credit facility is collateralized by a second lien security agreement covering substantially all of our assets in the United States, separate United States trademark and patent security agreements and a general security agreement covering substantially all of our assets in Canada. The liens created by these security agreements are subordinate to the liens against our assets in favor of HSBC Bank Canada, our existing lender.

Intellectual Property License Agreement

We also entered into an intellectual property license agreement with MEGTEC under which, subject to the terms and conditions of that agreement, MEGTEC is granted upon the occurrence of the any of the triggering events described below, a perpetual license in India, China and the United States (which is exclusive in India and China and non-exclusive in the United States) to use substantially all of our patents, trademarks, copyrighted materials and other intellectual property relating to air pollution control and liquid atomization technologies in industrial

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commercial and institutional applications, but specifically excluding any fossil fuel fired combustion units of more than 25 megawatts that serves a generator that produces electricity for sale.

Under the terms of the license agreement, MEGTEC will have no rights to or under the licensed technology, licensed marks or licensed works (as each such term is defined in the license agreement) until the first date upon which one or more of the following events occurs (referred to in the license agreement as the “Grant Date”): (a) termination of the merger agreement; (b) a change in recommendation by TurboSonic’s board of directors with respect to the adoption of the merger agreement by TurboSonic’s stockholders; (c) an event of default under the secured promissory note, (d) a merger or consolidation of TurboSonic other than a merger or consolidation involving MEGTEC in which TurboSonic’s stockholders immediately prior to the transaction do not own, directly or indirectly, more than fifty percent (50%) of the capital stock of the surviving corporation; (e) the acquisition of more than fifty percent (50%) of TurboSonic’s outstanding capital stock by a single person, entity or group, or persons or entities acting in concert, in each case other than MEGTEC; (f) a sale or transfer of all or substantially all of the assets of TurboSonic to any person or entity other than MEGTEC; or (g) any financing transaction undertaken by TurboSonic other than the issuance of the secured promissory note discussed above or in connection with permitted debt (as defined in the note).

The license agreement provides for an initial license fee of $1,000,000 payable on the Grant Date under the license agreement, which may be paid by applying the unpaid principal amount and accrued and unpaid interest under the secured promissory note with MEGTEC. The license agreement also requires MEGTEC to pay annual royalties of 3% of net sales, as defined in the license agreement, for the first five years of the license, after which the royalty is to be renegotiated in good faith. Beginning in the third year, if MEGTEC fails to pay at least $250,000 in royalties the license in India and China converts to a non-exclusive license. In addition, beginning on the grant date under the license and for a period of two (2) years thereafter, MEGTEC must purchase from TurboSonic, on a first priority basis and at TurboSonic’s most favored prices in effect from time to time, TurboSonic’s proprietary components and associated design engineering and drafting services for the licensed products. For each year thereafter during the term of the license, MEGTEC must use its commercially reasonable best efforts to purchase from TurboSonic, on a first priority basis and at TurboSonic’s most favored prices in effect from time to time, TurboSonic’s proprietary components and associated design engineering and drafting services for the licensed products, provided they are competitive or superior to other U.S. and Canadian vendors’ similar products and services in terms of price, quality, and availability.

For a period of 30 days following the Grant Date under the license agreement, we have the right to terminate the license agreement upon payment to MEGTEC of $1,000,000 plus the amount of interest that would have accrued under the secured promissory note from the date of payment of the initial license fee to the date we exercise our termination right.

Financing of the Merger

The total amount of funds necessary to consummate the merger and the related transactions is anticipated to be approximately $4,445,532, consisting of (1) approximately $3,896,000 to fund the payment of the merger consideration and (2) approximately $549,532 to pay transaction fees and expenses. There is no financing condition to MEGTEC’s obligation to complete the merger. MEGTEC intends to fund the consummation of the merger by utilizing its existing available credit facilities.

Estimated Fees and Expenses

Under the terms of the merger agreement, all expenses will be borne by the party incurring such expenses and expenses associated with the preparation, printing, filing and mailing of this proxy statement and any amendments or supplements thereto, the solicitation of stockholder approvals and the solvency opinion will be borne by TurboSonic. If the merger agreement is terminated by TurboSonic (other than in the event TurboSonic terminates the merger agreement as a result of a material breach of the merger agreement by a MEGTEC), then TurboSonic will pay MEGTEC a termination fee of $200,000 and reimburse MEGTEC in an amount not to exceed $400,000 for all reasonable expenses they incurred in connection with the merger.

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Houlihan has provided certain financial advisory services to the special committee in connection with the merger. TurboSonic will pay Houlihan compensation for their services and TurboSonic has agreed to reimburse Houlihan for all reasonable out-of-pocket expenses incurred by them and to indemnify Houlihan against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws. See “— Opinion of Financial Advisor” for more information about Houlihan’s compensation.

TurboSonic has retained Georgeson as a proxy solicitation and information agent, and American Stock Transfer & Trust Company, LLC as the paying agent, in connection with the merger. Georgeson may contact holders of TurboSonic common stock by mail, telephone, facsimile, e-mail and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the merger to beneficial owners.

As compensation for acting as a proxy solicitation and information agent in connection with the merger, Georgeson will receive reasonable and customary compensation. TurboSonic will pay the paying agent reasonable and customary compensation for its services in connection with the merger, plus reimbursement for out-of-pocket expenses, and will indemnify the paying agent against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by TurboSonic for customary handling and mailing expenses incurred by them in forwarding material to their customers.

The following is an estimate of fees and expenses to be incurred by TurboSonic in connection with the merger:

Legal	$300,000
Financial Advisors	$200,000
Accounting	$10,000
Printing and Mailing	$23,000
SEC Filing Fees	$532
Proxy Solicitation and Information Agent	$14,000
Miscellaneous	$2,000
Total	$549,532

Certain Legal Matters

State Takeover Laws

TurboSonic is incorporated under the laws of the State of Delaware. Generally, Section 203 of the Delaware General Corporation Law (which we refer to as “Section 203") prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless the board of directors of the target approves the business combination prior to the date the person becomes an interested stockholder. TurboSonic’s board of directors approved the merger agreement and the voting agreement prior to the execution of the merger agreement specifically to render the restrictions in Section 203 inapplicable to the merger agreement and the voting agreement, the merger and the other transactions contemplated by the merger agreement. Therefore, TurboSonic does not believe that Section 203 would apply to the merger.

Certain Litigation

In the normal course of operations, we are party to a number of lawsuits, claims and contingencies. Accruals are made in instances where it is probable that liabilities have been incurred and where such liabilities can be reasonably estimated. Although it is possible that liabilities may be incurred in instances for which no accruals

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have been made, we do not believe that the ultimate outcome of these matters will have a material impact on our consolidated financial position.

Provisions for Unaffiliated Security Holders

No provision has been made to grant TurboSonic’s stockholders access to the corporate files of TurboSonic or any other party to the merger or to obtain counsel or appraisal services at the expense of TurboSonic or any other such party.

Appraisal Rights of Stockholders

If the merger is consummated, holders of shares of TurboSonic common stock who do not vote in favor of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights under Section 262 (which we refer to as “Section 262") of the Delaware General Corporation Law, provided that such stockholders comply with the conditions established by Section 262. Except as set forth in this proxy statement, including the appendices, holders of shares of TurboSonic common stock will not be entitled to appraisal rights in connection with the merger.

Section 262 is reprinted in its entirety as Annex B to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to the full text of Section 262 in Annex B. Any holder of shares of TurboSonic common stock who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so should review this discussion and Annex B carefully because failure to comply with the procedures set forth in Annex B will result in the loss of appraisal rights. All references in this summary of appraisal rights to a “stockholder” or “holder of shares of TurboSonic common stock” are to the holder of record of shares of TurboSonic common stock. A person having a beneficial interest in shares of TurboSonic common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

A stockholder who makes the demand described below and in Annex B with respect to shares of TurboSonic common stock, who continuously holds such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents to the merger in writing, will be entitled to an appraisal by the Delaware Court of Chancery (which we refer to as the “Delaware Court”) of the “fair value” of such stockholder’s shares of TurboSonic common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that appraisal rights are available and include in each notice a copy of Section 262. This proxy statement constitutes such notice to the holders of shares of TurboSonic common stock, and the full text of Section 262 is attached to this proxy statement as Annex B. Any holder of TurboSonic common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex B carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of TurboSonic common stock, if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand

Holders of shares of TurboSonic common stock who desire to exercise their appraisal rights must not vote in favor of adoption of the merger agreement. A stockholder who signs and returns a proxy card without expressly directing that its shares of TurboSonic common stock be voted against the merger agreement will effectively waive its appraisal rights because such shares represented by the proxy card will be voted for the adoption and approval of the merger agreement. Accordingly, a stockholder who desires to exercise and perfect appraisal rights with respect

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to any of his or her shares of TurboSonic common stock must check either the “against” or the “abstain” box next to the proposal to adopt and approve the merger agreement and the merger on such card or affirmatively vote in person against the proposal or register in person an abstention with respect to such proposal or timely revoke any proxy in favor of the adoption and approval of the merger agreement or not vote at all. In addition, holders of shares of TurboSonic common stock who desire to exercise their appraisal rights must deliver to TurboSonic, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of such stockholder’s shares of TurboSonic common stock. A proxy or vote against adoption of the merger agreement will not by itself constitute a demand for appraisal; the written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at TurboSonic’s special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of TurboSonic common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of TurboSonic common stock must be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, must specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand must set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of TurboSonic common stock held in the name of the record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand for appraisal of such stockholder’s shares before the taking of the vote on the merger to: TurboSonic Technologies, Inc., 550 Parkside Drive, Suite A-14, Waterloo, Ontario, N2L 5V4, Canada, Attention: Egbert van Everdingen, Secretary.

Notice by the Surviving Corporation

Within ten days after the effective time of the merger, TurboSonic must notify each holder of TurboSonic common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, either TurboSonic or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court, with a copy served on TurboSonic in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intention on the part of TurboSonic to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that TurboSonic will file an appraisal petition or that TurboSonic will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of holders of TurboSonic common stock who desire to have their shares appraised to initiate all necessary action to perfect their appraisal rights within the time periods and in the manner prescribed in Section 262.

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Within 120 days after the effective time of the merger, any stockholder who has complied with the applicable provisions of Section 262 by then will be entitled, upon written request, to receive from TurboSonic a statement setting forth the aggregate number of shares of TurboSonic common stock not voting in favor of the adoption of the merger agreement with respect to which demands for appraisal were received by TurboSonic and the number of holders of such shares. The statement must be mailed within 10 days after the written request for the statement has been received by TurboSonic or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

Appraisal Proceeding By Delaware Court

If a petition for an appraisal is timely filed and litigated by a holder of shares of TurboSonic common stock and a copy thereof is served upon TurboSonic, TurboSonic will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as may be required by the court, the Delaware Court is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court may dismiss the proceedings as to the stockholder.

After determining the holders of shares of TurboSonic common stock who are entitled to appraisal, the Delaware Court will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court, and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, TurboSonic does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of TurboSonic common stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors.

The costs of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for its attorneys’ and expert witness expenses, although, upon application of a dissenting TurboSonic stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro-rata against the value of all shares of stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

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Any holder of shares of TurboSonic common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date before the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered in the merger agreement by delivering to TurboSonic a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration. After this period, the stockholder may withdraw the demand for appraisal and receive payment for the shares as provided in the merger agreement only with the written approval of TurboSonic. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease, and all holders of shares of TurboSonic common stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as TurboSonic has no obligation to file a petition for appraisal, and TurboSonic has no present intention to do so, any holder of shares of TurboSonic common stock who desires a petition for appraisal to be filed is advised to file it on a timely basis. No appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure of any stockholder to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

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THE SPECIAL MEETING

Date, Time and Place

The special meeting of stockholders of TurboSonic will be held on January 29, 2013 at 10:00 a.m. local time, at the Waterloo Inn, 475 King Street North, Waterloo, Ontario, Canada..

Purpose

At the special meeting, you will be asked:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 10, 2012, by and among TurboSonic, MEGTEC and Merger Sub, as it may be amended from time to time, which, among other things, provides for the merger of Merger Sub with and into TurboSonic, with TurboSonic continuing as the surviving corporation.

2. To approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum Requirement

We have fixed December 20, 2012 as the record date. Only holders of record of TurboSonic’s common stock as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, we expect that there will be approximately 18,554,112 shares of TurboSonic common stock issued and outstanding held by approximately 292 holders of record and approximately 1,225 beneficial holders.

Each holder of record of TurboSonic common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders at the special meeting.

The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast by the stockholders will constitute a quorum for the special meeting. If you are a record holder on the record date and vote by proxy or in person at the special meeting, you will be counted for purposes of determining whether there is a quorum at the special meeting. Shares of TurboSonic common stock that are present and entitled to vote but abstain from voting will be counted for purposes of determining whether a quorum is present, but their abstention will have the same effect as a vote “against” the merger proposal. Brokers, banks and other nominees holding shares for beneficial owners will not have discretionary power to vote the shares they hold unless they receive instructions from the beneficial owners of such shares. Uninstructed shares result in “broker non-votes,” and such shares will not be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting.

Voting by Proxy

Holders of record can ensure that their shares are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by this method will not affect your right to attend the special meeting and vote.

Voting Via Telephone or the Internet

Voting via the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal

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identification number, which appears on the proxy card. These procedures, which comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by 11:59 p.m., New York time, on January 28, 2013.

If you own your shares of TurboSonic common stock in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your shares are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials to determine if Internet or telephone voting is available. If your bank or broker does make Internet or telephone voting available, please follow the instructions provided on the voting form supplied by your bank or broker.

Revoking Your Proxy

You may revoke your proxy at any time before your shares are voted at the special meeting by:

•	sending a written notice of your revocation to Egbert Q. van Everdingen, Secretary, TurboSonic Technologies, Inc., 550 Parkside Drive, Suite A-14, Waterloo, Ontario N2L 5V4, Canada;
•	submitting by mail, telephone or the Internet another proxy dated as of a later date; or
•	voting in person at the special meeting.

All revocations of your proxy must be received prior to the voting of your shares at the special meeting. Merely attending the special meeting will not revoke your proxy. Voting in person at the special meeting will replace any previous votes submitted by proxy.

Who to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Georgeson, which is acting as proxy solicitation agent and information agent in connection with the merger as follows:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
Tel: (800) 509-0983

Voting at the Special Meeting

Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting. Please contact your broker, bank or nominee for specific instructions.

Vote Required; How Shares are Voted

Approval of the adoption of the merger agreement (proposal 1) requires the affirmative vote of the holders of a majority of the outstanding shares of TurboSonic common stock.

Pursuant to Delaware law and TurboSonic’s bylaws, the affirmative vote of holders of a majority of the votes represented by shares present in person or by proxy and entitled to vote at the special meeting is required to adjourn the special meeting.

Subject to revocation, all shares represented by each properly executed proxy will be voted in accordance with the instructions indicated on the proxy. If you return a signed proxy card but do not provide voting instructions (other than in the case of broker non-votes), the persons named as proxies on the proxy card will vote “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, and in such

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manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” adoption of the merger agreement but will have no effect on any motion to adjourn or postpone the special meeting for purposes of determining whether the approval requirement under Delaware law has been satisfied (so long as a quorum is present for such vote). If the special meeting is adjourned for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

The proxy card confers discretionary authority on the persons named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

Our founder, executive officers and directors who, as of November 2, 2012, collectively held shares representing approximately 20.6% of the outstanding shares of TurboSonic common stock have entered into a voting agreement in which they have agreed to vote their shares in favor of the adoption of the merger agreement. See “Special Factors — Voting Agreement.”

Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by TurboSonic. TurboSonic will bear the cost of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of the special meeting of stockholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of TurboSonic common stock. TurboSonic directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the Internet, facsimile or personal conversation, as well as by mail. TurboSonic has retained Georgeson, a proxy solicitation firm, to assist with the solicitation of proxies for the special meeting for a fee of $14,000 plus expenses. We may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of TurboSonic common stock. See “Special Factors — Estimated Fees and Expenses” for more information about the fees TurboSonic expects to pay in connection with the merger.

Please do not send any certificates representing shares of TurboSonic common stock with your proxy card. If the merger is completed, the procedure for the exchange of certificates representing shares of TurboSonic common stock will be as described in this proxy statement. For a description of procedures for exchanging certificates representing shares of TurboSonic common stock for the merger consideration following completion of the merger, see “The Merger Agreement — Payment for TurboSonic Common Stock in the Merger.”

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THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. Although we believe that this description covers the material terms of the merger agreement, it may not contain all the information that is important to you and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

Structure of the Merger

At the closing of the merger, Merger Sub will merge with and into TurboSonic and the separate corporate existence of Merger Sub will cease. TurboSonic will be the Surviving Corporation in the merger and will continue to be a Delaware corporation after the merger. The certificate of incorporation of TurboSonic, as in effect immediately prior to the merger, will be amended upon the merger to change the company’s name to MEGTEC TurboSonic, Inc. and otherwise to be in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger and, as so amended, shall be the certificate of incorporation of the Surviving Corporation. The bylaws of Merger Sub, as in effect immediately prior to the merger, will be amended to change the name of the company to MEGTEC TurboSonic, Inc. and, as so amended, will be the bylaws of the Surviving Corporation. The directors of Merger Sub will, from and after the closing of the merger, be the directors of the Surviving Corporation, until the earlier of their resignation, removal or death or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the Surviving Corporation, until their respective successors are duly elected and qualified, as the case may be. Promptly after the merger, the Surviving Corporation will appoint such additional officers as the directors of the Surviving Corporation shall determine. The executive officers of TurboSonic, who are also members of the board of directors, will continue in the same positions at the surviving corporation as they currently hold with TurboSonic and at the same level of compensation for a period of time to be determined on a case-by-case basis to ensure an orderly transition of the business to MEGTEC. However, there is no agreement of any kind regarding continuing employment for any specified duration. Our executive officers are and will continue to be “at will” employees.

When the Merger Becomes Effective

The closing of the merger will take place on the first business day, after the satisfaction or waiver (if permitted) of the conditions to closing (other than those conditions that by their terms are to be satisfied at the closing), unless another date is agreed to in writing by MEGTEC and TurboSonic. The merger will become effective at the time, which we refer to as the effective time of the merger, when TurboSonic files a certificate of merger with the Secretary of State of the State of Delaware or such later time as the parties agree and specify in the certificate of merger.

Effect of the Merger on the Capital Stock and Certain Other Securities of TurboSonic and Merger Sub

Capital Stock

At the effective time of the merger:

•	Each share of TurboSonic common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by TurboSonic or any of its wholly-owned subsidiaries and shares held by stockholders perfecting appraisal rights under Delaware law) will be cancelled and converted into the right to receive a cash payment of $0.21, which is referred to as the “merger consideration.”
•	Each share of TurboSonic common stock that is held TurboSonic or any wholly-owned subsidiary of TurboSonic immediately prior to the effective time of the merger will be automatically cancelled without payment.
•	Each share of common stock, par value $0.01 per share, of Merger Sub will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
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Stock Options

On the date the merger agreement was signed, all outstanding stock options previously granted under our 2003 Stock Plan and 2008 Stock Plan or any other stock option or similar plans, including any related award agreements, whether or not then exercisable or vested, immediately became vested and exercisable, and all option holders will have the opportunity to exercise all vested and exercisable options prior to the effective time of the merger. Unexercised options shall expire at the effective time. If an option holder chooses to exercise her, his or its options prior to the effective time of the merger, the option holder’s option shall be converted, in settlement and cancellation thereof, into the right to receive, at the effective time, a lump sum cash payment by the Surviving Corporation of an amount equal to the excess, if any, of the per share merger consideration over the exercise price per share of TurboSonic common stock subject to such option, multiplied by the number of shares of TurboSonic common stock that would have been issued upon exercise of such options. If an option holder chooses to exercise her, his or its stock options but receives no payment because the per share merger consideration does not exceed the exercise price per share of TurboSonic common stock subject to such options, such options will terminate at the effective time. We have notified all option holders in writing of their rights as described above with respect to vested and unvested options held by them upon the merger.

Reasonably promptly after the effective time of the merger, the Surviving Corporation shall pay the holders of TurboSonic stock options the cash payments to which they are entitled, if any, less any applicable withholding taxes. No interest shall be paid or accrue on such cash payments. As of the effective time of the merger, each outstanding stock option that has an exercise price that equals or exceeds $0.21 per share will be cancelled without any cash payment to the holder thereof.

Payment for TurboSonic Common Stock in the Merger

As promptly as reasonably practicable after the effective time of the merger, the Surviving Corporation will deposit, or cause to be deposited, with American Stock Transfer & Trust Company, as paying agent, sufficient cash to pay to the holders of TurboSonic common stock the merger consideration of $0.21 per share. As soon as reasonably practicable after the effective time, the Surviving Corporation will instruct the paying agent to mail to each record holder of TurboSonic common stock (excluding TurboSonic or any of its wholly-owned subsidiaries and stockholders perfecting appraisal rights under Delaware law), a letter of transmittal and instructions for use in effecting the surrender of all TurboSonic common stock certificates and shares of TurboSonic common stock represented by book-entry held by such record holder in exchange for a cash payment of $0.21, without interest, for each share of TurboSonic common stock owned. Stockholders should not send in their TurboSonic common stock certificates until they receive the letter of transmittal.

If payment is to be made to a person other than the person in whose name the TurboSonic common stock certificate or book-entry share surrendered is registered, it will be a condition of payment that the certificate or book-entry share so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate or book-entry share surrendered of the amount due to TurboSonic common stockholders under the merger agreement, or that such person establish to the satisfaction of the paying agent that any such taxes have been paid or are not applicable.

Any portion of the payment fund held by the paying agent not distributed to the holders of TurboSonic common stock six months following the effective time of the merger will be delivered to the Surviving Corporation, and after such transfer, any stockholders of TurboSonic who have not properly surrendered their stock certificates or book-entry shares may look only to the Surviving Corporation for payment of the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties of each of TurboSonic, MEGTEC and Merger Sub as to, among other things:

•	power and authority to execute and deliver the merger agreement and to perform its respective obligations under the merger agreement and to complete the transactions contemplated by the merger agreement;
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•	the absence of certain conflicts, including certain conflicts with organizational documents and law, the absence of any breach or event of default under any contract, and the absence of any required governmental approvals other than those specified in the merger agreement, in each case arising out of the execution, delivery and performance of the merger agreement; and
•	the accuracy of the information supplied by such party;

The merger agreement also contains representations and warranties of TurboSonic as to, among other things:

•	corporate organization, existence and good standing with respect to TurboSonic and its subsidiaries;
•	the capitalization of TurboSonic and the absence of preemptive rights or other rights to purchase or acquire equity securities of TurboSonic or any of its subsidiaries, other than those specified in the merger agreement;
•	the accuracy of TurboSonic’s filings with the SEC and the compliance of TurboSonic’s financial statements with GAAP;
•	the payment by TurboSonic and its subsidiaries of taxes and the filing of tax returns;
•	TurboSonic’s employee benefit plans and other agreements with its employees;
•	the absence of undisclosed liabilities;
•	the stockholder votes necessary to adopt the merger agreement;
•	the opinion of the special committee’s financial advisors;
•	the absence of any fees owed to brokers or investment bankers in connection with the merger, other than those specified in the merger agreement; and
•	the estimate of transaction fees and expenses in connection with the merger.

The merger agreement also contains representations and warranties of MEGTEC and Merger Sub as to, among other things:

•	the corporate organization, existence and good standing of MEGTEC and the formation, existence and good standing of Merger Sub; and
•	the availability of sufficient funds to pay the merger consideration when due.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” clause. For purposes of the merger agreement, “material adverse effect” means any change, effect, condition, factor or circumstance that, individually or in the aggregate with other changes, effects, conditions, factors or circumstances, is or is reasonably likely to be materially adverse to the business, results of operations, prospects, properties, condition (financial or otherwise), assets or liabilities of TurboSonic or the Surviving Corporation, as the case may be, and its subsidiaries taken as a whole, other than any change, effect, condition, factor or circumstance resulting from or relating to a matter affecting TurboSonic’s industry generally or a change in general economic or financial conditions, except to the extent such change, effect, condition, factor or circumstance has had, or would be reasonably likely to have, a disproportionate effect on TurboSonic and its subsidiaries, taken as a whole.

Agreements Related to the Conduct of Business

The merger agreement provides that, subject to certain exceptions or as consented to in writing by MEGTEC, during the period from the date of the merger agreement to the effective time of the merger, TurboSonic, among other things, will, and will cause its subsidiaries to, conduct their respective businesses in the ordinary course and use its reasonable best efforts to preserve intact and maintain its business organization, assets and goodwill and relationships with customers, suppliers and others having business dealings with it, keep available the services of its key officers and employees, use its best efforts to develop, commercialize and pursue any regulatory approvals for,

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products of TurboSonic and its subsidiaries and advertise, promote and market its products consistent with past practice and, subject to certain exceptions, will not and will not permit any of its subsidiaries to, without the prior consent of MEGTEC:

•	adopt or propose to adopt any change in the certificate of incorporation or bylaws of TurboSonic or adopt any material change in the certificate of incorporation, bylaws or other comparable organizational documents of any subsidiary of TurboSonic;
•	declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends paid by a subsidiary of TurboSonic to TurboSonic or a subsidiary of TurboSonic;
•	split, combine or reclassify any of its capital stock or authorize the issuance of any other securities in respect of its capital stock;
•	purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock or the capital stock of its subsidiaries;
•	issue, sell, grant, pledge or otherwise encumber any shares of its capital stock of any class, or other securities convertible into shares of its capital stock, including stock options, other than as permitted in the merger agreement;
•	merge or consolidate with another entity (other than mergers of wholly-owned subsidiaries of TurboSonic) or, other than in the ordinary course of business consistent with past practice, acquire an amount of assets or equity of another entity other than purchases of inventory items or supplies in the ordinary course of business consistent with past practice and certain capital expenditures;
•	sell, lease, license, subject to certain liens, or otherwise dispose of any assets, other than sales of inventory items in the ordinary course of business consistent with past practice;
•	materially modify benefits, adopt any benefits, benefits or accelerate payments or the vesting of benefits under any TurboSonic benefit plan, except as required by an existing agreement, certain plans or law;
•	increase compensation or benefits of directors, officers, employees, consultants, representatives or agents, other than in the ordinary course of business consistent with past practice or as required by applicable law or any company benefit plan;
•	other than in the ordinary course of business, consistent with past practice, enter into or modify change of control, severance, consulting, retention or employment agreements with any officer of TurboSonic, or any change of control, severance, consulting, retention or employment plan, program or arrangement;
•	other than in the ordinary course of business, pay or satisfy any claims, liabilities or obligations or settle any material claim, action, proceeding or investigation in excess of $25,000;
•	other than in the ordinary course and consistent with past practice, make any election relating to taxes or waive any restriction on any assessment period relating to taxes or settle or compromise any material income tax claim or assessment, or other material tax liability or refund;
•	enter into or terminate any contract, or make any amendment to any contract, other than renewals of contracts without changes in terms that are materially adverse to TurboSonic or its subsidiaries, except for sales contracts that are made in the ordinary course of business and except for the license agreement entered into by TurboSonic and MEGTEC described below;
•	materially change any method of accounting or accounting principles or practices, except as required by a change in GAAP or applicable law or regulations or required by the SEC;
•	other than in the ordinary course of business consistent with past practice, cancel or modify any material insurance policy, which is not replaced by a comparable amount of insurance coverage;
•	subject to any restrictions imposed by applicable law, take any action or enter into any transaction that may be of strategic importance to TurboSonic or any of its subsidiaries without first consulting with MEGTEC; or
•	agree to do any of the foregoing.
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Other Covenants and Agreements

Notification of Certain Matters

We must use our reasonable best efforts to give prompt written notice to MEGTEC and Merger Sub, and MEGTEC and Merger Sub must give prompt notice to us, of the occurrence or failure to occur of any event that would be reasonably likely to cause (a) any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect or any covenant, condition or agreement in the merger agreement not to be complied with or satisfied in all material respects, or (b) any material failure of TurboSonic, MEGTEC or Merger Sub, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement, or (c) a material adverse effect on the relevant party.

We must also give MEGTEC and Merger Sub notice if we engage in negotiations relating to, agree to, or execute any agreement involving (a) the sale, lease or exchange of all or substantially all of TurboSonic’s or the Surviving Corporation’s assets, (b) the offer or sale of a material number of shares of TurboSonic or the Surviving Corporation, or (c) the merger, combination or reorganization of TurboSonic or the Surviving Corporation with another person or entity.

Indemnification of Directors and Officers; Insurance

Until at least the fifth anniversary of the effective time of the merger, the right to indemnification, advancement of expenses and exculpation of officers and directors provided for in the constituent documents of TurboSonic and its subsidiaries on terms no less favorable than as in effect on the date of the merger agreement must be maintained with respect to matters occurring prior to the effective time.

Until at least the fifth anniversary of the effective time of the merger, the Surviving Corporation must maintain officers’ and directors’ liability insurance covering TurboSonic’s present and former officers and directors at the effective time of the merger with respect to matters occurring prior to the effective time of the merger, on terms with respect to coverage and amount no less favorable than those of the applicable policies in effect on the date of the merger agreement, to the extent that such coverage can be maintained at an annual cost to the Surviving Corporation of not greater than the last annual premium paid by TurboSonic prior to the date of the merger agreement, and, if such tail coverage cannot be so maintained at such cost, providing as much of such insurance coverage as can be so maintained at such cost.

Access and Information

We must afford to MEGTEC and its representatives full and complete access during normal business hours, during the period prior to the effective time of the merger, to its customers, suppliers, employees, books and records, and prospectus. MEGTEC and Merger Sub agree to keep all non-public information obtained through this access in strict confidence.

Reasonable Best Efforts

TurboSonic and MEGTEC must cooperate and use their reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable to consummate the transactions contemplated by the merger agreement as soon as possible, including using their reasonable best efforts to (a) obtain all necessary consents, approvals, waivers, authorizations, permits, filings or notifications from other parties, including governmental entities (b) effect any necessary registrations and filings and submissions of information requested by governmental authorities, and (c) fulfill all conditions to the merger agreement.

No Solicitation of Competing Proposals

TurboSonic and its subsidiaries are prohibited from directly or indirectly (i) encouraging (including by way of furnishing or disclosing non-public information), soliciting, initiating, making or facilitating an “Acquisition Proposal” (as defined below), (ii) participating in any way in discussions or negotiations with, or furnishing any

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non-public information to, any person other than MEGTEC in connection with any Acquisition Proposal, (iii) releasing any person from, or waiving any confidentiality, standstill or similar agreement to which TurboSonic is a party or under which TurboSonic has any rights with respect to the divestiture of the voting securities or any material portion of the assets of TurboSonic (except for any such agreement with MEGTEC or any of its subsidiaries), (iv) effecting a change in the board of directors’ recommendation that TurboSonic’s stockholders vote in favor of adopting the merger agreement, (v) approving or recommending, or publicly announcing it is considering approving or recommending, any Acquisition Proposal or (vi) entering into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring TurboSonic to abandon, terminate or fail to consummate any of the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, at any time prior to adoption of the merger agreement by the requisite vote of TurboSonic’s stockholders, TurboSonic may in response to a bona fide written Acquisition Proposal that did not result from a breach of this covenant:

•	participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to TurboSonic after the date of the merger agreement and prior to the time that the merger agreement is adopted by the requisite vote of TurboSonic’s stockholders so long as a majority of the members of the board of directors of TurboSonic determines in good faith, (A) after consultation with its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and (B) after consultation with its outside legal counsel and financial advisor, that failing to take such action would constitute a breach of its fiduciary duties to TurboSonic’s stockholders under applicable law. Prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such person, TurboSonic must provide MEGTEC with written notice (which may be by e-mail) of the identity of such person and of TurboSonic’s intention to participate in such discussions or negotiations with, or to furnish or disclose nonpublic information to, such person and must obtain from such person a confidentiality and standstill agreement containing terms customary for transactions of such nature. Any such confidentiality and standstill agreement shall not provide the other party with any exclusive right to negotiate with TurboSonic or have the effect of prohibiting TurboSonic from satisfying its obligations under the merger agreement. TurboSonic must also furnish to MEGTEC within 24 hours of delivery to such person any nonpublic information it has provided to such person (to the extent such information has not been previously delivered or made available by TurboSonic to MEGTEC); and
•	approve or recommend, or enter into (and, in connection therewith, effect a change in the board of directors’ recommendation), a definitive agreement with respect to an unsolicited, bona fide and written Acquisition Proposal that is submitted to TurboSonic after the date of the merger agreement and prior to the time that the merger agreement is adopted by the requisite vote of TurboSonic’s stockholders so long as (A) TurboSonic provides MEGTEC with written notice indicating that TurboSonic, acting in good faith, believes that the Acquisition Proposal is reasonably likely to constitute a Superior Proposal, (B) a majority of the board of directors of TurboSonic makes the determination necessary for such Acquisition Proposal to constitute a Superior Proposal, (C) during the three business day period after TurboSonic makes the foregoing determination, TurboSonic shall cause its financial and legal advisors to negotiate in good faith with MEGTEC in an effort to reach agreement on such adjustments to the terms and conditions of the merger agreement such that the Acquisition Proposal would not constitute a Superior Proposal and, therefore, TurboSonic would be required to proceed with the transactions contemplated hereby on such adjusted terms (the “MEGTEC’s Renegotiation Right”), (D) notwithstanding any such negotiations and adjustments during the three business day period for MEGTEC’s Renegotiation Right, MEGTEC does not make a written offer to adjust the terms and conditions of this Agreement or MEGTEC does make a written offer to adjust the terms and conditions of this Agreement and the board of directors of TurboSonic determines in good faith, after consultation with its financial advisor and outside legal counsel, that such written offer is not as favorable to TurboSonic’s stockholders from a financial point of view as the Acquisition Proposal then determined to be a Superior Proposal and (E) not later than the date TurboSonic enters into a definitive agreement with respect to, any such Superior Proposal, TurboSonic terminates the merger agreement makes the termination payments described below.
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If and only if there shall be any change in price or other material amendment to any Acquisition Proposal to which MEGTEC’s Renegotiation Right applies, MEGTEC shall be afforded an additional two business day opportunity to make any further adjustments to the terms and conditions of the merger agreement or any prior adjustments previously offered with respect to any Acquisition Proposal.

The merger agreement also contains a “go-shop” provision that permitted TurboSonic and its representatives, from October 10, 2012 until 11:59 p.m. (Eastern time) on October 24, 2012 (the “Go-Shop Period”), to, directly or indirectly: (i) initiate, solicit, facilitate and encourage Acquisition Proposals; (ii) enter into, engage in and maintain discussions or negotiations with respect to Acquisition Proposals and (iii) otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations. Following the termination of the Go-Shop Period, TurboSonic may, for a period of fourteen calendar days from and after the termination of the Go-Shop Period, continue its negotiations with any party or parties that submitted an Acquisition Proposal during the Go-Shop Period that a majority of the board of directors of TurboSonic determines in good faith, after consultation with its financial advisor constitutes a Superior Proposal (each, an “Excluded Party”), provided that the board of directors also determines in good faith after consultation with outside legal counsel, that the failure to engage in discussion with, and provide information to, such party or parties would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties to TurboSonic’s stockholders under applicable law a majority of the board of directors of TurboSonic determines in good faith, after consultation with its outside legal counsel and the financial advisor, that failing to take such action would constitute a breach of its fiduciary duties to TurboSonic’s stockholders under applicable law. Prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, an Excluded Party, TurboSonic must provide MEGTEC with written notice (which may be by e-mail) of the identity of the Excluded Party, obtain a confidentiality and standstill agreement from such Excluded Party of the type described above, keep MEGTEC informed of such negotiations and provide MEGTEC’s Renegotiation Rights as described above.

In addition to the obligations of TurboSonic described above, TurboSonic must provide MEGTEC with prompt (and in any event within twenty-four hours) written notice (which may be by e-mail) of (i) any request for information, any Acquisition Proposal or any inquiry, proposal, discussions or negotiations with respect to any Acquisition Proposal, (ii) the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussions or negotiations and (iii) the identity of the person making any such Acquisition Proposal or such request, inquiry or proposal or with whom such discussions or negotiations are taking place. TurboSonic must also promptly provide MEGTEC with copies of any written materials received by TurboSonic in connection with any of the foregoing. TurboSonic must keep MEGTEC reasonably informed of the status and general progress (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep MEGTEC reasonably informed as to the details of any information requested of or provided by TurboSonic. TurboSonic must also provide MEGTEC with notice at least one business day prior to (or such lesser notice as is provided to the members of the board of directors of TurboSonic) any meeting of the board of directors of TurboSonic at which the board of directors is reasonably expected to discuss or consider any Acquisition Proposal.

As used in the merger agreement, “Acquisition Proposal” means any proposal or offer from any person other than MEGTEC (whether or not in writing and whether or not delivered to TurboSonic’s stockholders generally) relating to (i) any direct or indirect acquisition or purchase of a business of TurboSonic that constitutes 10% or more of the consolidated revenues, net income or assets of TurboSonic or of 10% or more of any class of equity securities of TurboSonic or any of its subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 10% or more of any class of equity securities of TurboSonic, (iii) any merger, reorganization, share exchange, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving TurboSonic or any of its subsidiaries, (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, or (v) any other transaction, the consummation of which would reasonably be expected to impede prevent or materially delay the merger or which would reasonably be expected to dilute materially the aggregate benefits to MEGTEC of the proposed transaction.

As used in the merger agreement, “Superior Proposal” means a bona fide, written, fully-financed (which, for this purpose means that the proposing person has provided reasonable evidence of sufficient available cash or the receipt of a commitment letter from a reputable financing source, subject only to normal and customary exceptions) proposal made by any person other than MEGTEC or any of its subsidiaries to acquire not less than 50% of the

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issued and outstanding shares of TurboSonic’s Common Stock pursuant to a tender offer or a merger or to acquire not less than 50% of TurboSonic’s properties and assets on terms and conditions that a majority of the members of TurboSonic’s board of directors determines in good faith, after consultation with its financial advisor and taking into account all of the terms and conditions of such proposal (including all legal, financial, regulatory, and other aspects of such proposal and any expense reimbursement provisions, termination fees and conditions associated with such proposals), is more favorable to TurboSonic’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (including, to the extent applicable, any proposal or offer by MEGTEC pursuant to MEGTEC’s Renegotiation Right described above and is reasonably likely to be consummated.

Stockholders Meeting

TurboSonic promised that, as soon as reasonably practicable after the SEC completes its review of the proxy statement, it would duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon the adoption of the merger agreement. TurboSonic believes that it will meet this obligation by mailing this proxy statement to its stockholders and holding the special meeting on January 29, 2013. The board of directors of TurboSonic recommends that stockholders adopt the merger agreement. However, the special committee may withdraw or modify such recommendation in accordance with the terms of the merger agreement as described above. TurboSonic’s founder, Dr. Donald Spink, all members of our board of directors, and each of our executive officers (Edward Spink, Egbert van Everdingen, Carl Young and David Hobson, who respectively are our Chief Executive Officer, President, Chief Financial Officer and Vice President of Finance), have agreed to vote all of the shares of TurboSonic stock owned of record by them in favor of the adoption of the merger agreement. See “Special Factors — Voting Agreement” for more information.

Conditions to Completion of the Merger

The obligations of TurboSonic and MEGTEC to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver (if waivable), at or before the closing date of the merger, of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of TurboSonic common stock;
•	the absence of any law or order or other action issued or taken by a court of competent jurisdiction or national, state, provincial, local or foreign governmental entity that has the effect of making the merger illegal; and or otherwise prohibiting the completion of the merger; and
•	the taking of all actions, including the making of all filings with any governmental entity, required to permit consummation of the merger.

The obligations of MEGTEC to effect the transactions contemplated by the merger agreement are subject to the satisfaction or waiver, at or before the closing date of the merger, of the following additional conditions:

•	the representations and warranties of TurboSonic set forth in the merger agreement, made as if none of the representations and warranties contained any qualifications or limitations as to materiality or material adverse effect, being true and correct as of the date of the merger agreement and as of the closing of the merger as though made on and as of the closing of the merger, except (with certain exceptions) where the failure of any such representation or warranty, individually or in the aggregate, with all other such failures, to be true and correct has not had or would not reasonably be expected to have or constitute a material adverse effect;
•	TurboSonic’s performance or compliance in all material respects with all agreements and covenants to be performed by TurboSonic under the merger agreement at or prior to the closing date;
•	the absence of any state of facts, event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have a material adverse effect on TurboSonic and its subsidiaries, taken as a whole, since the date of the merger agreement;
•	the absence of any pending suit, action or proceeding by any governmental entity or other person challenging or seeking to restrain or prohibit any of the transactions contemplated by the merger
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agreement, in each case that would reasonably be expected to have a material adverse effect on TurboSonic or on MEGTEC’s rights under the merger agreement ; and

•	the total number of shares of TurboSonic common stock with respect to which appraisal rights shall have been properly demanded must not exceed 10% of the issued and outstanding shares of TurboSonic common stock immediately prior to the filing of the certificate of merger.

The obligation of TurboSonic to effect the transactions contemplated by the merger agreement is subject to the satisfaction or waiver, at or before the closing of the merger, of the following additional conditions:

•	the representations and warranties of MEGTEC and Merger Sub set forth in the merger agreement, made as if none of such representations and warranties contained any qualifications or limitations as to materiality or material adverse effect, being true and correct as of the date of the merger agreement and as of the closing of the merger as though made on the closing of the merger, except where the failure of any such representation and warranty, individually or in the aggregate, with all other such failures, to be true and correct has not resulted in or would not reasonably be expected to result in a material adverse effect; and
•	MEGTEC’s performance or compliance in all material respects with all agreements and covenants to be performed by it under the merger agreement at or prior to the closing of the merger.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether prior to or after TurboSonic’s stockholders adopt the merger agreement by the required votes:

•	by mutual written consent of MEGTEC and TurboSonic;
•	by either MEGTEC or TurboSonic, if:
•	the merger is not consummated by April 10, 2013; provided that the right to terminate the merger agreement pursuant to this provision is not available to any party whose failure to perform any of its obligations under the merger agreement has been the cause of the failure of the merger to be consummated by such time;
•	any governmental entity of competent jurisdiction issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order or other action has become final and non-appealable; or
•	the requisite approval of TurboSonic’s stockholders has not been obtained at the special meeting or any adjournment or postponement thereof; provided that the right to terminate the merger agreement pursuant to this provision is not available to TurboSonic if it has not complied in all material respects with the provisions of the merger agreement regarding the solicitation of and responses to Acquisition Proposals;
•	by MEGTEC if:
•	TurboSonic has breached or failed to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (A) is incapable of being cured by TurboSonic prior to April 10, 2013 or is not cured by such date and (B) would result in a failure of the condition to MEGTEC’s obligation to consummate the merger with respect to such representation, warranty or covenant as set forth in the merger agreement; or
•	TurboSonic’s board of directors has changed its recommendation that TurboSonic’s stockholders vote to adopt the merger agreement;
•	by TurboSonic if MEGTEC has breached or failed to perform in any material respect any of their representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (A) is incapable of being cured by MEGTEC or Merger Sub, as the case may be, prior to April 20, 2013 or is not cured by such date and (B) would result in a failure of the condition to TurboSonic’s obligation to consummate the merger with respect to such representation, warranty or covenant as set forth in the merger agreement.
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Effect of Termination; Remedies

If the merger agreement is terminated in accordance with its terms, it will become void and have no effect, and there will be no liability on the part of any of the parties, except that the provisions with respect to the payment of expenses as described below and certain other general provisions will survive, and no party will be relieved from any liability or damages arising from a willful and material breach of the merger agreement.

No party to the merger agreement will have any liability for monetary damages except for a willful and material breach of the merger agreement.

Termination Expenses

TurboSonic must pay MEGTEC a break-up fee of $200,000 and reimburse MEGTEC and Merger Sub for their expenses in connection with the proposed transaction (but not in excess of $400,000) if the merger agreement is terminated under the following circumstances:

•	if the merger agreement is terminated by TurboSonic because the board of directors approves or recommends, or TurboSonic enters into a definitive agreement with respect to, a Superior Proposal;
•	if the merger agreement is terminated by MEGTEC because the board of directors of TurboSonic fails to call the special meeting of stockholders or to recommend that the stockholders adopt the merger agreement (or changes such recommendation) at such special meeting;
•	if the merger is terminated by MEGTEC because TurboSonic has breached or failed to perform in any material respect any of its covenants contained in the merger agreement, and such breach or failure (A) is incapable of being cured by TurboSonic prior to April 10, 2013 or is not cured by such date and (B) would result in a failure of a condition to MEGTEC’s obligation to consummate the merger with respect to such covenant;
•	if the merger agreement is terminated by TurboSonic because the merger has not been consummated by April 10, 2013 and, within 12 months after termination of the merger agreement, TurboSonic enters into a definitive agreement with respect to a Superior Proposal and a Superior Proposal is thereafter consummated; or
•	if the merger agreement is terminated by TurboSonic or MEGTEC because the requisite approval of TurboSonic’s stockholders has not been obtained at the special meeting or any adjournment or postponement thereof (provided that the right to terminate the merger agreement for such reason is not available to any party whose act or omission caused the failure to obtain the requisite vote) and, within 12 months after termination of the merger agreement, TurboSonic enters into a definitive agreement with respect to a Superior Proposal and a Superior Proposal is thereafter consummated.

Amendments and Waivers

The merger agreement may not be amended and no waiver, consent or approval by or on behalf of TurboSonic may be granted except pursuant to an instrument in writing signed by or on behalf of TurboSonic, MEGTEC and Merger Sub; provided, however, that following adoption of the merger agreement at the special meeting, no amendment may be made to the merger agreement that by law requires further approval or authorization by the stockholders of TurboSonic without such further approval or authorization.

At any time prior to the effective time of the merger, TurboSonic or MEGTEC and Merger Sub may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered by the other party pursuant to the merger agreement, or (c) waive compliance by the other party with any of the agreements or with any conditions to such party’s obligations.

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ADJOURNMENT

Pursuant to Delaware law and TurboSonic’s bylaws, the affirmative vote of holders of a majority of the votes represented by shares present in person or by proxy and entitled to vote at the special meeting is required to adjourn the special meeting. Upon receiving the requisite vote, TurboSonic may then adjourn the special meeting (including a further adjournment of an adjourned meeting) to a date within 30 days of the special meeting without further notice other than by an announcement made at the special meeting (or such adjourned meeting). If the requisite stockholder vote to adopt and approve the merger agreement has not been received at the time of the special meeting (or such adjourned meeting), TurboSonic may choose to solicit additional proxies in favor of the merger.

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INFORMATION CONCERNING TURBOSONIC

TurboSonic Technologies, Inc., directly and through subsidiaries, designs and markets integrated air pollution control technologies to industrial customers worldwide. In 1997, Sonic Environmental Systems, Inc., a US public company, consolidated with Turbotak Technologies, Inc., a privately-held Canadian company to form TurboSonic Technologies, Inc. The founding companies were incorporated in the State of Delaware in April 1961 and in the Province of Ontario, Canada in 1976.

Our proprietary technology is designed to address a wide variety of air pollution control problems for industries including wood products, metallurgical (non-ferrous and iron and steel), cement and mineral processing, ethanol and biofuel production, industrial/medical and municipal solid waste incineration, petrochemical, pulp and paper, glass and power generation. We are actively pursuing opportunities related to the production of alternative fuels as cellulosic ethanol, pelletizing, biodiesel and other biofuels processes are developed. We believe our products and systems, which are designed to meet the strictest emission regulations for gaseous and particulate emissions, afford economic and technical advantages over competitive air pollution equipment.

Our common stock is quoted on the OTC Quote Board (OTCQB) under the symbol “TSTA”.

Our mailing address is 550 Parkside Drive, Suite A-14, Waterloo, Ontario N2L 5V4, Canada, and our telephone number is (845) 695-2600. A detailed description of our business is contained in our Annual Report on Form 10-K for the year ended June 30, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012. See “Additional Information.”

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RISK FACTORS RELATING TO TURBOSONIC’S CURRENT FINANCIAL CONDITION

You should carefully consider the risks described below, together with the other risk factors included in this proxy statement. A detailed description of our risk factors is contained in our Annual Report on Form 10-K for the year ended June 30, 2012. See “Additional Information.”

Our operating results for fiscal 2012 were significantly and negatively impacted by our clients’ curtailment in capital expenditures and delays in the enactment of new environmental standards for emissions of hazardous pollutants.

For the fiscal year ended June 30, 2012, our revenues were approximately $16,290,000, our loss before tax was approximately $1,741,000 and our net loss was approximately $2,762,000. Our net loss for fiscal 2012 reflects the effect of a non-cash accounting adjustment of $1,051,000, which is attributable to a reduction in the valuation of our deferred tax assets due to the fact that it is no longer more likely than not that the deferred income tax assets will be realized. Also reflected in our net loss for fiscal 2012 is a valuation allowance for value-added taxes receivable ($178,000) and the write-down of goodwill ($399,000).

The following tables compare these amounts with our revenues, loss from operations and our net loss for fiscal 2011, fiscal 2010 and fiscal 2009. All numbers are approximate and rounded to the nearest thousand.

		Fiscal 2012 Compared to Fiscal 2011
	Fiscal 2012	Fiscal 2011	$ Change	% Change

Revenue	$16,290,000	$13,739,000	$2,551,000	18.6%
(Loss) before income taxes	$(1,741,000)	$(1,647,000)	$(94,000)	(5.7%)
Net (loss)	$(2,762,000)	$(1,594,000)	$(1,168,000)	(73.3%)

		Fiscal 2012 Compared to Fiscal 2010
	Fiscal 2012	Fiscal 2010	$ Change	% Change
Revenue	$16,290,000	$13,886,000	$2,404,000	17.3%
(Loss) before income taxes	$(1,741,000)	$(1,886,000)	$145,000	7.7%
Net (loss)	$(2,762,000)	$(975,000)	$(1,787,000)	(183.3%)

		Fiscal 2012 Compared to Fiscal 2009
	Fiscal 2012	Fiscal 2009	$ Change	% Change

Revenue	$16,290,000	$25,405,000	$(9,115,000)	(35.9%)
(Loss) income before income taxes	$(1,741,000)	$2,185,000	$(3,926,000)	(179.7%)
Net (loss) income	$(2,762,000)	$1,556,000	$(4,318,000)	(277.5%)

Our backlog at June 30, 2012 was approximately $7,000,000 as compared to a backlog of approximately $8,300,000 at June 30, 2011 (adjusted backlog after taking into account a $3.7 million order cancellation in late fiscal 2012).

The reduction in revenues from fiscal 2009 reflects our clients’ curtailment of capital expenditures and deferral in order placements as they sought to cope with the effects of the economic downturn upon their businesses. Exacerbating our fiscal 2012 and fiscal 2011 operating results were U.S. legislative delays in the enactment of new environmental standards for emissions of hazardous pollutants, which caused many of our historical and prospective clients across market sectors to delay their plans for orders in anticipation of extended mandatory compliance dates.

We are unable to give any assurance as to the timing, strength and duration of any sustained economic recovery, as to whether the U.S. legislative delays in the enactment of new environmental standards will be favorably reconciled, nor as to when we may return to profitability.

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Our financial statements contain a going concern paragraph.

Our audited consolidated financial statements have been prepared on a going concern basis, which presumes that our assets will be realized and our liabilities will be discharged in the normal course of business over the foreseeable future. We have incurred significant losses during the three fiscal years ended June 30, 2012, which losses have reduced our cash and stockholders’ equity. These conditions raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on achieving a profitable level of operations, and our ability to either successfully complete the merger discussed elsewhere in this report or secure other sources of financing. There can be no assurance that we will be able to complete the merger or raise sufficient additional capital to continue our operations.

If the merger agreement is terminated or is not approved at the special meeting of stockholders and if we are unable to find any other source of financing, we would only have sufficient capital resources to support our operations for a short period of time.

As of June 30, 2012, we had cash and cash equivalents of approximately $1.1 million and working capital of approximately $1.9 million. In connection with the merger agreement executed on October 10, 2012, MEGTEC has made available to us a credit facility of up to $1.0 million, which, if drawn down by us, will bear interest at 10% per annum and be due and payable on the first anniversary of the drawdown, subject to acceleration under certain circumstances described in the note. If the note is not paid, the entire outstanding principal balance and accrued and unpaid interest, under certain circumstances, will be applied to the payment of a license fee under an intellectual property license agreement entered into by MEGTEC and us at the same time as the merger agreement. For further information regarding this credit facility and license agreement, see “Special Factors — Second Lien Secured Promissory Note and related Security Agreements” and “Special Factors — Intellectual Property License Agreement.”

Based on a current usage rate of approximately $550,000 per month, our current cash position and working capital, our credit agreements with HSBC Bank Canada and Export Development Canada, our anticipated revenue from operations and the availability of the MEGTEC credit facility, we believe that:

•	we will have sufficient capital resources to support our operations through the consummation of the merger (expected to close early in the first quarter of calendar 2013); or
•	if the merger is terminated or not approved at the special meeting of stockholders, we will have sufficient capital resources, after payment of expenses related to the merger, to support our operations for approximately six months following such termination or non-approval.

As indicated above, if the merger is not consummated, we will not have sufficient capital resources to support our operations for the next twelve months. Unless we are able to find another source of financing to support our operations, it is possible that we would be required to cease operations, in which event investors could lose all of their investment in our company.

It should be noted that in November 2012, we received and accepted two material orders, each of which is expected to be delivered in the first half of calendar 2013:

•	a $1.7 million air pollution control system order for the supply of our SonicKleen™ wet electronic precipitator (WESP) to limit acid gas and particulate emissions from waste combustion; and
•	a $1.2 million air pollution control system order for the supply of our WESP to reduce particulate matter, volatile organic compounds and opacity emissions from a particle board dryer exhaust.

54

DIRECTORS AND EXECUTIVE OFFICERS OF TURBOSONIC

The following persons are the executive officers, directors and a key employee of TurboSonic as of the date of this proxy statement. Each executive officer will serve until the earlier of the time a successor is elected by the board of directors or his resignation or removal. Neither any of these persons nor TurboSonic has been convicted in a criminal proceeding during the past ten years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Except for Richard H. Hurd, all of the directors and executive officers of TurboSonic are citizens of Canada and can be reached c/o TurboSonic, 550 Parkside Drive, Suite A-14, Waterloo, Ontario N2L 5V4, Canada.

Name	Age	Positions and Offices

Ken Kivenko	70	Chairman of the Board
Edward F. Spink	58	Chief Executive Officer and Director
Egbert Q. van Everdingen	51	President, Secretary-Treasurer and Director
Carl A. Young	70	Chief Financial Officer
Richard H. Hurd	75	Director
Glen O. Wright	63	Director
Raymond L. Alarie	60	Director
F. Eugene Deszca	64	Director
Robert A. Allan	70	Vice President Engineering
David J. Hobson	64	Vice President Finance & Administration
Luca Finzi	58	General Manager – Italian Branch (key person)

Ken Kivenko, P.Eng., has been a director of our company since February 2007. Mr. Kivenko, a member of the Professional Engineers of Ontario, is the founder and President of Kenmar Consulting. Kenmar acts as a private consultant in the areas of strategic planning, Total Quality, financing and governance, and was established in January 2001. Prior thereto, he was President and CEO of NBS Technologies, a supplier of credit and ID cards and card personalization equipment, from June 1995 to December 2000. He currently serves on the board of TSX-listed RDM Corporation (HR/Compensation committee and Chair of Governance Committee). He is the Advisory Committee Chairman for the Small Investor Protection Association in Canada, a member of the board of the Excellence Canada (formerly National Quality Institute) and is a former member of the Ontario Securities Commission Continuous Disclosure Advisory Committee. We believe that Mr. Kivenko’s extensive engineering background, his many years as senior executive with a number of diversified companies, his role with Excellence Canada, over ten years of public board experience and his background for good corporate disclosure and governance qualify him to serve as a director of our company.

Edward F. Spink, Chief Executive Officer and director, has completed 25 years as a Senior Executive with TurboSonic and has participated in the development of our company and our technology. He served as Chairman of the board of directors from June 1999 to December 2007, at which time he nominated an outside director as chairman to improve our corporate governance practises. He has been instrumental in the expansion of product lines and the development of our intellectual property base and has authored, participated and directed numerous patents. Mr. Spink has served as a director with The Bank of Akron in New York state since 2005. We believe that Mr. Spink’s unique position in working alongside our founder for 19 years, his 25 years as a senior executive with TurboSonic and the role that he has played in the development of our technology qualify him to serve as a director of our company.

Egbert Q. van Everdingen has served as our President, Secretary-Treasurer and as a director, since June 2006. From August 2003 until June 2006, he was Executive Vice President, with responsibility for all sales, marketing, design and project engineering. Prior thereto and from August 1997, Mr. van Everdingen served as our Vice President Marketing & Sales, Air Pollution Control Systems. Prior thereto and from 1986, he served as project manager and in various product development, sales and marketing positions with Turbotak. We believe that Mr. van

55

Everdingen’s knowledge and understanding of the industry and over 25 years experience regarding business operations and strategic planning qualify him to serve as a director of our company.

Carl A. Young, CA., has served as our Chief Financial Officer on a part-time basis since October 2006. A Chartered Accountant, he had served as an officer and director of several private industrial corporations through 1989, then becoming owner of Mentor Dynamics Inc., which designed, manufactured and installed custom material handling equipment and industrial overhead cranes, and Provincial International Cranes Inc., which designed and sub-contracted fabrication of industrial and shipyard cranes to international markets. After selling these businesses in 1999, Mr. Young has provided interim management services as a senior financial officer and director, and other business consulting services to a number of clients in industry, commerce and services.

Richard H. Hurd served as President from August 1993 to August 1997 and Treasurer from April 1994 to August 1997 of Sonic Environmental Systems, Inc., the predecessor to our company. He has been a director since February 1993 and currently serves as our audit committee chairperson. Mr. Hurd has been President and sole owner of RHB Capital Company Inc., a financial consulting company since 1987. He is presently Chief of Staff to the Director of the New Jersey Division of Medical Assistance and Health Services and was a Special Assistant to the Treasurer of the State of New Jersey. We believe that Mr. Hurd’s extensive finance and accounting background, his close involvement with Sonic Environmental Systems, Inc. and TurboSonic over the past seventeen years, and his experience in investing and managing small and medium-sized businesses qualify him to serve as a director of our company.

Glen O. Wright has been a director of our company since December 2005. Mr. Wright founded Wright, Mogg and Associates Ltd., a pension and benefits consulting firm and served as its Chief Executive Officer from 1980 to 1986, and its Chairperson and Chief Executive Officer until 1996. It was sold in 2000 to Cowan Insurance Group and he continued as Chairman of the Cowan Insurance Group until October 2002. He served as the Chairman of the Workplace Safety and Insurance Board in Ontario from June 1996 to February 2004 and served as Chairman of Hydro One, the agency responsible for electric transmission in Ontario from June 2002 to May 2003. Since February 2004, he has been working on a number of consulting projects through GPark Consulting Ltd., of which he is President. He is currently a director of PrinterOn Corporation, Waterloo North Hydro and LeanCor Logistics LLC, and was formerly a director for the Institute for Work and Health, Gore Mutual Insurance and the Canadian Broadcasting Corporation, a member of the Wilfrid Laurier University Foundation, the 2010 Chair of the Joint Public Advisory Committee of the Commission for Environmental Cooperation and a member of the Council for Canadian Unity. We believe that Mr. Wright’s executive business experience, including founding a pension consulting firm, serving in senior executive roles for twenty years, and Chairman positions with major provincial organizations, qualify him to serve as a director of our company.

Raymond L. Alarie, P.Eng., ICD.D, has been a director of our company since December 2008. Mr. Alarie, a member of the Professional Engineers of Ontario, was the founder and CEO of Paragon Engineering Ltd., an infrastructure consulting engineering company from 1979 to 1997 until its acquisition by Stantec Inc. He served as Executive Vice President for Stantec Inc. from 2003 until he retired in 2006, with responsibility for several professional disciplines and regional operations in Canada and in the USA totaling some 2,500 staff. Stantec provides professional design and consulting services in planning, engineering, architecture, surveying, and project management. Prior thereto and concurrent with the most recent position, he was a member of Stantec’s Executive Leadership Team from 1997 to 2006 and contributed to Stantec’s growth from 1,500 to over 5,500 employees. In 2005, he received his corporate director designation through the Institute of Corporate Directors of Canada. We believe that Mr. Alarie’s founding role and senior executive positions in a large engineering consulting firm, his position as senior executive in a large public firm, and his experience and training as a director qualify him to serve as a director of our company.

Dr. F. Eugene Deszca, Ph.D., has been a director of our company since December 2008. Dr. Deszca has been a Professor since 1982 at Wilfrid Laurier University in the School of Business and Economics, where he is currently the Associate MBA Director. He has taught at Queen’s University, York University, the University of Western Ontario’s Graduate Program in Engineering Management, and at St. Francis Xavier University, and is a past member of the board of directors of the Society of Management Accountants of Canada. As an educator and consultant, he has focused on the development of organizations and the people who work there, change management and the enactment of strategy. His consulting work is conducted through Gene Deszca and Associates, of which he

56

is President. We believe that Mr. Deszca’s experience ranging from university faculty, research and consulting work with organizations and senior management groups on matters related to strategy, organizational change, implementation and conflict management qualify him to serve as a director of our company.

Robert A. Allan, P.Eng., has served as our Vice President Engineering since August 27, 1997, and joined Turbotak as Manager of Engineering in 1990. Prior thereto and from 1979, he was a Manager of Engineering with Joy Technologies Canada, an air pollution control company. Prior to 1979 and from 1972, he was a technical advisor with Flakt Canada, specifically on pollution control processes. He also held various senior project management and engineering positions in Quebec and Sweden with AB Svenska Flaktfabriken. He is a professional engineer and holds a Master’s degree in Mechanical Engineering from the University of Waterloo.

David J. Hobson has served as our Vice President Finance and Administration since August 27, 1997. Prior thereto and from 1996, he held the position of Controller with Turbotak. Mr. Hobson has over thirty years of finance and accounting, human resources management and project management experience in the capital equipment sector, most of it gained in the air pollution control field with a division of Joy Technologies Canada.

Luca Finzi has served as our General Manager Europe since February 2006. From 1996 to 2005 he was a General Manager with Hamon Research Cottrell, part of the Belgian-based Hamon Group, including three years as President of Hamon Research Cottrell USA, based in New Jersey. Prior thereto, from 1985 to 1996, he was a manager with Cifa Progetti, an Italian company focused on environmental systems and bulk solids handling. He holds a Master’s degree in Mechanical Engineering from the Politecnico di Milano.

Our board of directors has determined that each of our non-employee directors (Messrs. Kivenko, Hurd, Wright, Alarie and Deszca), who collectively constitute a majority of our board of directors, meets the general independence criteria set forth in the NASDAQ Marketplace rules. In addition, our board of directors has made a subjective determination as to each of the foregoing individuals that no relationships exist that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our audit committee consists of three directors: Richard H. Hurd as chairperson, Raymond L. Alarie and Ken Kivenko. Our board of directors has determined that each of Messrs. Hurd, Alarie and Kivenko meets the NASDAQ Marketplace Rules for being an independent member of an audit committee. Our board of directors has also determined that Richard Hurd satisfies the SEC definition of an “audit committee financial expert.”

Our compensation committee consists of three directors: Glen O. Wright as chairperson, F. Eugene Deszca and Raymond L. Alarie. Our board of directors has determined that each member of our compensation committee meets the NASDAQ general definition of independence for members of a board of directors.

Our board of directors has appointed a special committee of the board of directors to evaluate expressions of interest received from third parties with respect to potential sale, merger, debt or equity financing or other strategic transactions involving our company. Each member of our special committee, consisting of Glen O. Wright (chairperson), Ken Kivenko and Raymond L. Alarie, meets the NASDAQ general definition of independence for members of a board of directors. See “Special Factors — The Special Committee.”

For information about the directors and officers of the Surviving Corporation after the completion of the merger, see “Special Factors — Effects of the Merger — Directors and Management of the Surviving Corporation.”

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Set forth below is certain selected financial information relating to TurboSonic. The selected financial data has been excerpted or derived from the selected financial data contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (referred to as the “Form 10-K”) and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012 (referred to as the “Form 10-Q”). This data should be read in conjunction with the audited consolidated financial statements and other financial information contained in the Form 10-K and Form 10-Q including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and the following summary is qualified in its entirety by reference to such reports and all of the financial information and notes contained therein. Copies of the Form 10-K and Form 10-Q may be examined at the SEC’s and TurboSonic’s respective websites or obtained from the SEC and TurboSonic. See “Additional Information” below.

All of the selected data is in dollars except for the number of shares, percentages and ratios.

	Three Months Ended September 30,		Years Ended June 30,
Selected Financial Data	2012	2011	2012	2011	2010	2009	2008
	$	$	$	$	$	$	$

Revenue	4,357,186	5,910,119	16,289,795	13,739,297	13,886,053	25,405,475	14,268,284
Net (loss) income before taxes	(116,445)	(380,237)	(1,740,932)	(1,647,484)	(1,885,635)	2,185,143	(977,968)
Net (loss) income	(116,465)	(436,594)	(2,762,330)	(1,594,144)	(975,153)	1,555,905	(662,994)
% Return on sales	(2.7%)	(7.4%)	(17.0%)	(11.6%)	(7.0%)	6.1%	(4.6%)

Total assets	5,331,759	9,637,689	6,662,562	7,982,899	7,436,267	13,480,335	8,597,847

Long-term debt	--	--	--	--	143,519	212,254	20,908

Working capital	1,909,879	2,597,176	1,888,187	3,174,400	3,646,322	4,922,251	2,861,501
Current ratio	1.57:1	1.47:1	1.40:1	1.99:1	2.72:1	1.66:1	1.72:1

Stockholders’ equity	1,967,057	4,108,094	1,949,397	4,781,066	5,245,396	5,860,806	4,350,080
% Return on stockholders’ equity	(5.9%)	(10.6%)	(141.7%)	(33.3%)	(18.6%)	26.5%	(15.2%)

Basic weighted average number of shares	18,554,112	18,554,112	18,554,112	17,037,418	15,137,528	15,130,054	15,130,054
Basic (loss) earnings per share	(0.01)	(0.02)	(0.15)	(0.09)	(0.06)	0.10	(0.04)

Diluted weighted average number of shares	18,554,112	18,554,112	18,554,112	17,037,418	15,137,528	15,168,536	15,130,054
Diluted (loss) earnings per share	(0.01)	(0.02)	(0.15)	(0.09)	(0.06)	0.10	(0.04)
Book value per share	0.11	0.22	0.11	0.28	0.35	0.39	0.29

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COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

Stock Price Information

TurboSonic common stock is quoted on the OTC Quote Board (OTCQB) under the symbol “TSTA.” The following table sets forth, for the periods indicated, the range of the bid quotations for TurboSonic common stock.

	Common Stock (1)
	High	Low
F iscal Year Ending June 30, 2013
First Quarter	$0.21	$0.09
Fiscal Year Ended June 30, 2012
First Quarter	$0.42	$0.25
Second Quarter	$0.45	$0.20
Third Quarter	$0.34	$0.23
Fourth Quarter	$0.29	$0.18
Fiscal Year Ended June 30, 2011
First Quarter	$0.44	$0.28
Second Quarter	$0.44	$0.23
Third Quarter	$0.52	$0.30
Fourth Quarter	$0.48	$0.34

____________

(1)	The above quotations represent prices between dealers and do not include retail mark up, markdown or commissions. They do not necessarily represent actual transactions.

As of November 28, 2012, there were 275 holders of record and approximately 1,000 beneficial holders of TurboSonic common stock. This number of beneficial holders represents the number of actual holders of TurboSonic common stock, including an estimate of the beneficial owners of shares held in “nominee” or “street” name.

On October 9, 2012, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of TurboSonic common stock was $0.10 per share. On December 18, 2012, the most recent practicable trading date prior to the date of this proxy statement, the closing price of TurboSonic common stock was $0.20 per share. You are urged to obtain a current market price quotation for TurboSonic common stock.

Dividend Information

TurboSonic has never declared or paid any dividends on its common stock, and does not anticipate paying any cash dividends in the foreseeable future, as it is the current policy of its board of directors to retain any earnings to finance its future operations and expand its business.

The merger agreement prohibits TurboSonic or any of its subsidiaries from declaring, setting aside or paying dividends in respect of any of its capital stock until the effective time of the merger.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 28, 2012, the shares of TurboSonic common stock beneficially owned by each person who, to our knowledge, is the holder of 5% or more of TurboSonic common stock, by each of our executive directors and directors and by all of our executive officers and directors as a group.

Name and Address of Beneficial Owner or Identity or Group*	Number of Shares Beneficially Owned (1)		Approximate Percentage of Class

Dr. Donald R. Spink, Sr.	1,223,599	(2) (10)	6.4%
Edward F. Spink	1,372,527	(3)	7.4%
Egbert Q. van Everdingen	440,827	(3)	2.4%
Richard H. Hurd	176,137	(4)	**
Glen O. Wright	151,000	(4)	**
Ken Kivenko	122,500	(4)	**
Raymond L. Alarie	430,000	(5)	2.3%
F. Eugene Deszca	230,000	(5)	1.2%
Carl A. Young	219,058	(6)	1.2%
David J. Hobson	47,662		**
Robert A. Allan	155,000		**
Bard Associates, Inc. (7)	2,333,628		12.6%
Perritt Funds, Inc. (8)	1,110,000		5.8%

All Executive Officers and Directors as a group (10 persons)	3,344,711	(9) (10)	17.3%

____________

(*)	Unless otherwise indicated, address of each person is c/o TurboSonic Technologies, Inc. 550 Parkside Drive, Suite A-14, Waterloo, Ontario, N2L 5V4, Canada.
(**)	Less than 1%.
(1)	Unless otherwise indicated, all persons named below have sole voting and investment power over listed shares.
(2)	Includes 781,749 shares owned by a Canadian numbered corporation, over which shares Dr. Spink exercises voting control.
(3)	Includes 115,000 shares issuable upon exercise of vested options.
(4)	Includes 100,000 shares issuable upon exercise of vested options.
(5)	Includes 80,000 shares issuable upon exercise of vested options
(6)	Includes 65,000 shares issuable upon exercise of vested options.
(7)	Pursuant to a Schedule 13G filed on November 2, 2012, Bard Associates, Inc., an investment adviser, has the sole power to direct the disposition of 2,333,628 shares and the sole power to direct the vote of 153,750 shares. The address of the beneficial owner is 135 South LaSalle St., Suite 3700, Chicago, IL 60603.
(8)	Pursuant to a Schedule 13G filed on February 14, 2012, Perritt Funds, Inc., a registered investment company, has the shared power to direct the disposition of, and the shared power to direct the vote of, 1,110,000 shares. The address of the beneficial owner is 300 South Wacker Drive, Suite 2880, Chicago, IL 60606.
(9)	Includes 755,000 shares issuable upon exercise of vested options.
(10)	Dr. Donald R. Spink, Sr., who is the founder of TurboSonic, and each of our executive officers and directors, who as of November 2, 2012 own in the aggregate 20.6% of the shares of TurboSonic common stock, have agreed with MEGTEC to vote their respective shares in favor of adoption of the merger agreement. For further information regarding this voting agreement, see “Special Factors — Voting Agreement.”

Change in Control

Other than the voting agreement described in this proxy statement, there is no other arrangement known at this time to TurboSonic, including any pledge of TurboSonic’s securities by any person, the operation of which may result in a change in control of TurboSonic.

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CERTAIN PURCHASES AND SALES OF TURBOSONIC COMMON STOCK

There have been no transactions in TurboSonic common stock during the past 60 days by any of TurboSonic’s directors or executive officers, or by Merger Sub, MEGTEC or any of their respective controlling persons or associates, or by any pension, profit-sharing or similar plan of TurboSonic or Merger Sub.

TurboSonic has not purchased any shares of TurboSonic common stock during the past two years. Neither MEGTEC nor Merger Sub has purchased any shares of TurboSonic common stock during the last two years.

INFORMATION CONCERNING MEGTEC

MEGTEC formed Merger Sub on September 20, 2012 and is its sole shareholder. Merger Sub was formed solely for the purpose of effecting the merger. Upon the completion of the merger, Merger Sub will cease to exist and TurboSonic will survive.

Merger Sub has not conducted any activities other than those incident to its formation and the matters contemplated by the merger agreement.

The address and telephone number of each of MEGTEC and Merger Sub is 830 Prosper Road, P.O. Box 5030, De Pere, WI 54115-5030 at (920) 337-5715.

During the past five years, neither MEGTEC nor Merger Sub has been (a) convicted in a criminal proceeding or (b) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining MEGTEC or Merger Sub from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ADDITIONAL INFORMATION

TurboSonic files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about TurboSonic.

You may read and copy any reports, statements or other information filed by TurboSonic at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. TurboSonic’s filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: www.sec.gov.

You may also access the SEC filings and obtain other information about TurboSonic through its website at www.turbosonic.com under “Investor Relations — Securities Filings.” The information contained on our website is not incorporated by reference into or is in any way part of this proxy statement.

TurboSonic will provide, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of our Annual Report on form 10-K for the year ended June 30, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012 (not including exhibits). Stockholders should direct such requests to TurboSonic Technologies, Inc., 550 Parkside Drive, Suite A-14, Waterloo, Ontario, N2L 5V4, Canada, Attention: Dorina Aldwinckle at (519) 885-5513 Extension 219.

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This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of TurboSonic since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained in this proxy statement. TurboSonic has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated December 19, 2012. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

This proxy statement contains a description of representations and warranties set forth in the merger agreement, which is attached to this proxy statement as Annex A. These representations and warranties were made as of specific dates, are subject to important limitations and qualifications, and were made for the purposes of allocating contractual risk between the parties rather than to establish matters as facts. These materials, which constitute public disclosure under the federal securities laws, are included to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the agreements (including the merger agreement) should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement.

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Annex A

AGREEMENT AND PLAN OF MERGER

By and Between

MEGTEC Systems, Inc.

MTS WSP, Inc.

and

TurboSonic Technologies, Inc.

dated as of

October 10, 2012

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

INDEX OF DEFINED TERMS

Defined Term	Section

Acquisition Proposal	8.14
Affiliates	8.14
Agreement	Preamble
Business Day	8.14
Certificate of Merger	8.14
Certificates	2.2
Change in Company Recommendation	5.2(b)
Closing	1.2
Closing Date	1.2
Code	1.9
Company	Preamble
Company Ancillary Instruments	3.3
Company Board Approval	3.7
Company Common Stock	Recitals
Company Contract	8.14
Company Disclosure Schedule	Article 3
Company Intellectual Property	3.13(a)
Company Permits	3.10
Company Recommendation	5.2(b)
Company Requisite Stockholder Vote	3.3
Company SEC Reports	3.5(a)
Company Stockholders Meeting	5.2(b)
Company Stock Options	3.2
Company Stock Plans	1.9
Company Voting Debt	3.2
Confidentiality Agreement	8.4(a)
Contract	3.4(a)
-v-

Defined Term	Section

Cut-Off Date	5.5(b)(i)
Damages	6.2(a)
D&O Insurance	5.6
DGCL	1.1
Dissenting Shares	8.14
Effective Time	1.3
Employee Benefit Plans	3.14(a)
Environmental Laws	3.12(a)
ERISA	3.14(a)
ERISA Affiliate	3.14(a)
Exchange Act	3.4(b)
Excluded Party Financial Advisor	5.5(b)(i) 3.20
Financial Statements	3.5(c)
Foreign Benefit Plan	3.14(l)
GAAP	3.5(b)
Go-Shop Period	5.5(b)(i)
Go-Shop Superior Proposal	5.5(b)(ii)
Governmental Entity	3.4(b)
Hazardous Substance	8.14
Indemnified Parties	5.6
Intellectual Property Rights	8.14
IP License Agreement	8.13
Law	3.4(a)
Leased Real Property	3.17(c)
Liens	3.2
Material Adverse Effect	8.14
Merger	Recitals
Merger Consideration	1.8(a)
-vi-

Defined Term	Section

Multiemployer Plan	3.14(b)
Necessary Consents	3.4(b)
Newco	Recitals
Order	3.4(a)
Owned Real Property	3.17(b)
Paying Agent	2.1
PBGC	3.14(c)
Person	8.14
Properties	3.12(b)
Promissory Note	8.14
Proxy Statement	5.2(a)
Purchaser	Preamble
Purchaser Ancillary Instruments	4.2
Purchaser’s Costs	8.14
Purchaser’s Renegotiation Right	5.5(a)(ii)
Real Property Lease	3.17(c)
Recent Balance Sheet	3.11(a)
Regulatory Law	8.14
Representatives	5.5(a)
SEC	3.5(a)
Securities Act	3.5(a)
Subsidiaries	8.14
Superior Proposal	8.14
Surviving Corporation	1.1
Taxes	8.14
Tax Return	8.14
Termination Date	7.1(b)
Termination Fee	8.14
Transaction Expenses	8.14
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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and effective as of October 10, 2012, by and among MEGTEC Systems, Inc., a Delaware corporation (“Purchaser”), MTS WSP, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Purchaser (“Newco”), and TurboSonic Technologies, Inc., a Delaware corporation (“Company”).

WHEREAS, the respective Boards of Directors of Purchaser, Newco and Company desire to enter into a transaction whereby Newco will merge with and into Company (the “Merger”), pursuant to which each issued and outstanding share of Common Stock, par value $.10 per share, of Company (“Company Common Stock”) not owned directly or indirectly by Company will be converted into the right to receive the Merger Consideration; and

WHEREAS, the Board of Directors of Company has unanimously: (i) determined that (A) the Merger is advisable and in the best interests of Company and its stockholders and (B) the Merger is fair, from a financial point of view, to the stockholders of Company; (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; and (iii) recommended approval and adoption by the stockholders of Company of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Boards of Directors of Purchaser and Newco have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, Purchaser, Newco and Company desire to make certain representations, warranties and agreements in connection with, and to prescribe certain conditions to, the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

Section 1.1.          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Newco shall merge with and into Company at the Effective Time. Following the Effective Time, Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Newco shall terminate. The merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.2.          Closing. The closing of the Merger (the “Closing”) shall occur at 10:00 a.m., local time, on the first Business Day after the satisfaction or waiver of the condition set

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forth in Section 6.1(a), or such other time and date as Purchaser and Company shall agree in writing, unless this Agreement has been theretofore terminated pursuant to its terms (the actual time and date of the Closing is referred to as the “Closing Date”). Notwithstanding the foregoing, if the Closing shall not occur in accordance with the preceding sentence because any condition to the Closing set forth in Article 6 is not satisfied or waived on or prior to that date, then either Purchaser or Company may postpone the Closing from time to time to any designated subsequent Business Day not more than five (5) Business Days after the original or postponed date on which the Closing was to occur by delivering written notice of such postponement to the other. The Closing shall be held at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 or such other place as Purchaser and Company shall agree in writing.

Section 1.3. Effective Time. At the Closing, the parties shall file the Certificate of Merger with the Delaware Secretary of State in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and make all other filings or recordings required by the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Purchaser and Company shall agree and specify in the Certificate of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).

Section 1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Newco and Company shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Newco and Company shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Certificate of Incorporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to change its name to MEGTEC TurboSonic, Inc. and otherwise to be in the form of the Certificate of Incorporation of Newco as in effect immediately prior to the Effective Time, and as so amended shall serve as the amended and restated Certificate of Incorporation of the Surviving Corporation, until thereafter further amended in accordance with applicable Law.

Section 1.6. By-Laws. The By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be amended to change its name to MEGTEC TurboSonic, Inc. and as so amended shall serve as the amended and restated By-Laws of the Surviving Corporation, until thereafter further amended in accordance with applicable Law.

Section 1.7. Officers and Directors. The officers of Newco immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation, removal or death or until their respective successors are duly elected and qualified, as the case may be. Promptly following the Effective Time, the Surviving Corporation will appoint such additional officers as the directors of the Surviving Corporation shall determine. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation, removal or death or until their respective successors are duly elected and qualified, as the case may be.

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Section 1.8. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Purchaser:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(c) and Dissenting Shares) shall be converted into the right to receive an amount in cash equal to $0.21, without interest (the “Merger Consideration”).

(b) All shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as otherwise expressly provided in this Agreement or by applicable Law.

(c) Each share of Company Common Stock that is owned directly or indirectly by Company at the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Each share of common stock, par value $0.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 1.9. Company Stock Options and Other Equity-Based Awards. Not later than immediately prior to the Effective Time, Company shall cause the Board of Directors of Company or any committee administering the Company Stock Plans to adopt all resolutions, take all actions and obtain all consents necessary to provide that:

(a) Subject to the terms of the Company Stock Plans (as defined below), all outstanding Company Stock Options heretofore granted under Company’s 2003 Stock Plan, Company’s 2008 Stock Plan or any other stock option or similar plans, agreements or arrangements of Company, including any related award agreements (collectively, the “Company Stock Plans”), whether or not then exercisable or vested, shall immediately become vested and exercisable as of the date this Agreement is signed and option holders shall be provided with the opportunity to exercise all vested and exercisable options prior to the Effective Time. Unexercised options shall expire at the Effective Time.  If an option holder chooses to exercise her, his or its options prior to the Effective Time, the option holder’s option shall be converted, in settlement and cancellation thereof, into the right to receive, at the Effective Time, a lump sum cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any of (A) the per share Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised.  If an option holder chooses to exercise her, his or its Company Stock Options but receives no payment because the per share Merger  Consideration does not exceed the exercise price per share of Company Common Stock subject to such Company Stock Options, such Company Stock Options shall not be assumed or substituted for by Purchaser and will terminate

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at the Effective Time.  Promptly after the date of this Agreement, Company shall deliver written notice to each holder of a Company Stock Option informing such holder of the effect of the Merger on the Company Stock Options;

(b) the Company Stock Plans and all Company Stock Options issued thereunder shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other equity interests of Company or any of its Subsidiaries shall be canceled, effective as of the Effective Time, without any liability on the part of Company or any of its Subsidiaries (except as otherwise expressly provided in this Agreement); and

(c) no Person shall have any right under the Company Stock Plans or under any other plan, program, agreement or arrangement with respect to equity interests of Company or any of its Subsidiaries (except as otherwise expressly provided in this Agreement) at and after the Effective Time.

Reasonably promptly after the Effective Time, the Surviving Corporation shall pay the holders of Company Stock Options the cash payments specified in this Section 1.9, if any. No interest shall be paid or accrue on such cash payments. To the extent the Surviving Corporation or Purchaser is required or entitled to deduct and withhold any amount from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock Options with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (collectively, the “Code”), or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Purchaser, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be. Company shall cooperate with Purchaser, and keep Purchaser fully informed, with respect to all resolutions, actions and consents that Company intends to adopt, take and obtain in connection with the matters described in this Section 1.9. Without limitation, Company shall provide Purchaser with a reasonable opportunity to review and comment on all such resolutions and consents.

Section 1.10. Certain Adjustments. If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of Company shall be declared with a record date within such period, (c) any other securities of Company shall be declared with a record date within such period or (d) any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock (and Company Stock Options) the same economic effect as contemplated by this Agreement prior to such event.

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ARTICLE 2
CONVERSION OF SHARES

Section 2.1. Paying Agent. As of the Effective Time, Purchaser shall designate, and enter into an agreement with, such bank or trust company as it may determine in its sole discretion to act as paying agent in the Merger (the “Paying Agent”), which agreement shall provide that Purchaser shall deposit with the Paying Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, cash sufficient to effect the payment of the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2.

Section 2.2. Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 1.8(a) (the “Certificates”) (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such a form and have such other provisions as Purchaser may specify) and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as Purchaser may appoint, together with such letter of transmittal, duly executed and completed, and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Merger Consideration. If any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, then it shall be a condition to the payment of such Merger Consideration that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or (B) established to the satisfaction of the Surviving Corporation that any such Taxes either have been paid or are not payable.

Section 2.3. Undistributed Merger Consideration. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains undistributed to holders of Certificates on the date that is six months after the Effective Time shall be delivered to the Surviving Corporation or its designee, and any holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains unclaimed by holders of Certificates on the date that is five years after the Effective Time or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

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Section 2.4. No Liability. None of Purchaser, Newco, Company, the Surviving Corporation, the Paying Agent or their respective representatives shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.5. Investment of Merger Consideration. The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 2.1 as directed by the Surviving Corporation on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to holders of Certificates pursuant to Section 1.8(a) and this Article 2. Any interest and other income resulting from such investments shall be the property of, and shall promptly be paid to, the Surviving Corporation.

Section 2.6. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.7. Withholding Rights. To the extent the Surviving Corporation or Purchaser is required or entitled to deduct and withhold any amount from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock with respect to the making of such payment under the Code or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Purchaser, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be.

Section 2.8. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Newco, all deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Company or Newco, all other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation all right, title and interest in, to and under all of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.9. Stock Transfer Books. The stock transfer books of Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company. At or after the Effective Time, any Certificates presented to the Paying Agent, Purchaser or the Surviving Corporation for any reason shall, subject to compliance with the provisions of this Article 2 by the holder thereof, be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby subject to the provisions of applicable Law in the case of Dissenting Shares.

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Section 2.10. Dissenting Shares.

(a) Dissenting Shares shall not be converted into or represent the right to receive the amounts payable in respect of the Company Common Stock pursuant to Section 1.8 unless the stockholder holding such Dissenting Shares shall have forfeited her, his or its right to appraisal under Section 262 of the DGCL or properly withdrawn her, his or its demand for appraisal. If such stockholder has so forfeited or withdrawn her, his or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such stockholder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the amounts payable in respect of Company Common Stock pursuant to Section 1.8, and (ii) promptly following the occurrence of such event, Purchaser or the Surviving Corporation shall deliver to such stockholder a payment representing the amount that such stockholder is entitled to receive pursuant to Section 1.8 of this Agreement.

(b) Company shall give Purchaser (i) prompt notice of any written demands for appraisal of any Company Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Company and (ii) the right, at its expense, to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Company shall not, except with the prior written consent of Purchaser, make voluntarily any payment with respect to or offer to settle any demands for appraisal of Company Common Stock for an amount that exceeds the amounts that would have been otherwise payable for such Company Common Stock under this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF Company

Except as set forth in the disclosure schedule delivered by Company to Purchaser prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which in each case references the applicable Section below, Company represents and warrants to Purchaser as follows:

Section 3.1. Organization and Qualification. Each of Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted. Each of Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The copies of the Certificate of Incorporation and By-Laws (or similar charter documents) of Company and each of its Subsidiaries, including any amendments thereto, that have been delivered by Company to Purchaser are correct and complete copies of such instruments as presently in effect.

Section 3.2. Capitalization. As of the date of this Agreement, the authorized capital stock of Company consists entirely of 30,000,000 shares of Company Common Stock, of which 18,554,112 shares of Company Common Stock are issued and outstanding and 9,312,500 shares

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of Company Common Stock are reserved for issuance pursuant to the Company Stock Plans and the Investment Agreement dated as of October 28, 2011 between the Company and Dutchess Opportunity Fund II, LP, and 1,500 shares of preferred stock, none of which is issued or outstanding. The Company owns all of the shares of capital stock of the Subsidiaries that are issued or outstanding. All issued and outstanding shares of capital stock of Company and its Subsidiaries are validly issued, fully paid and nonassessable. As of the date of this Agreement, there are outstanding options to acquire shares of Company Common Stock from Company representing in the aggregate the right to acquire (i) 215,000 shares of Company Common Stock under Company’s 2003 Stock Plan (the “2003 Stock Options”) and (ii) 540,000 shares of Company Common Stock under Company’s 2008 Stock Plan (the “2008 Stock Options” and together with the 2003 Stock Options, the “Company Stock Options”). Schedule 3.2 to the Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of (a) the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Employee Benefit Plans or otherwise and the holders, the dates of grant, the exercise prices, the expiration dates and the vesting schedules thereof and the Company Stock Plan under which such Company Stock Options or other securities were granted; and (b) the number of shares of Company Common Stock beneficially owned by each officer and director of Company. No bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of Company may vote (“Company Voting Debt”) are issued or outstanding. There are no outstanding obligations of Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of Company or any of its Subsidiaries other than as set forth on Schedule 3.2 of the Company Disclosure Schedule. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Company have been issued or reserved for issuance or are outstanding, other than the shares of Company Common Stock reserved for issuance under the Company Stock Plans. Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Company or any of its Subsidiaries or any Company Voting Debt, (ii) obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking or (iii) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of capital stock of Company or any of its Subsidiaries. Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity interests of its Subsidiaries, free and clear of all liens, pledges, charges, encumbrances and other security interests of any nature whatsoever (collectively, “Liens”). A correct and complete list of all of Company’s Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned by Company or another of its Subsidiaries, is set forth in Schedule 3.2 of the Company Disclosure Schedule. A correct and

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complete list of all corporations, partnerships, limited liability companies, associations and other entities (excluding Company’s Subsidiaries) in which Company or any Subsidiary of Company owns any joint venture, partnership, strategic alliance or similar interest, together with the jurisdiction of incorporation or organization of each such entity and the percentage of each such entity’s outstanding capital stock or other equity interests owned by Company or any of its Subsidiaries, is set forth in Schedule 3.2 of the Company Disclosure Schedule. Except for its interest in the Subsidiaries or joint venture or similar entities as set forth in Schedule 3.2 of the Company Disclosure Schedule, Company does not own, directly or indirectly, any capital stock, equity membership interest, partnership interest, joint venture interest or other equity interest in any Person. Neither Company nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to or guarantee the debts of any joint venture or similar entity set forth in Schedule 3.2 of the Company Disclosure Schedule.

Section 3.3. Authorization. Company has full corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto (collectively, the “Company Ancillary Instruments”) and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding (the “Company Requisite Stockholder Vote”). The execution and delivery of this Agreement and the Company Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company or its stockholders are necessary to authorize this Agreement or the Company Ancillary Instruments or to consummate the transactions contemplated hereby and thereby, other than the approval of this Agreement and the Merger by the Company Requisite Stockholder Vote. This Agreement constitutes, and when executed and delivered, the Company Ancillary Instruments will constitute, the valid and legally binding obligations of Company enforceable in accordance with their respective terms and conditions, except to the extent that enforcement of the rights and remedies created hereby and thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.4. No Violation.

(a) The execution and delivery of this Agreement and the Company Ancillary Instruments by Company do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby by Company will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person other than Purchaser under, or result in the creation of a Lien (other than a Lien in favor of Purchaser) on, or the loss of, any assets, including Company Intellectual Property, of Company or any of its Subsidiaries pursuant to, (i) any provision of the certificate of incorporation, by-laws or similar organizational document of Company or any of its Subsidiaries or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations,

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registrations, declarations and filings referred to in Section 3.4(b), any written or oral agreement, contract, loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument or arrangement (each, a “Contract”) to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or any judgment, injunction, ruling, order or decree (each, an “Order”) or any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) applicable to Company or any of its Subsidiaries or their respective properties or assets.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority (each, a “Governmental Entity”) or any other Person is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Company Ancillary Instruments by Company or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (i)  state securities or “blue sky” Laws, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the DGCL with respect to the filing of the Certificate of Merger and (iv) as set forth in Schedule 3.4(b) of the Company Disclosure Schedule. Consents, approvals, Orders, authorizations, registrations, declarations and filings required under or in relation to any of clauses (i) through (iv) above are referred to as the “Necessary Consents.”

Section 3.5. Filings with the SEC; Financial Statements; Sarbanes-Oxley Act.

(a) Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since June 30, 2008 (collectively, including all exhibits thereto, the “Company SEC Reports”). No Subsidiary of Company is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC. None of the Company SEC Reports, as of the date they were filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Company SEC Reports, as of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of such filing), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) of the Company included in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of

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unaudited statements, as permitted by the SEC for Quarterly Reports on Form 10-Q) applied on a consistent basis during the periods and on the dates involved (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments as permitted by GAAP and the applicable rules.

(c) Schedule 3.5(c) to the Company Disclosure Schedule includes true, correct and complete copies of Company’s draft audited consolidated balance sheet as of June 30, 2012 and consolidated statements of operations and cash flows for the fiscal year ended June 30, 2012 (in draft form and as subsequently audited, the “Financial Statements”). Schedule 3.5(c) also includes the most recently available monthly forecasts for the fiscal year ending June 30, 2013, beginning with the forecast for the month ended July 31, 2012. The Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein.

(d) Schedule 3.5(d) to the Company Disclosure Schedule sets forth, as of the date hereof, all of the outstanding indebtedness of Company and its Subsidiaries for borrowed money and capital lease obligations, including, without limitation, the aggregate principal amount of borrowings under any credit arrangements filed as exhibits to the Company SEC Reports. As of the date hereof there is not, and as of the Effective Time there will not be, any indebtedness of Company for borrowed money and capital lease obligations except as set forth in Schedule 3.5(d) to the Company Disclosure Schedule and as may be incurred in accordance with Section 5.1(h). Neither Company nor any of its Subsidiaries guaranties any indebtedness of any Person other than of Company or any of its Subsidiaries.

(e) Except as set forth in the Company Disclosure Schedule, Company and its Subsidiaries have no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due or liabilities under Environmental Laws), other than liabilities (i) to the extent set forth in the Financial Statements, or (ii) incurred since June 30, 2012 in the ordinary course of business and consistent with past practice, in each case in amounts that are not material to Company and its Subsidiaries, taken as a whole.

(f) As of September 30, 2012, Company’s consolidated backlog was $5,976,150, with an estimated average gross margin of 23.5%, including $1,743,697 of orders booked in September with an estimated average gross margin of 25.8%.

(g) Each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and former principal financial officer of Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports. (For purposes of the

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preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act of 2002.)

(h) Company and each of its Subsidiaries maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that Company and its Subsidiaries maintain records that in reasonable detail accurately and fairly reflect their transactions and dispositions of their respective assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors of Company, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company’s and its Subsidiaries’ respective assets that could have a material effect on Company’s consolidated financial statements. To the extent required by applicable Law, Company has disclosed, in any applicable Company SEC Report that is an annual report on Form 10-K or a quarterly report on Form 10-Q or any amendment thereto, any change in Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Company’s internal control over financial reporting.

(i) Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that information required to be disclosed by Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that material information relating to Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer. Company has evaluated the effectiveness of Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is an annual report on Form 10-K or a quarterly report on Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Company’s auditors and the audit committee of Company’s Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing standard 2, as in effect on the date of this Agreement. The Company has made available to Purchaser all such disclosures made by management to Company’s auditors and to the audit committee of the Company Board since June 30, 2009. As of the date hereof, to the knowledge of Company, there is no reason to believe that Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

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(j) As of the date of this Agreement, to the knowledge of Company, no accounting rule, opinion, standard, consensus or pronouncement applicable to Company or any of its Subsidiaries has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that Company or any of its Subsidiaries has not implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect on Company.

(k) Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding “extensions of credit” to directors or executive officers of the Company prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 3.6. Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement will, on the date on which it is first mailed to Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.7. Board Approval.

(a) The Board of Directors of Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly: (i) determined that (A) the Merger is advisable and in the best interests of Company and its stockholders and (B) the cash consideration for outstanding shares of Company Common Stock in the Merger is fair to the stockholders of Company; (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger in accordance with the DGCL; and (iii) recommended approval and adoption by the stockholders of Company of this Agreement and the transactions contemplated hereby, including the Merger, and directed that such matter be submitted to a vote by Company’s stockholders at the Company Stockholders Meeting.

(b) No “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the certificate of incorporation or bylaws of Company: (i) prohibits or materially restricts Company’s ability to perform its obligations under this Agreement or its ability to consummate the Merger; (ii) would have the effect of invalidating or voiding this Agreement or any material provision hereof; or (iii) would subject Purchaser or Company to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

Section 3.8. Absence of Certain Changes. Since June 30, 2012, (a) Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, (b) there has not been any action taken by Company or any of its Subsidiaries that would have required the consent of Purchaser under Section 5.1 if such action was taken after the date of this Agreement other than decisions or actions in connection with this Agreement, (c) there has not been any change, event, development, condition, occurrence or combination of changes, events,

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developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company, and (d) neither Company nor any of its Subsidiaries has increased the compensation or benefits of, or granted or paid any benefits to, any director, officer or key employee, or taken any similar action, except, in the case of this clause (d), to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements disclosed in the Disclosure Schedule or in the Company SEC Reports filed prior to the date of this Agreement.

Section 3.9. Litigation; Orders. There is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative (including internal investigations, whether based on whistleblower allegations or otherwise), pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any of their respective officers or directors (in such capacity) or any of their respective businesses or assets, at law or in equity, before or by any Governmental Entity or arbitrator, except as, individually or in the aggregate, do not involve and are not reasonably expected to involve claims for money damages in excess of $25,000 or to otherwise be material to Company. None of Company, any of its Subsidiaries or any of their respective businesses or assets is subject to any Order of any Governmental Entity.

Section 3.10. Permits; Compliance with Laws. Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, Orders and approvals of all Governmental Entities that are necessary for the operation of their respective businesses as now being conducted (collectively, the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened. Company and its Subsidiaries are in compliance with the terms of the Company Permits. Company and its Subsidiaries are in compliance with, and Company and its Subsidiaries have not received any notices of noncompliance with respect to, any Laws. Without limitation, during the five years prior to the date of this Agreement, none of Company, any of its Subsidiaries or any director, officer, employee, agent or other Person associated with or acting on behalf of Company or any of its Subsidiaries has, directly or indirectly: (a) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries; (c) violated any provision that would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (d) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries; (e) made any fraudulent entry on the books or records of Company or any of its Subsidiaries; or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries.

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Section 3.11. Tax Matters. Except as set forth in the Company Disclosure Schedule:

(a) All Taxes of Company and its Subsidiaries attributable to periods preceding or ending with the date of the audited consolidated balance sheet of Company and its Subsidiaries for the year ended June 30, 2012 (the “Recent Balance Sheet”) have been paid or have been included in a liability accrual for the specific Taxes on the Recent Balance Sheet. Since the date of the Recent Balance Sheet, neither Company nor any of its Subsidiaries has incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company or such Subsidiary. Since the date of the Recent Balance Sheet, all Taxes incurred by either the Company or any of its Subsidiaries have been paid or accrued in a manner consistent with past practices of Company or such Subsidiary.

(b) Each of Company and its Subsidiaries has timely filed all Tax Returns required to be filed, and all such Tax Returns were and are correct and complete. Schedule 3.11 of the Company Disclosure Schedules lists all jurisdictions in which Tax Returns were filed by the Company or any of its Subsidiaries, together with the due dates (including any extended due dates) of filings in each jurisdiction.

(c) Except as set forth in Schedule 3.11, each of Company and its Subsidiaries has duly withheld, collected and timely paid all Taxes that it was required to withhold, collect and pay, including but not limited to Taxes relating to amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(d) No claim has been made by any taxing authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in such jurisdiction. There are no outstanding waivers or comparable consents that have been given by Company or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. Neither Company nor any of its Subsidiaries is subject to any Liens for Taxes.

(e) Neither Company nor any of its Subsidiaries has requested or received a Tax ruling, private letter ruling, technical advice memorandum, competent authority relief or similar agreement or entered into a closing agreement or contract with any taxing authority that, in each case, remains outstanding or effective. Neither Company nor any of its Subsidiaries is subject to a Tax sharing, allocation, indemnification or similar agreement (except such agreements as are solely between Company and its Subsidiaries) pursuant to which it could have an obligation to make a payment to any Person (other than the Company or any of its Subsidiaries) in respect of Taxes. Neither the Company nor any of its Subsidiaries is subject to a provision of Law pursuant to which it would have an obligation to make a payment to any Person in respect of Taxes imposed on or owed by any Person other than Company or any of its Subsidiaries.

(f) Company has never been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) of corporations that filed a consolidated tax return except for groups for which it was the parent corporation. Each of Company’s Subsidiaries has never been a member of an Affiliated group of corporations that filed a consolidated tax return

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except for groups of which Company was the parent corporation. No “affiliated group” (within the meaning of Section 1504(a) of the Code) of corporations of which Company has been a member has discontinued filing consolidated returns during the past five years.

(g) Neither Company nor any of its Subsidiaries is participating or has participated in a reportable or listed transaction within the meaning of Treas. Regs. §1.6011-4 or Section 6707A(c) of the Code. Company and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any of its Subsidiaries has received a Tax opinion with respect to any transaction relating to Company or any of its Subsidiaries other than a transaction in the ordinary course of business. Neither Company nor any of its Subsidiaries is the direct or indirect beneficiary of a guarantee of Tax benefits (or any other arrangement that has a similar economic effect) with respect to any transaction or Tax opinion relating to Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to a “tax shelter” described in Section 6662(d)(2)(C) of the Code. Neither Company nor any of its Subsidiaries is a party to a lease arrangement involving a defeasance of rent, interest or principal.

(h) Neither Company nor any of its Subsidiaries has been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.

(i) For U.S. federal income Tax purposes, net operating loss carry-forwards of Company equal or exceed $5,000,000 as of the end of the last taxable year. Except as set forth on Schedule 3.11, neither Company nor any of its Subsidiaries holds an interest in real property situated in a country other than the United States. For Canadian federal income Tax purposes, the Company is a “non-resident” of Canada as defined in the Income Tax Act (Canada). At no time since August 31, 2007 was more than 50% of the fair market value of the Company Common Stock derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Income Tax Act (Canada)), “timber resource properties” (as defined in the Income Tax Act (Canada)), or options in respect of, or interests in, or for civil law rights in, any such properties.

(j) Except as disclosed in Schedule 3.11 and except for dividends (including deemed dividends), no payment that is owed or may become due to any director, officer, employee or agent of Company or any of its Subsidiaries will be non-deductible to Company or any of its Subsidiaries (or, following the Merger, the Surviving Corporation) or subject to tax under Section 162(m) or Section 280G of the Code, or will be subject to tax under Section 409A, Section 457A or Section 4999 of the Code. Neither Company nor any of its Subsidiaries (or, following the Merger, the Surviving Corporation) will be required to “gross up” or otherwise compensate any Person because of the imposition of any Tax or on a payment to such Person.

Section 3.12. Environmental Matters.

(a) Company and each of its Subsidiaries are in compliance with all applicable Laws and Orders relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including the Comprehensive Environmental

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Response, Compensation and Liability Act, as amended, and all other applicable Laws and Orders relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, together with any plan, notice or demand letter issued, entered, promulgated or approved thereunder (collectively, “Environmental Laws”). Company and its Subsidiaries have obtained and are in material compliance with all necessary permits, licenses, authorizations and other governmental consents required by Environmental Laws, including those regulating emissions, discharges or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company or any of its Subsidiaries. Company has provided Purchaser with correct and complete copies of all such environmental permits. Neither Company nor any of its Subsidiaries has received any notice of (i) any material violation of an Environmental Law or (ii) the institution of any claim, civil, criminal or administrative action, suit, proceeding, investigation or inquiry by any Governmental Entity or other Person alleging that Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law.

(b) Neither Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the properties currently or previously owned, leased or operated by Company or any of its Subsidiaries (“Properties”), except in a manner that, individually or in the aggregate, would not reasonably be expected to result in money damages in excess of $5,000, (ii) any liability for any Hazardous Substance disposal or contamination on any of Company or any of its Subsidiaries Properties, or any other properties that, individually or in the aggregate, would reasonably be expected to result in money damages in excess of $5,000, (iii) reason to know or knowledge of the presence of any Hazardous Substances on, under or at any of Company’s or any of its Subsidiaries’ Properties or any other properties but arising from the conduct of operations on Company’s or any of its Subsidiaries’ Properties, except in a manner that, individually or in the aggregate, would not reasonably be expected to result in money damages in excess of $5,000, or (iv) received any notice of (A) any actual or potential liability for the response to or remediation of Hazardous Substances at or arising from any of Company’s or any of its Subsidiaries’ Properties, or any other properties, or Company’s or any of its Subsidiaries’ current or former operations, or (B) any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of Company’s or any of its Subsidiaries’ Properties, or any other properties, or any of Company’s or any of its Subsidiaries’ current or former operations that, in the case of both subclause (A) and (B), individually or in the aggregate, would reasonably be expected to result in money damages in excess of $5,000. Company has provided Purchaser with correct and complete copies of all environmental reports in the possession of Company or any of its Subsidiaries or their agents, representatives or consultants relating to properties currently or formerly owned, leased or operated by Company or any of its Subsidiaries.

(c) There are no underground storage tanks located on Company’s or any of its Subsidiaries’ Properties.

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(d) No Environmental Law or environmental permit imposes any obligation on Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including any requirement to modify or transfer any Company Permit, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any agreement or consent Order.

Section 3.13. Intellectual Property.

(a) The Company Intellectual Property means the Intellectual Property Rights that are owned by or licensed to or utilized by the Company or any of its Subsidiaries. Schedule 3.13 to the Company Disclosure Schedule sets forth a correct and complete list of all the registrations (including, without limitation, issued patents) and pending applications for Intellectual Property Rights that are material to the business of the Company or any of its Subsidiaries and that are owned by or licensed to Company or any of its Subsidiaries, with identification in each case as to whether such Intellectual Property Rights are owned by or, licensed to the Company or any of the Subsidiaries, and if licensed the name of the licensor. Company and its Subsidiaries have good title to or, with respect to items not owned by Company or its Subsidiaries, sufficient rights to use all Company Intellectual Property that is material to the business as presently conducted. To conduct the business of Company and its Subsidiaries as presently conducted, to the knowledge of Company and its Subsidiaries, neither Company nor any of its Subsidiaries requires any Intellectual Property Rights that are material to the respective businesses of Company or any Subsidiaries that Company or its Subsidiaries do not already own or license. To the knowledge of Company and its Subsidiaries, there are no limitations, defects or other circumstances or threats, pending or reasonably foreseeable, that cause or could reasonably be expected to cause the invalidity, unenforceability or other loss of the Company Intellectual Property that is material to the business of Company or any of its Subsidiaries as presently conducted. To the knowledge of the Company, (i) the Company Intellectual Property listed in Schedule 3.13 that is material to the business of Company or its Subsidiaries is valid, enforceable and subsisting and (ii) Company or its Subsidiaries have taken all commercially reasonable action necessary to maintain such Company Intellectual Property, Company has no knowledge of any infringement or misappropriation by others of Intellectual Property Rights owned by Company or any of its Subsidiaries that are material to the business of Company or its Subsidiaries as presently conducted. To the knowledge of the Company, the conduct of the businesses of Company and its Subsidiaries as presently conducted does not infringe on or misappropriate any Intellectual Property Rights of any third party.

(b) To the knowledge of Company, no claims with respect to Company Intellectual Property to the knowledge of Company are pending or threatened by any Person against Company or any of its Subsidiaries (i) to the effect that the manufacture, sale, distribution, transfer (in whole or in part) or use in any fashion of any product, process or service as now used or offered or currently proposed for use or sale by Company or any of its Subsidiaries infringes on any Intellectual Property Rights of such Person, (ii) claiming that the use by Company or any of its Subsidiaries of any Company Intellectual Property infringes upon any Intellectual Property Rights of such Person or (iii) challenging the ownership, validity, enforceability or effectiveness of any Company Intellectual Property owned by Company or any of its Subsidiaries.

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Section 3.14. Employee Benefits.

(a) Schedule 3.14(a) to the Company Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit or executive compensation Contracts, arrangements, perquisite programs or payroll practices whether subject to ERISA or not, that are maintained by Company or any of its Subsidiaries or to which Company, any of its Subsidiaries or any entity within the same “controlled group” as Company or any of Company’s Subsidiaries within the meaning of Section 4001(a)(14) of ERISA (each, an “ERISA Affiliate”) contributes or is obligated to contribute, for current or former employees or directors (or dependents or beneficiaries thereof) of Company or any of its Subsidiaries (collectively, the “Employee Benefit Plans”).

(b) Schedule 3.14(b) to the Company Disclosure Schedule sets forth a correct and complete list of each Employee Benefit Plan that is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA. With respect to each Employee Benefit Plan disclosed on Schedule 3.14(b) to the Company Disclosure Schedule that is a Multiemployer Plan: (i) if Company, any of its Subsidiaries or any ERISA Affiliate was to experience a withdrawal or partial withdrawal from such plan, no withdrawal liability under Title IV of ERISA would be incurred; and (ii) none of Company, any of its Subsidiaries or any ERISA Affiliate has received any notification, nor has any reason to believe, that any Multiemployer Plan is in reorganization, has been terminated, is insolvent or may reasonably be expected to be in reorganization, to be insolvent or to be terminated. None of Company, its current or former Subsidiaries or any current or former ERISA Affiliate has (i) withdrawn from any Multiemployer Plan in a complete or partial withdrawal under circumstances in which any withdrawal liability was not satisfied in full or (ii) engaged in a transaction that is subject to Section 4069 of ERISA. None of Company, any of its Subsidiaries or any ERISA Affiliate is or has ever been a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code or a multiple employer welfare arrangement as that term is defined in Section 3(40) of ERISA.

(c) Except as set forth in Schedule 3.14(c) to the Company Disclosure Schedule, no Employee Benefit Plan is a “single employer plan,” as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. None of Company, any of its Subsidiaries or any ERISA Affiliate has incurred any outstanding liability under Section 4062, 4063 or 4064 of ERISA to the Pension Benefit Guaranty Corporation (“PBGC”) or to a trustee appointed under Section 4042 of ERISA. None of the Employee Benefit Plans set forth on Schedule 3.14(a) or any other plan, fund or program ever maintained or contributed to by Company, any of its Subsidiaries or any ERISA Affiliate that is subject to Title IV of ERISA has been terminated so as to subject, directly or indirectly, any assets of Company or any of its Subsidiaries to any liability, contingent or otherwise, or the imposition of any Lien under Title IV of ERISA. No proceeding has been initiated or threatened by any Person (including the PBGC) to terminate any such plan. No “reportable event” (as defined in Section 4043 of ERISA), other than an event for which notice has been waived pursuant to PBGC regulations or other formal published PBGC guidance, has occurred with respect to any such plan, and no such reportable event will occur as a result of the transactions contemplated hereby. No such plan that is subject to Section 302 of

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ERISA or Section 412 of the Code has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not such deficiency has been waived.

(d) Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all Employee Benefit Plans.

(e) The Internal Revenue Service has issued a currently effective favorable determination letter or opinion letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Code, and each trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS. Each such Employee Benefit Plan has been timely amended since the date of the latest favorable determination letter or opinion letter in accordance with all applicable Laws. Nothing has occurred with respect to the operation of any such Employee Benefit Plan that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code or the assertion of claims by “participants” (as that term is defined in Section 3(7) of ERISA) other than routine benefit claims.

(f) None of Company, its Subsidiaries, the officers or directors of Company or any of its Subsidiaries or the Employee Benefits Plans that are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof has engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Company, any of its Subsidiaries or any officer or director of Company or any of its Subsidiaries to any tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Sections 409 or 502 of ERISA.

(g) There are no claims (except claims for benefits payable in the ordinary course of business and proceedings with respect to qualified domestic relations orders), suits or proceedings pending or, to the knowledge of Company, threatened against or involving any Employee Benefit Plan, asserting any rights or claims to benefits under any Employee Benefit Plan or asserting any claims against any administrator, fiduciary or sponsor thereof. There are no pending or, to the knowledge of Company, threatened investigations by any Governmental Entity involving any Employee Benefit Plans.

(h) All Employee Benefit Plans have been established, maintained and administered in accordance with their terms and with all provisions of applicable Laws, including ERISA and the Code. All contributions or premiums required to be made to, or benefit liabilities arising under the terms of, each Employee Benefit Plan for all periods have been made or adequately reserved for or have been disclosed as liabilities on Company’s financial statements as included in the Company SEC Reports.

(i) Except as set forth in Schedule 3.14(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i)  increase any benefits otherwise payable under any Employee Benefit Plan; (ii) result in any

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acceleration of the time of payment or vesting of any such benefits; (iii) limit or prohibit the ability to amend or terminate any Employee Benefit Plan; (iv) require the funding of any trust or other funding vehicle; or (v) renew or extend the term of any agreement in respect of compensation for an employee of Company or any of its Subsidiaries that would create any liability to Company, any of its Subsidiaries, Purchaser or the Surviving Corporation or their respective Affiliates after consummation of the Merger.

(j) Schedule 3.14(j) to the Company Disclosure Schedule sets forth the amounts payable to the executives listed therein as a result of the Merger and the other transactions contemplated hereby and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing) based on compensation data applicable as of the date of such Schedule and the assumptions stated in such Schedule. Other than as set forth on Schedule 3.14(j) to the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is or will be obligated to make any “change of control” or similar payments to any Person as a result of the transactions contemplated by this Agreement.

(k) None of Company, any of its Subsidiaries or any ERISA Affiliate has communicated to any current or former employee or director any intention or commitment to establish or implement any additional Employee Benefit Plan or to amend or modify, in any material respect, any existing Employee Benefit Plan.

(l) With respect to each Employee Benefit Plan that is subject to the Law of any jurisdiction other than the United States (a “Foreign Benefit Plan”), (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement will cause such assets or insurance obligations to be less than such benefit obligations, (iii) all Foreign Benefit Plans have been maintained in accordance with their terms and all requirements of applicable Law, (iv) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate Governmental Entities and (v) to the extent any Foreign Benefit Plan is intended to qualify for special tax treatment, such Foreign Benefit Plan meets all requirements for such treatment.

(m) Except with respect to any Multiemployer Plan, Company has made available to Purchaser true and complete copies of: (i) each of the Employee Benefit Plans that is in writing and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect, (ii) the currently effective summary plan description (if applicable) for each of the Employee Benefit Plans, (iii) the three (3) most recent annual reports (if applicable) for each of the Employee Benefit Plans (including all related schedules and audit reports) and the applicable summary

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annual reports related thereto, (iv) the most recently filed PBGC Form 1 (if applicable), (v) the most recent IRS determination letter or opinion letter for each Employee Benefit Plan which is intended to constitute a qualified plan under section 401 of the Code, and (vi) the most recent actuarial valuation (if applicable) for each of the Employee Benefit Plans.

(n) Schedule 3.14(n) to the Company Disclosure Schedule sets forth a correct and complete list of each Employee Benefit Plan that beneficially owns shares of Company Common Stock and the carrying cost of each such share of Company Common Stock held by any such Employee Benefit Plan.

Section 3.15. Labor Matters.

(a) Schedule 3.15(a) to the Company Disclosure Schedule sets forth a true and complete list of all labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related Contracts that pertain to any of the employees of Company of any of its Subsidiaries, true and correct copies of which have been provided to Purchaser. Other than pursuant to those documents set forth on Schedule 3.15(a) to the Company Disclosure Schedule, no employees of Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with Company or any of its Subsidiaries.

(b) There are no unfair labor practice charges or complaints against Company or any of its Subsidiaries pending or, to the knowledge of Company, threatened before the National Labor Relations Board or any other Governmental Entity. There are no labor strikes, slowdowns, stoppages, walkouts, lockouts or disputes pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries. There are no pending or, to the knowledge of Company, threatened claims, grievances or arbitration proceedings against Company or any of its Subsidiaries arising out of or under any employment Law, labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, labor organization or works council. Company and its Subsidiaries have complied with all employment Laws and all hiring and employment obligations under any applicable rules and regulations of any Governmental Entity. The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, require any consent or approval of, or any consultation with, any labor union, labor organization, works council or group of employees of Company or any of its Subsidiaries. There are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or, to Company’s knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any Governmental Entity.

Section 3.16. Certain Contracts.

(a) Except as described in Schedule 3.16 to the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) is a lease for personal property and involves or would reasonably be expected to involve aggregate payments by Company and/or its Subsidiaries in excess of $10,000 or its foreign currency equivalent as of the date of this Agreement, (ii) involves or would reasonably be expected to involve aggregate payments by Company and/or its Subsidiaries in excess of $10,000 or its foreign currency equivalent as of the date of this Agreement or payments to the Company and/or its Subsidiaries in excess of

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$10,000 or its foreign currency equivalent as of the date of this Agreement, excluding purchase orders entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (iii) is required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act, (iv) materially restricts the conduct of any line of business by Company or any of its Subsidiaries or, after the Effective Time, would have the effect of materially restricting the conduct of any line of business by the Surviving Corporation or any of its Subsidiaries, (v) provides for or otherwise relates to joint venture, partnership, strategic alliance or similar arrangements, (vi) licenses to third Persons any Intellectual Property Rights owned by Company or a Subsidiary of Company (other than licenses that accompany a product or service sold, distributed or otherwise provided by the Company or any of its Subsidiaries), (vii) provides compensation or benefits to any employee, or (viii) is material to Company and its Subsidiaries taken as a whole.

(b) Each Company Contract is valid and binding on Company and/or its Subsidiaries, as applicable, and in full force and effect. Each of Company and its Subsidiaries and, to the knowledge of Company, the other Person or Persons party thereto has in all material respects performed all of its obligations required to be performed by it under each Company Contract.

Section 3.17. Properties and Assets.

(a) Each of Company and its Subsidiaries owns good and marketable title to the properties and assets that are material to its business (other than assets held under valid leases or licenses), free and clear of all Liens, except those Liens described in Schedule 3.17(a) to the Disclosure Schedule, Liens for Taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not materially detract from the value or interfere with the present use of the affected property or asset. Such properties and assets, together with all properties and assets held by Company and its Subsidiaries under valid leases or licenses, include all tangible and intangible property, assets, Contracts and rights necessary or required for the operation of the business of Company and its Subsidiaries as presently conducted.

(b) Schedule 3.17(b) to the Company Disclosure Schedule contains a true and complete list of all Properties owned by Company or any Subsidiary (collectively, the “Owned Real Property”) and for each parcel of Owned Real Property, contains a correct street address of such parcel of Owned Real Property. Copies of title reports or policies obtained by Company or any Subsidiary with respect to each of the parcels of Owned Real Property have previously been made available to Purchaser. Schedule 3.17(b) to the Company Disclosure Schedule also contains a true and complete list of all Canadian real property, resource property or timber property that was owned by the Company or any Subsidiary at any time since August 2007.

(c) Schedule 3.17(c) to the Company Disclosure Schedule contains a true and complete list of all Properties leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Company or any Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which Company or any Subsidiary is the landlord,

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sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to Purchaser. Each Real Property Lease is a valid and binding obligation of Company or a Subsidiary and is in full force and effect. There is no default under any Real Property Lease either by Company or the Subsidiaries party thereto or, to Company’s knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by Company or any Subsidiary thereunder.

(d) Company or one of its Subsidiaries has exclusive possession of all of the Leased Real Property, other than any occupancy rights granted under the Real Property Leases. Other than the Real Property Leases, none of the Owned Real Properties or the Leased Real Properties is subject to any lease, sublease, license or other written agreement to which Company or any Subsidiary is a party granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof. There does not exist any pending or, to Company’s knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any Owned Real Property or Leased Real Property.

(e) The improvements constructed on the Owned Real Property and Leased Real Property are: (i) insured by commercial property insurance for replacement costs, subject to self retained limits, and by commercial general liability insurance to the extent and in a manner that is customary in the industry for commercial general liability coverage, subject to self retained limits; and (ii) in good operating condition and repair, subject to ordinary wear and tear. The improvements constructed on the Owned Real Property and Leased Real Property are supplied with all utilities, including water, sewage disposal, electricity, gas, telephone and other services, necessary for the operation of such improvements as currently operated, and, to the knowledge of Company, there is no condition which would reasonably be expected to result in the termination of the present access from any improvements to such utility services. Each of the current uses of improvements constructed on the Owned Real Property and Leased Real Property is allowed under applicable zoning ordinances classification, and complies with any conditions, restrictions, or requirements contained in the zoning ordinances and amendments thereto, including but not limited to the securing of necessary permits, consents, or authorizations as a prerequisite to each such current use. Each Owned Real Property and Leased Real Property has both actual vehicular and pedestrian access to and from a public street which is physically open and publicly maintained, and the Company has the right to use existing sidewalks, drives, curb cuts, and entries for such access.

Section 3.18. Insurance.

(a) Schedule 3.18 to the Company Disclosure Schedule sets forth a complete and accurate list and description of all policies of property, professional liability, general liability, product liability, directors and officers liability, fiduciary liability, workers compensation and any other forms of insurance covering Company and any of its Subsidiaries, for any policy period beginning on or after April 1, 2009: (i) under which Company or any of its Subsidiaries is the owner, beneficiary or insured; (ii) of which any officer or director of

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Company or any of its Subsidiaries, is the owner, beneficiary or insured; and (iii) otherwise covering any of the property or liability of Company or any of its Subsidiaries. True and correct copies of such policies currently in effect have heretofore been delivered to Purchaser. Schedule 3.18 to the Company Disclosure Schedule includes, without limitation, the carrier, names of all insured parties, risks insured, limits, deductibles or retentions, date of expiration and the date through which premiums have been paid with respect to each such policy, together with a summary of the loss experience, and a statement describing in detail any pending claims in excess of $10,000. Company or one of its Subsidiaries, as appropriate, has delivered all necessary notices to the insurer(s) under the applicable policies, and taken all other necessary actions, to enable Company or its Subsidiaries, as the case may be, to obtain the benefits of insurance with respect to such claims. There is no claim by Company or any of its Subsidiaries pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither Company nor any of its Subsidiaries knows of any basis for denial of any claim under any such policy.

(b) Schedule 3.18 to the Company Disclosure Schedule expressly identifies each policy as to which (i) the coverage limit has been reached or (ii) the total incurred losses to date equal 75% or more of the coverage limit.

(c) All policies of insurance set forth in Schedule 3.18 to the Company Disclosure Schedule: (i) are valid, outstanding, and enforceable, with the exception of any policies written on a claims made basis which terminate on or before the Closing; (ii) are issued by an insurer that is financially sound and reputable; (iii) taken together, provide adequate insurance coverage for Company and its Subsidiaries; (iv) are sufficient for compliance with all laws and contracts applicable to the business of Company and its Subsidiaries; and (v) do not provide for any retrospective premium adjustment, loss sharing arrangement, or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof.

(d) Since April 1, 2009, all policies covering Company or any of its Subsidiaries which afford products liability or general liability insurance coverage have been “occurrence” policies and not “claims made” policies.

(e) Neither Company nor any of its Subsidiaries has been refused any insurance with respect to any aspect of its business, nor has its coverage been limited by any insurance carrier to which they have applied for insurance for their business, or with which they have carried insurance during the last two years. No claim submitted by Company or any Subsidiary is being defended under a reservation of rights.

(f) Company or its Subsidiaries have paid all premiums due and have otherwise performed all of their respective obligations under each policy except as set forth in Schedule 3.18 to the Company Disclosure Schedule.

(g) Neither Company nor any of its Subsidiaries has any self-insurance or other arrangements, other than policies of insurance, for the transfer or sharing of any risk of Company or any of its Subsidiaries arising from their business.

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Section 3.19. Opinion of Financial Advisor. Company has received the oral opinion of Houlihan Capital, LLC (“Financial Advisor”), as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. Company has been authorized by Financial Advisor to include such opinion in its entirety in the Proxy Statement, provided that Financial Advisor shall have the right to review, in advance of the filing of the Proxy Statement, the form and content of such opinion and any reference thereto in the Proxy Statement.

Section 3.20. No Brokers or Finders. With the exception of the engagement of Financial Advisor by Company, none of Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby. Company has provided Purchaser with a correct and complete copy of any engagement letter or other Contract between Company and Financial Advisor relating to the Merger and the other transactions contemplated hereby.

Section 3.21. Transaction Fees. Schedule 3.21 to the Company Disclosure Schedule sets forth all Transaction Expenses that, as of the date hereof, Company and its Subsidiaries are obligated to pay, and a good faith estimate of all other Transaction Expenses that Company and its Subsidiaries expect to pay, upon consummation of the transactions contemplated hereby.

Section 3.22. Product Warranty, Performance Guarantees and Product Liability. Schedule 3.22 to the Company Disclosure Schedule contains a true, correct and complete copy of Company’s standard warranty or warranties for sales of Products (as defined below), of Company’s range or ranges of standard performance guarantees (by product or equipment line) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products or indemnities given by Company or any Subsidiary in respect thereof. Schedule 3.22 to the Company Disclosure Schedule sets forth the estimated aggregate annual cost to Company and its Subsidiaries of performing warranty obligations for customers for each of the three (3) preceding fiscal years and the current fiscal year to the date of the Financial Statements. Schedule 3.22 to the Company Disclosure Schedule contains a description of all product liability and similar claims relating to products manufactured or sold, or services rendered, which are presently pending or which to Company’s knowledge are threatened, or which have been asserted or commenced against Company or any Subsidiary within the last three fiscal years, in which a party thereto either requests injunctive relief or alleges damages (whether or not covered by insurance). There are no defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property. None of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign by Company or any Subsidiary and, to Company’s knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed and manufactured so as to meet and comply with all governmental and customer standards and specifications applicable to them or with which they purport to comply, specifically including, but not limited to, any performance guarantees. Such products have received all governmental approvals necessary to allow their sale and use. As used in this Section 3.22, the term “Products” means any and all products currently or at any time previously manufactured, distributed or sold by Company or any of its Subsidiaries, or by any predecessor of Company or any Subsidiary under any brand

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name or mark under which products are or have been manufactured, distributed or sold by Company or any of its Subsidiaries.

Section 3.23. Major Customers and Suppliers.

(a) Schedule 3.23 to the Company Disclosure Schedule contains a list of (i) the ten (10) largest customers, including distributors, of Company and its Subsidiaries for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net sales), showing the total dollar amount of net sales to each customer during each such year, and (ii) the ten (10) largest suppliers, including contract manufacturers, to Company and its Subsidiaries for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net purchases), showing the total dollar amount of net purchases from each supplier during each such year.

(b) Neither Company nor any of its Subsidiaries has received notice that any of the customers or suppliers identified on Schedule 3.23 to the Company Disclosure Schedule will not continue to be customers of or suppliers to Company or a Subsidiary after the Closing or intends to terminate or materially modify its relationship with Company or such Subsidiary (including as to pricing or volume).

Section 3.24. Interested Party Transactions. Since the date of the filing of Company’s 2011 annual meeting proxy statement with the SEC, no event has occurred that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not yet been reported prior to the date hereof.

Section 3.25. Disclosure. No representation or warranty by Company in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF Purchaser AND NEWCO

Each of Purchaser and Newco represents and warrants to Company as follows:

Section 4.1. Organization and Qualification.

(a) Purchaser is a corporation duly organized and validly existing under the Laws of the State of Delaware. Purchaser has filed its most recent required annual report and has not filed articles of dissolution. Purchaser has full corporate power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted. Purchaser is duly licensed or qualified to do business, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except for jurisdictions in

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which the failure to be so licensed or qualified would not reasonably be expected to prevent or materially delay consummation of the Merger.

(b) Newco is a newly organized corporation duly organized and validly existing under the Laws of the State of Delaware. Newco has not filed articles of dissolution.

Section 4.2. Authorization. Each of Purchaser and Newco has full corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto (collectively, the “Purchaser Ancillary Instruments”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and Newco, and no other corporate proceedings on the part of Purchaser or Newco or their respective stockholders are necessary to authorize this Agreement or the Purchaser Ancillary Instruments or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the Purchaser Ancillary Instruments will constitute, the valid and legally binding obligations of Purchaser and Newco enforceable in accordance with their respective terms and conditions, except to the extent that enforcement of the rights and remedies created hereby and thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3. No Violation.

(a) The execution and delivery of this Agreement and the Purchaser Ancillary Instruments by Purchaser and Newco do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby by Purchaser and Newco will not, conflict with or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets of Purchaser or any of its Subsidiaries (including Newco) pursuant to, (i) any provision of the certificate of incorporation, by-laws or similar organizational document of Purchaser or any of its Subsidiaries, (ii) any contract to which Purchaser is a party or by which its properties or assets is bound, or (iii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.4(b), any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or any Order or Law applicable to Purchaser or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) and (iii) above, any such items that have not and would not reasonably be expected for individually or in the aggregate prevent or materially delay consummation of the Merger.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Purchaser or any of its Subsidiaries (including Newco) in connection with the

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execution and delivery of this Agreement or the Purchaser Ancillary Instruments by Purchaser and Newco or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for the Necessary Consents.

Section 4.4. Availability of Funds. Purchaser has or has the contractual right to obtain sufficient funds to pay, when due, the Merger Consideration and perform all other obligations required hereunder on the terms and conditions contemplated by this Agreement.

Section 4.5. Disclosure. No representation or warranty by Purchaser or Newco in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Purchaser or Newco pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

ARTICLE 5
COVENANTS

Section 5.1. Covenants of Company Relating to the Conduct of Business. During the period commencing on the date of this Agreement and continuing until the Effective Time, except as specifically contemplated or permitted by this Agreement or Exhibit 5.1 to this Agreement or as otherwise approved in advance by Purchaser in writing:

(a) Ordinary Course. Company shall, and shall cause each of its Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice (including, without limitation, carrying on its business and pursuing collection of its accounts receivable diligently and in the same manner as heretofore, and not making or instituting any changes in its methods of satisfying accounts payable, purchasing inventory, or general management or operation). Company shall, and shall cause each of its Subsidiaries to, use their respective reasonable best efforts to preserve intact the business organization of Company and its Subsidiaries, to keep available the services of their respective present officers and key employees and to preserve the goodwill of those having business relationships with Company and its Subsidiaries.

(b) Preservation of Business; Properties. Company shall, and shall cause each of its Subsidiaries to, use its best efforts to develop, commercialize, and pursue any regulatory approvals for, products of Company and its Subsidiaries and to advertise, promote and market the products of Company and its Subsidiaries, consistent with past practice and in conformance with Company’s current standard terms and conditions, product warranties and performance guarantees, to keep Company’s and its Subsidiaries’ properties intact, to preserve its goodwill and business, and to maintain all physical properties in such operating condition as will permit the conduct of Company’s and its Subsidiaries’ businesses on a basis consistent with past practice.

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(c) Governing Documents. Company shall not, and shall not permit any of its Subsidiaries to, make any change or amendment to their respective certificates of incorporation, by-laws or similar organizational documents.

(d) Dividends. Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or other property) with respect to any shares of the capital stock or any other voting securities of any of them, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Company to its parent.

(e) Changes in Share Capital. Company shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of the capital stock or any other securities of any of them or any rights, warrants or options to acquire any such shares or other securities, or adjust, split, combine or reclassify any of the capital stock or any other securities of any of them or make any other changes in any of their capital structures.

(f) Employee Benefit Plans. Company shall not, and shall not permit any of its Subsidiaries to, (i) materially amend any provision of any Employee Benefit Plan, (ii) adopt or enter into any arrangement that would be an Employee Benefit Plan or (iii) increase the compensation or benefits of, or grant or pay any benefits to, any director or executive officer, or take any similar action, or (iv) increase the compensation or benefits of, or grant or pay any benefits to, any employee who is not a director or executive officer, or take any similar action, other than in the case of this clause (iv) in the ordinary course of business consistent with past practice or the extent required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date of this Agreement.

(g) Issuance of Securities. Except for the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms as modified in accordance with Section 5.1 hereof, Company shall not, and shall not permit any of its Subsidiaries to, (i) issue or sell any shares of capital stock or any other securities, including Company Voting Debt, of any of them, (ii) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any Contract with respect to the issuance of, any shares of capital stock or any other securities, including Company Voting Debt, of any of them, (iii) take any action to accelerate the vesting of any Company Stock Options or (iv) take any action under the terms of the Company Stock Plans or otherwise with respect to Company Stock Options that is inconsistent with the treatment that Section 1.9 contemplates.

(h) Indebtedness. Company shall not, and shall not permit any of its Subsidiaries to, (i) assume any indebtedness or, except in the ordinary course of business for working capital purposes under facilities existing on the date of this Agreement, and except as required for letters of credit required in conjunction with Company’s or a Subsidiary’s obligations under sales contracts to provide security for money paid in advance of performance or to secure continuing performance of warranty obligations in the ordinary course of business, incur any indebtedness or (ii) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other

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Person. Company shall not, and shall not permit any of its Subsidiaries to, enter into any new credit agreements or enter into any amendments or modifications of any existing credit agreements, other than pursuant to the Promissory Note being issued to Purchaser concurrently with the execution of this Agreement.

(i) No Acquisitions. Company shall not, and shall not permit any of its Subsidiaries to, acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) any assets, except for purchases of inventory items or supplies in the ordinary course of business consistent with past practice and capital expenditures in compliance with Section 5.1(m).

(j) No Dispositions. Company shall not, and shall not permit any of its Subsidiaries to, lease, mortgage or otherwise encumber, or sell, transfer or otherwise dispose of, any of its properties or assets (including capital stock of Subsidiaries of Company), except for sales of inventory items in the ordinary course of business consistent with past practice.

(k) Tax Elections. Company shall not, and shall not permit any of its Subsidiaries to, (i) make any Tax election, waive any restriction on any assessment period relating to Taxes or settle or compromise any material income Tax or other material Tax liability or refund or (ii) change any material aspect of Company’s or any of its Subsidiaries’ method of accounting for Tax purposes. The Company or its Subsidiaries shall timely make all required estimated payments and withholding payments for all periods ending on or prior to the Closing Date.

(l) Discharge of Liabilities. Company shall not, and shall not permit any of its Subsidiaries to, (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise) except in the ordinary course of business consistent with past practice or in accordance with their terms or (ii) settle any material claim, action, proceeding or investigation involving in excess of $25,000 except in the ordinary course of business consistent with past practice.

(m) Capital Expenditures. Company shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures in excess of $2,500 in the aggregate, other than as reflected in Company’s capital expenditure budget, a correct and complete copy of which is part of Exhibit 5.1 to this Agreement.

(n) Company Contracts. Company shall not, and shall not permit any of its Subsidiaries to, enter into or terminate any Company Contract, or make any amendment to any Company Contract, other than (i) renewals of Contracts without changes in terms that are materially adverse to Company and/or its Subsidiaries, (ii) entry into sales Contracts that are made in the ordinary course of business, or (iii) execution and delivery to Purchaser of the IP License Agreement concurrently with the execution of this Agreement.

(o) Insurance. Company shall not, and shall not permit any of its Subsidiaries to, permit any casualty, public liability, worker’s compensation or other insurance policy or arrangement naming or providing for Company or any of its Subsidiaries as a beneficiary or a

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loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired.

(p) Accounting Methods. Company shall not, and shall not permit any of its Subsidiaries to, implement or adopt any change in its accounting principles, practices or methods except to the extent required by GAAP, Regulation S-X or other applicable Law.

(q) Company Stock Options. Company shall take all actions reasonably necessary with respect to Company Stock Options to effectuate the terms of this Agreement; provided, however, that Purchaser shall have the right to approve any agreements to modify material terms of the underlying instruments.

(r) Strategic Decisions. Subject to any restrictions imposed by applicable Law, Company shall consult with Purchaser prior to it or any of its Subsidiaries taking any action or entering into any transaction that may be of strategic importance to Company or any of its Subsidiaries.

(s) No Related Actions. Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement, commitment or arrangement to take any of the foregoing prohibited actions.

Section 5.2. Proxy Statement; Company Stockholders Meeting.

(a) As soon as practicable after the date of this Agreement (but in any event not later than fifteen (15) Business Days after the date of this Agreement unless Purchaser otherwise agrees), Company shall prepare and file with the SEC a proxy statement and related materials with respect to the Merger and the other transactions contemplated hereby (collectively, including all amendments or supplements thereto, the “Proxy Statement”). Each of Company and Purchaser shall furnish timely all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or other filings with the SEC or that is customarily included in proxy statements or other filings prepared in conjunction with transactions of the type contemplated by this Agreement. Company shall ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act and applicable regulations of the SEC, including (without limitation) Regulation 14a-21(c). Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or other filings, and Company shall use its reasonable best efforts to have the definitive Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as practicable after its filing with the SEC. Company shall, as promptly as practicable after receipt thereof, provide Purchaser with copies of all written comments, and advise Purchaser of all oral comments, with respect to the Proxy Statement and other filings received from the SEC. If, at any time prior to the Effective Time, any information relating to Purchaser, Company, or any of their respective Affiliates, should be discovered by Purchaser or Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information shall

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promptly notify the other party hereto and, to the extent required by Law, Company shall promptly file with the SEC and disseminate to its stockholders an appropriate amendment or supplement describing such information. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall (i) provide Purchaser with a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response all reasonable comments that Purchaser proposes. On the date of their filing or delivery, Company shall provide Purchaser with a copy of all such filings with, and all such responses delivered to, the SEC. Notwithstanding anything to the contrary in this Agreement, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of Purchaser, which approval shall not be unreasonably withheld.

(b) Company shall, as soon as reasonably practicable, duly take all lawful action to call, give written notice of, convene and hold a meeting of its stockholders on a date mutually agreeable to Purchaser (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Requisite Stockholder Vote with respect to the transactions contemplated hereby and shall take all lawful action to solicit the approval of this Agreement by the Company Requisite Stockholder Vote. The Board of Directors of Company shall unanimously recommend approval of this Agreement by the stockholders of Company to the effect set forth in Section 3.7 (the “Company Recommendation”), and the Board of Directors of Company shall not withdraw, modify or qualify (or publicly announce that it is considering withdrawing, modifying or qualifying) in any manner adverse to Purchaser such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation, including a recommendation by Company’s Board of Directors of an Acquisition Proposal (collectively, a “Change in Company Recommendation”); provided, however, that the Board of Directors of Company may make a Change in Company Recommendation in accordance with, and subject to the limitations set forth in, Section 5.5. Notwithstanding any Change in Company Recommendation or the existence of any Acquisition Proposal or any Superior Proposal, Company shall cause this Agreement to be submitted to its stockholders at the Company Stockholders Meeting for the purpose of approving this Agreement and the transactions contemplated hereby, including the Merger.

Section 5.3. Access and Information.

(a) Prior to the Effective Time, Company shall, and shall cause its Subsidiaries to, upon reasonable notice, afford Purchaser and its counsel, accountants, consultants and other authorized representatives full and complete access, during normal business hours, to the customers, suppliers, employees, properties, books and records of Company and its Subsidiaries so that they may have the opportunity to make such investigations of the business and affairs of Company and its Subsidiaries as they shall desire; provided, however, that such investigation shall not affect the representations and warranties made by Company in this Agreement. Prior to their filing, Company shall furnish as promptly as practicable to Purchaser a copy of each registration statement, prospectus, report, schedule, form, statement and other document that will be filed by it or any of its Subsidiaries after the date of this Agreement pursuant to the requirements of federal or state securities Laws, the rules and regulations of any stock market or exchange on which Company Common Stock is traded or the

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DGCL. Company shall cause its officers and employees, in a manner consistent with the fulfillment of their ongoing duties and obligations, to furnish such additional financial and operating data and other information and respond to such inquiries as Purchaser from time to time reasonably requests.

(b) Prior to the Effective Time, Company shall promptly provide Purchaser with copies of all monthly and other interim financial statements as the same become available, but in any event not later than 15 calendar days after each month-end (including a detailed listing of the Company’s backlog), and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Purchaser. Company shall provide Purchaser with prompt written notice of any material change in the business or affairs of Company or any of its Subsidiaries and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by Governmental Entities, or the institution or, to its knowledge, the threat of material litigation (including all litigation relating to the transactions contemplated hereby), and Company shall keep Purchaser fully informed of such events.

(c) The Company shall deliver to Purchaser, promptly after it becomes available, the written opinion of the Financial Advisor, dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. The Company shall also promptly deliver to Purchaser any updates to or revisions of such opinion.

Section 5.4. Reasonable Best Efforts. Each of Company and Purchaser shall cooperate with and assist the other party, and shall use its reasonable best efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the Merger and other transactions contemplated hereby. Each of Company and Purchaser shall not, and shall cause its Affiliates not to, take any action or omit to take any action where such action or omission would, or could reasonably be expected to, result in (A) any of the conditions to the Merger set forth in Article 6 not being satisfied or (B) a material delay in the satisfaction of such conditions.

Section 5.5. Acquisition Proposals.

(a) Until this Agreement has been terminated in accordance with Section 7.1 (and the payments, if any, required to be made in connection with such termination pursuant to Section 7.2(b) or 7.2(c) have been made), and except as provided in Section 5.5(b), Company shall not, and shall not authorize or permit any of its Affiliates to, and shall cause its and its Affiliates’ officers, directors, employees, consultants, representatives and other agents, including investment bankers, attorneys, accountants and other advisors (collectively, the “Representatives”), not to, directly or indirectly, (i) encourage (including by way of furnishing or

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disclosing non-public information), solicit, initiate, make or facilitate the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (including, without limitation, taking any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation inapplicable to any transactions contemplated by an Acquisition Proposal), (ii) participate in any way in discussions or negotiations with, or furnish or disclose any non-public information to, any Person (other than Purchaser or any of its Representatives or Company’s Representatives) in connection with any Acquisition Proposal, (iii) release or permit the release of any Person from, or waive or permit the waiver of any provisions of, or otherwise fail to exercise its rights under, any confidentiality, standstill or similar agreement to which Company is a party or under which Company has any rights with respect to the divestiture of the voting securities or any material portion of the assets of Company (except for any such agreement with Purchaser or any of its Subsidiaries), (iv) effect a Change in Company Recommendation, (v) approve or recommend, or publicly announce it is considering approving or recommending, any Acquisition Proposal or (vi) enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring Company to abandon, terminate or fail to consummate any of the transactions contemplated hereby, including the Merger. Any Change in Company Recommendation or proposed approval or recommendation of any Superior Proposal or the entry by Company into any agreement with respect to any Superior Proposal shall not change the approval of the Board of Directors of Company for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger. Notwithstanding the foregoing, at any time prior to the time that the Company Requisite Stockholder Vote is obtained, Company and the Representatives may:

(i) participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any Person or such Person’s Representatives in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company by such Person after the date of this Agreement and prior to the time that the Company Requisite Stockholder Vote is obtained if and so long as (A) none of Company, any of its Affiliates or any of their Representatives has violated any of the provisions set forth in the introductory paragraph to this Section 5.5(a), (B) a majority of the members of the Board of Directors of Company determines in good faith, after consultation with the Financial Advisor or another nationally recognized financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, (C) a majority of the members of the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel and the Financial Advisor or another nationally recognized financial advisor, that failing to take such action would constitute a breach of its fiduciary duties to Company’s stockholders under applicable Law, (D) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person or such Person’s Representatives, Company provides Purchaser with written notice (which may be by e-mail) of the identity of such Person and of Company’s intention to participate in discussions or negotiations with, or to furnish or disclose nonpublic information to, such Person, and (E) prior to participating in discussions or negotiations with, or furnishing or disclosing any

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nonpublic information to, such Person, Company receives from such Person an executed confidentiality and standstill agreement containing terms customary for transactions of such nature, which confidentiality and standstill agreement shall not provide such Person with any exclusive right to negotiate with Company or have the effect of prohibiting Company from satisfying its obligations under this Agreement, and (F) Company furnishes such information to Purchaser within 24 hours of delivery to such Person (to the extent such information has not been previously delivered or made available by Company to Purchaser); and

(ii) approve or recommend, or enter into (and, in connection therewith, effect a Change in Company Recommendation), a definitive agreement with respect to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company after the date of this Agreement and prior to the time that the Company Requisite Stockholder Vote is obtained if and so long as (A) none of Company, any of its Affiliates or any of their Representatives has violated the provisions set forth in the introductory paragraph of this Section 5.5, (B) Company provides Purchaser with written notice indicating that Company, acting in good faith, believes that the Acquisition Proposal is reasonably likely to constitute a Superior Proposal, (C) a majority of the Board of Directors of Company makes the determination necessary for such Acquisition Proposal to constitute a Superior Proposal, (D) during the three Business Day period after Company makes the determination described in clause (C) immediately preceding, Company shall cause its financial and legal advisors to negotiate in good faith with Purchaser in an effort to reach agreement on such adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal would not constitute a Superior Proposal and, therefore, Company would be required to proceed with the transactions contemplated hereby on such adjusted terms (the “Purchaser’s Renegotiation Right”), (E) notwithstanding the negotiations and adjustments, if any, pursuant to clause (D) above, during the three Business Day period described in clause (D) above, Purchaser does not make a written offer to adjust the terms and conditions of this Agreement or Purchaser does make a written offer to adjust the terms and conditions of this Agreement and the Board of Directors of Company determines in good faith, after consultation with the Financial Advisor or any other nationally recognized financial advisor and Company’s outside legal counsel, that such written offer is not as favorable to Company’s stockholders from a financial point of view as the Acquisition Proposal then determined to be a Superior Proposal and (F) not later than the execution and delivery of a definitive agreement with respect to, any such Superior Proposal, Company (I) terminates this Agreement pursuant to Section 7.1(h), and (II) makes the payments required to be made pursuant to Section 7.2(b).

(iii) The Purchaser’s Renegotiation Right described in clause (D) above shall not be a one-time right as it relates to any Acquisition Proposal, if and only if there shall be any change in price or other material amendment to any Acquisition Proposal, in which event Purchaser shall be afforded an additional two Business Day opportunity to make any further adjustments to the terms and

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conditions of this Agreement or any prior adjustments previously offered with respect to any Acquisition Proposal.

(b) (i) Notwithstanding anything to the contrary set forth in Section 5.5(a) above, the Company during the period that is fourteen (14) calendar days immediately following the date of this Agreement may solicit, initiate, make, facilitate and participate in the making and negotiation of, or take any other action to facilitate or prompt any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (the “Go-Shop Period”) provided that prior to participating in such discussions or negotiations with, or furnishing or disclosing any nonpublic information to, any Person, Company receives from such Person an executed confidentiality and standstill agreement containing terms customary for transactions of such nature, which confidentiality and standstill agreement shall not provide such Person with any exclusive right to negotiate with Company or have the effect of prohibiting Company from satisfying its obligations under this Agreement. Following the termination of the Go-Shop Period, the Company may continue its negotiations for up to an additional fourteen (14) calendar days (the end of such period, the “Cut-Off Date”) with any party or parties (each, an “Excluded Party”) that submitted an Acquisition Proposal during the Go-Shop Period that constitutes, or is reasonably likely to lead to, a Superior Proposal if and so long as (A) a majority of the Board of Directors of Company determines in good faith, after consultation with the Financial Advisor or another nationally recognized financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, (B) a majority of the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel and the Financial Advisor or another nationally recognized financial advisor, that failing to take such action would constitute a breach of its fiduciary duties to Company’s stockholders under applicable Law, (C) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person or such Person’s Representatives, Company provides Purchaser with written notice (which may be by e-mail) of the identity of such Person and of Company’s intention to participate in discussions or negotiations with, or to furnish or disclose nonpublic information to, such Person, and (D) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, Company receives from such Person an executed confidentiality and standstill agreement containing terms customary for transactions of such nature, which confidentiality and standstill agreement shall not provide such Person with any exclusive right to negotiate with Company or have the effect of prohibiting Company from satisfying its obligations under this Agreement; and

(ii) Following the determination that an Acquisition Proposal constitutes a Superior Proposal as provided in Section 5.5(b)(i), but prior to the Cut-Off Date, the Company may effect a Change in Company Recommendation or enter into an agreement for such Superior Proposal made by an Excluded Party during the Go-Shop Period (a “Go-Shop Superior Proposal”) if and so long as (A) the Company provides Purchaser with written notice indicating that Company, acting in good faith, believes that the Go-Shop Superior Proposal constitutes a Superior Proposal, (B) a majority of the Board of Directors of Company makes the determination necessary for such Go-Shop Superior Proposal to constitute a Superior Proposal, (C) during the three Business Day period after the determination that the Go-Shop Superior Proposal constitutes a Superior Proposal and during the two Business Day period following any change in the price or other material amendment of the Go-Shop Superior Proposal, Company shall afford Purchaser a

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Purchaser’s Renegotiation Right (as defined above), (D) notwithstanding the negotiations and adjustments, if any, pursuant to clause (C) immediately preceding, Purchaser does not make a written offer to adjust the terms and conditions of this Agreement or Purchaser does make a written offer to adjust the terms and conditions of this Agreement and the Board of Directors of Company determines in good faith, after consultation with the Financial Advisor or another nationally recognized financial advisor and Company’s outside legal counsel, that such written offer is not as favorable to Company’s stockholders from a financial point of view as the Go-Shop Superior Proposal then determined to be a Superior Proposal and (E) not later than the date of execution and delivery of a definitive agreement with respect to, any such Go-Shop Superior Proposal, Company (I) terminates this Agreement pursuant to Section 7.1(h) and (II) makes the payments required to be made pursuant to Section 7.2(b).

(iii) The Purchaser’s Renegotiation Right described in clause (C) above shall not be a one-time right as it relates to any Go-Shop Superior Proposal if and only if there shall be any change in the price or other material amendment to any Go-Shop Superior Proposal, in which event Purchaser shall be afforded an additional two Business Day opportunity to make any further adjustments to terms and conditions of this Agreement or any prior adjustments previously offered with respect to any Go-Shop Superior Proposal.

(c) In addition to the obligations of Company set forth in Section 5.5(a) and Section 5.5(b), Company shall provide Purchaser with prompt (and in no event not later than twenty-four hours thereafter) written notice (which may be by e-mail) of (i) any request for information, any Acquisition Proposal or any inquiry, proposal, discussions or negotiations with respect to any Acquisition Proposal, (ii) the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussions or negotiations and (iii) the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom such discussions or negotiations are taking place, and Company shall promptly provide Purchaser with copies of any written materials received by Company in connection with any of the foregoing. Company shall keep Purchaser reasonably informed of the status and general progress (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Purchaser reasonably informed as to the details of any information requested of or provided by Company. Without limiting Company’s obligations under Section 5.5(a), Company shall provide Purchaser with notice at least one Business Day prior to (or such lesser notice as is provided to the members of the Board of Directors of Company) any meeting of the Board of Directors of Company at which the Board of Directors is reasonably expected to discuss or consider any Acquisition Proposal.

(d) Nothing contained in this Section 5.5 shall (i) prohibit Purchaser or any of its Subsidiaries from consummating the Merger or (ii) prohibit Company from complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal so long as the requirements set forth in Sections 5.5(a), (b) and (c) are satisfied, provided that such Sections shall in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(e) Any violation of this Section 5.5 by Company’s Affiliates or Representatives shall be deemed to be a breach of this Agreement by Company, whether or not

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such Affiliate or Representative is authorized to act and whether or not such Affiliate or Representative is purporting to act on behalf of Company.

Section 5.6. Indemnification; Directors and Officers Insurance. From and after the Effective Time, Purchaser shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all current and former officers and directors of Company and its Subsidiaries (the “Indemnified Parties”) to the same extent such Persons are indemnified and held harmless as of the date of this Agreement by Company pursuant to the Certificate of Incorporation of Company or the By-Laws of Company for acts or omissions occurring at or prior to the Effective Time, including those in respect of the Merger and the other transactions contemplated hereby. Purchaser shall continue to provide under Company’s existing policy, for an aggregate period of not less than five years from the Effective Time, the Indemnified Parties with coverage for wrongful acts committed prior to the Effective Time (the “D&O Insurance”); provided, however, that neither Purchaser nor the Surviving Corporation shall be required to pay an annual premium for the D&O Insurance in excess of the last annual premium that Company paid prior to the date of this Agreement, but in such case Purchaser shall, or shall cause the Surviving Corporation to, purchase as much coverage as possible for such amount.

Section 5.7. Public Announcements. Company shall not issue any press release relating to this Agreement or the transactions contemplated hereby without prior approval of Purchaser, except as may be required by applicable Law or by obligations pursuant to any applicable listing agreement with any securities market or exchange on which Company Common Stock is traded.

Section 5.8. Section 16 Matters. Prior to the Effective Time, Company shall take all actions that are required to cause any dispositions of Company Common Stock (and derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article 1 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.9. State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or similar Law shall become applicable to the transactions contemplated hereby, then Company and the Board of Directors of Company shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or similar Law on the transactions contemplated hereby.

Section 5.10. Notification of Certain Matters. Purchaser shall use its reasonable best efforts to give prompt written notice to Company, and Company shall use its reasonable best efforts to give prompt written notice to Purchaser, of: (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which such party is aware and that would be reasonably likely to cause (i) any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement made by such party in this Agreement not to be complied with or satisfied in all material respects, (b) any failure of such party to comply in a timely manner with or satisfy any

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covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event affecting such party that would be reasonably likely to have that a Material Adverse Effect on such party; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

Section 5.11. Certain Litigation. Company shall promptly (i) provide copies to Purchaser of all proceedings and correspondence relating to any legal actions or claims pending or threatened in writing against Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of Company and (ii) shall keep Purchaser reasonably informed on a timely basis regarding any oral claims made or threatened against any such Person as to which the directors or officers of Company are aware, in each case, relating to the Merger or the other transactions contemplated hereby (collectively, the “Transaction Claims”), shall give Purchaser the opportunity to participate with Company regarding the defense or settlement of any such Transaction Claim, and shall give due consideration to Purchaser’s advice with respect to such stockholder legal actions. Company shall not settle any Transaction Claims unless the settlement contains a full and unconditional release of Company, its Subsidiaries, Purchaser, Newco and their respective Affiliates and the Representatives of each of the foregoing in form and substance reasonably satisfactory to Purchaser (which such satisfaction shall not be unreasonably withheld, delayed or conditioned).

Section 5.12. Resignations. At or prior to the Effective Time, Company shall cause each member of the Board of Directors of Company to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation solely in his or her capacity as a director of Company effective immediately prior to the Effective Time. Prior to the Effective Time, Company shall obtain the resignations of such directors or officers of its Subsidiaries solely in such capacities as Purchaser shall request with reasonable advance notice.

Section 5.13. Banking Facilities. Promptly following the date hereof, Company shall deliver to Purchaser a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which Company or any of its Subsidiaries has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by Company or any of its Subsidiaries thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any existing automated mandates and any outstanding powers of attorney executed by or on behalf of Company or of its Subsidiaries with respect to any such account, safety deposit box or other such arrangement.

ARTICLE 6
Conditions to THE MERGER

Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Purchaser and Company to effect the Merger shall be subject to the

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satisfaction (or waiver by both Purchaser and Company) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved by the Company Requisite Stockholder Vote in accordance with applicable Law and the certificate of incorporation of the Company.

(b) Legality. No Law or Order (whether temporary, preliminary or permanent, but excluding Regulatory Laws and Orders arising thereunder or related thereto) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity and remain in effect that has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

(c) Regulatory Approvals. All actions by or in respect of, or filings with, any Governmental Entity under any Regulatory Law that are required to permit the consummation of the Merger shall have been taken, made or obtained, except where the failure to so obtain would not be materially adverse to either the Company or Purchaser.

Section 6.2. Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be further subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Except for Section 3.2 (Capitalization), Section 3.3 (Authorization), Section 3.5(d) (Debt), Section 3.5(e) (Absence of Undisclosed Liabilities), Section 3.7(b) (State Takeover Laws), Section 3.8(c) (No Material Adverse Effect), Section 3.9 (Litigation; Orders), Section 3.20 (No Brokers or Finders), Section 3.21 (Transaction Fees) , Section 3.23(b) (Major Customers and Suppliers) and Section 3.24 (Interested Party Transactions), the representations and warranties of Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than such representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. The representations and warranties of Company contained in Section 3.3 (Authorization), Section 3.7(b) (State Takeover Laws), Section 3.8(c) (No Material Adverse Effect), Section 3.20 (No Brokers or Finders), Section 3.23(b) (Major Customers and Suppliers) and Section 3.24 (Interested Party Transactions), giving effect to all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct in all respects at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time). The representations and warranties of Company contained in Section 3.2 (Capitalization), Section 3.5(d) (Debt), Section 3.5(e) (Absence of Undisclosed Liabilities), Section 3.9 (Litigation; Orders) and Section 3.21 (Transaction Fees),

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disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct in all respects at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not resulted in and would not reasonably be expected to result in Company, Purchaser or their respective Affiliates incurring a loss, liability, obligation, fine, penalty, Tax, damage or expense, including reasonable costs of investigation, defense and reasonable attorney’s fees (collectively, “Damages”), when taken together with all other Damages, in excess of $175,000, provided, that in no event shall the Company be deemed to have breached any representation or warranty in this Agreement by virtue of the matters disclosed in Section 3.11 of the Company Disclosure Schedule unless and then only to the extent the amount of any liability actually paid or incurred by the Company solely in respect of such matters exceeds $260,000.

(b) Covenants. Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date. Company shall have provided audited 2012 Financial Statements to the Purchaser.

(c) Material Adverse Change. No event, change, effect, condition, fact or circumstance shall have occurred after the date of this Agreement (including any event, change, effect, condition, fact or circumstance that reflects an adverse change in the matters disclosed to Purchaser in the Company Disclosure Schedule), that, individually or in the aggregate with other events, changes, effects, conditions, facts or circumstances, has had or would reasonably be expected to have a Material Adverse Effect on Company, provided, that in no event shall impacts arising from any of the matters disclosed in Section 3.11 of the Company Disclosure Schedule be taken into account for purposes of this provision.

(d) Transaction Expenses. Company shall not have incurred or become obligated to pay Transaction Expenses in excess of $513,000 from September 6, 2012 (the date of the exclusivity agreement between Company and Purchaser) through the Closing Date.

(e) Debt. Other than obligations under standby letters of credit entered into in the ordinary course by Company or obligations, if any, of Company under or pursuant to the Promissory Note, Company shall not have consolidated indebtedness for borrowed money and capital lease obligations, in each case calculated in accordance with GAAP applied consistently with Company’s most recent publicly filed financial statements, in excess of $50,000 as of the Closing Date.

(f) Dissenting Shares. No more than ten percent (10%) of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be Dissenting Shares.

(g) Officer’s Certificate. Company shall have delivered to Purchaser a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Purchaser) of Company with respect to the satisfaction of each of the conditions specified in Sections 6.2(a), (b), (c), (d), (e), and (f).

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(h) Consents from Option Holders. Company shall have delivered to Purchaser true and correct copies of any consents of holders of Company Stock Options that are necessary to effect the treatment that Section 1.9 contemplates.

(i) No Litigation. On the Closing Date, there must not be pending or threatened against Company or any of its Subsidiaries any Litigation: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement, in either case that would reasonably be expected to have a material and adverse effect on Company or on Purchaser’s rights or interests under this Agreement.

(j) Third Party Consents. The consents, if any, disclosed on Schedule 3.4(b) of the Company Disclosure Schedules shall have been obtained.

Section 6.3. Additional Conditions to Obligation of Company. The obligation of Company to effect the Merger shall be further subject to the satisfaction (or waiver by Company) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct at and as of the Effective Time as though such representations and warranties were made of and as of such time (except to the extent such representations and warranties expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b) Covenants. Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Officer’s Certificate. Purchaser shall have delivered to Company a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Company) of Purchaser with respect to satisfaction of each of the conditions specified above in Sections 6.3(a) and (b).

ARTICLE 7
Termination, AMENDMENT AND WAIVER

Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Stockholder Vote:

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(a) By mutual written consent of Company and Purchaser;

(b) By either Purchaser, by written notice to the Company, on the one hand, or Company by written notice to the Purchaser, on the other hand, if the Merger shall not have been consummated on or prior to the date which is 6 months from the date hereof or such other date as Purchaser and Company shall agree in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant this Section 7.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Merger to be consummated on or before the Termination Date;

(c) By either Purchaser, by written notice to the Company, on the one hand, or Company by written notice to the Purchaser, on the other hand, if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby, (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby, and such Order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used commercially reasonable efforts to remove such order; or (iii) a Governmental Entity shall have failed to issue an Order or take any other action, and such denial of a request to issue such Order or take such other action shall have become final and non-appealable, that is necessary to fulfill the condition set forth in Section 6.1(c); provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such inaction;

(d) By either Purchaser, by written notice to the Company, on the one hand, or Company by written notice to the Purchaser, on the other hand, if the approval of the stockholders of Company by the Company Requisite Stockholder Vote shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which a vote on such approval was taken; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to a party where any act or omission of such party shall have caused the failure to obtain the Company Requisite Stockholder Vote;

(e) By Purchaser, by written notice to the Company, if all of the following shall have occurred: (i) Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any of the representations, warranties, covenants or other agreements contained in this Agreement shall have become inaccurate, (ii) such breach, inaccuracy or failure to perform would entitle Purchaser not to consummate the Merger under Article 6 and (iii) such breach, inaccuracy or failure to perform is incapable of being cured by Company prior to the Termination Date or, if such breach, inaccuracy or failure to perform is capable of being cured by Company prior to the Termination Date, Company shall not have cured such breach or failure to perform within thirty (30) days after receipt of written notice thereof (but no later than the Termination Date);

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(f) By Company, by written notice to Purchaser, if all of the following shall have occurred: (i) Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any of the representations and warranties made by Purchaser in this Agreement shall have become inaccurate, (ii) such breach, inaccuracy or failure to perform would entitle Company not to consummate the Merger under Article 6 and (iii) such breach, inaccuracy or failure to perform is incapable of being cured by Purchaser prior to the Termination Date or, if such breach, inaccuracy or failure to perform is capable of being cured by Purchaser prior to the Termination Date, Purchaser shall not have cured such breach, inaccuracy or failure to perform within thirty (30) days after receipt of written notice thereof (but no later than the Termination Date);

(g) By Purchaser, if Company shall have (i) failed to make the Company Recommendation or effected a Change in Company Recommendation, whether or not permitted by the terms of this Agreement, or (ii) breached its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting in accordance with Section 5.2(b) or a failure to prepare and mail to its stockholders the Proxy Statement in accordance with Section 5.2(a);

(h) By Company, if the Board of Directors of Company shall have approved or recommended, or Company shall have executed or entered into a definitive agreement with respect to, a Superior Proposal in compliance with Section 5.5(a)(ii) or Section 5.5(b)(ii); provided, however, that such termination under this Section 7.1(h) shall not be effective until Company has made the payments required by Section 7.2(b);

(i) By Purchaser, if any of the following have occurred: (i) Company, any of its Affiliates or any of their Representatives shall have violated in any material respect the provisions of Section 5.5(a) or any other material provision of Section 5.5 related to Purchaser’s Renegotiation Right; (ii) the Board of Directors of Company shall have recommended (or resolved or publicly announced it is considering recommending) to Company’s stockholders any Acquisition Proposal; or (iii) Company enters into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate any of the transactions contemplated by this Agreement.

(j) By Purchaser, if any condition to the Closing set forth in Section 6.1 or Section 6.2 is not satisfied on or prior to the Closing Date (as such Closing Date may be postponed pursuant to Section 1.2), and (i) Purchaser reasonably determines that the timely satisfaction of any such condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement); and (ii) Purchaser has not waived such condition on or before the Closing Date.

(k) By Company, if any condition to the Closing set forth in Section 6.1 or Section 6.3 is not satisfied on or prior to the Closing Date (as such Closing Date may be postponed pursuant to Section 1.2), and (i) Company reasonably determines that the timely satisfaction of any such condition is or becomes impossible (other than through the failure of Company to comply with its obligations under this Agreement); and (ii) Company has not waived such condition on or before the Closing Date.

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Section 7.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 7.1, then this Agreement (other than as set forth in Section 5.7, this Section 7.2 and Article 8, which provisions shall survive such termination) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, no such termination shall relieve Company from any obligation to pay, if applicable, the amounts described in Sections 7.2(b) and 7.2(c) and neither Company nor Purchaser shall be relieved or released from any liabilities arising out of its willful and material breach of this Agreement.

(b) Company shall pay to Purchaser, within five (5) Business Days after any termination described in clauses (i) or (ii) below and within five (5) Business days after the date of the definitive agreement or consummation in the case of a termination described in clauses (iii) and (iv) below, the Purchaser’s Costs and the Termination Fee if this agreement is terminated:

(i) pursuant to Section 7.1(g), Section 7.1(h) or Section 7.1(i);

(ii) pursuant to Section 7.1(e), if such termination is a result of a breach of any of Company’s covenants contained in this Agreement (other than Company’s failure to file the Proxy Statement within the time prescribed in Section 5.2 of this Agreement except under circumstances that would require payment pursuant to Section 7.2(b)(i) above);

(iii) pursuant to Section 7.1(b) if and only if termination is by Company, if prior to the date that is twelve (12) months after the effective date of such termination, Company shall enter into a definitive agreement with respect to a Superior Proposal and thereafter a Superior Proposal is consummated; or

(iv) pursuant to Section 7.1(d), if prior to the date that is twelve (12) months after the effective date of such termination, Company shall enter into a definitive agreement with respect to a Superior Proposal and thereafter a Superior Proposal is consummated.

(c) In order to satisfy Company’s payment obligations (i) pursuant to Section 7.2(b)(i), Company shall pay the required amounts to Purchaser not later than the date of such termination by wire transfer of immediately available funds to an account that Purchaser designates, (ii) pursuant to Section 7.2(b)(ii), Company shall pay the required amounts to Purchaser promptly following such termination by wire transfer of immediately available funds to an account that Purchaser designates, and (iii) pursuant to Section 7.2(b)(iii) or Section 7.2(b)(iv), Company shall pay the required amounts to Purchaser not later than the date on which Company consummates a Superior Proposal by wire transfer of immediately available funds to an account that Purchaser designates.

(d) Company acknowledges that the agreements contained in Sections 7.2(b) and 7.2(c) are an integral part of the transactions contemplated hereby and that, without these

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agreements, Purchaser would not enter into this Agreement. Accordingly, if Company fails to pay the amounts payable under Section 7.2(b) or 7.2(c), then Company shall pay to Purchaser all costs and expenses (including attorneys’ fees and expenses) incurred by Purchaser in connection with the collection of such overdue amounts and the enforcement by Purchaser of its rights under Section 7.2(b) or 7.2(c), together with interest on such overdue amounts at a rate per annum equal to the “prime rate” in effect on the date on which such payment was required to be made as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid in full until (but excluding) the date of actual payment, and on the basis of a 360-day per year.

Section 7.3. Amendment. This Agreement may be amended by Purchaser and Company, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Requisite Stockholder Vote is obtained; provided that, any amendments effected subsequent to the Company Requisite Stockholder Vote shall be subject to any restrictions contained in the DGCL. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

Section 7.4. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto under or pursuant to this Agreement, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements made by the other parties hereto, or any of the conditions benefiting such waiving party contained, in this Agreement. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in a written instrument signed on behalf of such party.

ARTICLE 8
Miscellaneous

Section 8.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that the agreements of Purchaser and Company that by their terms apply or are to performed in whole or in part after the Effective Time and that are contained in Section 5.6, Article 7 and this Article 8 shall survive the Effective Time.

Section 8.2. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise provided in Sections 7.2(b) and 7.2(c).

Section 8.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by telecopier or facsimile (and sender shall bear the burden of proof of delivery), sent by overnight courier (providing proof of delivery) or sent by registered or certified mail (return receipt requested, postage prepaid), in each case, to the parties at the following addresses or

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facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to Company:

TurboSonic Technologies, Inc.

c/o TurboSonic, Inc.

550 Parkside Drive

Suite A-14

Waterloo

Ontario, Canada N265V4

Attention: Edward F. Spink

Fax: 519-885-6992

Email: ESpink@turbosonic.com

with a copy to:

Denise M. Tormey

SNR Denton US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Fax: 212-768-6800

Email: denise.tormey@snrdenton.com

If to Purchaser or Newco:

MEGTEC Systems, Inc.

830 Prosper Road, P.O. Box 5030

DePere, Wisconsin 54115-5030

Attention: Mohit Uberoi

Fax: 920-339-2793

Email: MUberoi@megtec.com

with a copy to:

Quarles & Brady, LLP

411 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention: Kathryn M. Buono

Fax: 414-271-3552

Email: kathie.buono@quarles.com

Section 8.4. Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, the agreements referenced herein and the Confidentiality Agreement, dated May 14, 2012, between Company and Purchaser (the “Confidentiality

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Agreement”), constitute the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof; provided, however, the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement.

(b) This Agreement, except for the provisions of Section 5.6, shall not confer any rights or remedies upon any Person other than the parties hereto and their respective permitted successors and permitted assigns.

Section 8.5. Assignment; Binding Effect. No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other party hereto, and any attempted assignment without such prior written approval shall be void and without legal effect. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

Section 8.6. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

Section 8.7. Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction  by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding  arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding  so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering  a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.3.  Nothing in this Section 8.7, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 8.8. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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Section 8.9. Enforcement of Agreement. The parties hereto agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, this Agreement by any of them and that, in addition to all other available remedies, each aggrieved party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

Section 8.10. Waiver of Jury Trial. Purchaser and Company hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 8.12. Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13. Interpretation. Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Notwithstanding anything to the contrary in this Agreement, each Section of this Agreement is qualified by the matters set forth with respect to such Section in the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, only to the extent specified therein.

Section 8.14. Definitions. For purposes of this Agreement,

(a) “Acquisition Proposal” shall mean any proposal or offer from any Person other than Purchaser (whether or not in writing and whether or not delivered to the stockholders of Company generally) relating to (i) any direct or indirect acquisition or purchase of a business of Company or any of its Subsidiaries that constitute 10% or more of the consolidated revenues, net income or assets of Company or of 10% or more of any class of equity securities of Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity securities of Company, (iii) any merger, reorganization, share exchange, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries, (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, or (v) any other transaction, the consummation of which would reasonably be expected to impede,

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interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the aggregate benefits to Purchaser of the transactions contemplated hereby.

(b) "Affiliates" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c) "Business Day" shall mean any day on which banks are not required or authorized to close in New York City, New York or Toronto, Ontario.

(d) "Certificate of Merger" shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

(e) "Company Contract" shall mean each of the following, whether or not set forth in the Company Disclosure Schedule: (i) each Contract of the type described in Section 3.16(a); (ii) each Contract that constitutes an Employee Benefit Plan; and (iii) each Contract that Company has filed, or is required to file, as an exhibit to a report with the SEC under Item 601 of Regulation S-K of the SEC and that remains in effect.

(f) "Dissenting Shares" shall mean shares of Company Common Stock held as of the Effective Time by a stockholder of Company who has not voted such shares of Company Common Stock in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.

(g) "Hazardous Substance" shall mean: (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is regulated, classified or defined as or included in the definition of "hazardous substance," "hazardous waste," "hazardous material," "extremely hazardous substance," "restricted hazardous waste," "toxic substance," "toxic pollutant," "pollutant" or "contaminant" under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (iii) any other chemical or other material, waste or substance, exposure to which is prohibited, limited or regulated by or under any Environmental Law

(h) "IP License Agreement" shall mean that certain Intellectual Property License Agreement, dated as of the date hereof, between Purchaser and Company.

(i) "Intellectual Property Rights" shall mean rights in the following: (i) all trademark rights, trademarks, business identifiers, trade dress, service marks, trade names, brand names, slogans, symbols, logos and similar rights; (ii) all copyrights, copyrightable works and all other rights associated therewith and the underlying works of authorship and similar rights; (iii)

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all patents and all proprietary rights associated therewith and similar rights; (iv) all technology, inventions, improvements, mask works and mask work registrations, know how, discoveries, improvements, information, materials, industrial designs, designs, drawings, methods, computer source codes, programs and other software (including all machine readable code, printed listings of code, manuals, documentation and related property and information), trade secrets, confidential information, websites, domain names, shop and royalty rights and all other types of intellectual property and similar rights; and (v) all registrations of any of the foregoing and all applications therefor.

(j) "Material Adverse Effect" shall mean any change, effect, condition, factor or circumstance that, individually or in the aggregate with other changes, effects, conditions, factors or circumstances, is or is reasonably likely to be materially adverse to the business, results of operations, prospects, properties, condition (financial or otherwise), assets or liabilities of Company or the Surviving Corporation, as the case may be, and its Subsidiaries taken as a whole; provided, however, that for purposes of determining whether there has been or is reasonably likely to be a "Material Adverse Effect" in no event shall there be taken into account any change, effect, condition, factor or circumstance resulting from or relating to a matter affecting Company’s industry generally or a change in general economic or financial conditions, except to the extent such change, effect, condition, factor or circumstance has had, or would be reasonably likely to have, a disproportionate effect on Company and its Subsidiaries, taken as a whole.

(k) "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(l) "Promissory Note" shall mean the $1,000,000 Secured Promissory Note, dated as of the date hereof, between Purchaser and Company, TurboSonic Canada, Inc. and TurboSonic, Inc., together with the related Second Lien Security Agreement, Patent Security Agreement and Trademark Security Agreement.

(m) "Purchaser’s Costs" shall mean all reasonable and documented out-of-pocket expenses incurred by Purchaser in connection with the negotiation, preparation, execution and performance of this Agreement and related documentation (including the due diligence investigations undertaken by Purchaser prior to commencing, during and after negotiation of this Agreement), including filing fees and fees and expenses of its legal, accounting, financial and due diligence advisors, accountants and consultants and all fees and expenses payable to any financing sources related to this Agreement, the transactions contemplated hereby and any related financing, in an amount not to exceed $400,000.

(n) "Regulatory Law" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other supranational, national, state, provincial, municipal, local or foreign Laws, Orders and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

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(o) "Subsidiary" of any Person shall mean any corporation or other form of legal entity (i) an amount of the outstanding voting securities of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 40% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (ii) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority.

(p) "Superior Proposal" shall mean a bona fide, written, fully-financed (which, for the purposes of this Agreement, shall mean the proposing Person has provided reasonable evidence of sufficient available cash or the receipt of a commitment letter from a reputable Person capable of financing the transaction, subject only to normal and customary exceptions) proposal made by any Person other than Purchaser or any of its Subsidiaries to acquire not less than 50% of the issued and outstanding shares of Company Common Stock pursuant to a tender offer or a merger or to acquire not less than 50% of the properties and assets of Company on terms and conditions that a majority of the members of the Board of Directors of Company determines in good faith, after consultation with a nationally recognized financial advisor and taking into account all of the terms and conditions of such proposal (including all legal, financial, regulatory, and other aspects of such proposal and any expense reimbursement provisions, termination fees and conditions associated with such proposals), is more favorable to Company’s stockholders from a financial point of view than the transactions contemplated hereby (including, to the extent applicable, any proposal or offer by Purchaser for an adjustment to the terms and conditions of this Agreement pursuant to Section 5.5(a)) and is reasonably likely to be consummated.

(q) "Taxes" shall mean supranational, national, state, provincial, municipal, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, single business, unincorporated business, value added, capital stock, production, business and occupation, disability, FICA, employment, payroll, license, estimated, stamp, custom duties, environmental, severance or withholding taxes, or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Entity, including any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not, and shall include any transferee liability in respect of taxes, any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

(r) "Tax Return" shall mean a return, report, estimate, claim for refund or other information, form or statement relating to, or required to be filed or supplied in connection with, any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.

(s) "Termination Fee" shall mean the sum of Two Hundred Thousand U.S. Dollars ($200,000).

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(t) "Transaction Expenses" shall mean all fees and expenses incurred from September 6, 2012 (the date of the exclusivity agreement between Company and Purchaser) through the Effective Time on behalf of Company and its Subsidiaries in connection with Company’s sale process, as well as in connection with the preparation, negotiation, execution and performance of this Agreement, including the consummation of the transactions contemplated hereby, including: (i) fees, disbursements and expenses of the Financial Advisor and any attorneys, accountants and other agents, advisors, consultants and experts employed or engaged by Company, including all investment banking fees and other similar amounts payable to any financial advisor to Company; (ii) costs of preparing, printing and mailing the Proxy Statement to Company’s stockholders, obtaining the approval of Company’s stockholders of this Agreement and the transactions contemplated hereby, and consummation of the transaction contemplated hereby (including paying agent and similar fees); and (iii) all other non-payroll related costs and expenses in each case incurred or to be incurred by Company or its Subsidiaries through the Effective Time in connection with this Agreement. Notwithstanding the foregoing, "Transaction Expenses" shall not include the Company's ordinary and recurring fees and expenses incurred in connection with the Company's periodic public disclosure obligations that are not related to this Agreement or the transaction contemplated hereby.

[The next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first written above.

MEGTEC Systems, Inc.

By: \s\ Gregory R. Linn

Gregory R. Linn

Senior Vice President and Chief Financial Officer

MTS WSP, Inc.

By: \s\ Gregory R. Linn

Gregory R. Linn

Vice President

TurboSonic Technologies, Inc.

By: \s\ Edward F. Spink

Edward F. Spink

Chief Executive Officer

Signature Page to Agreement and Plan of Merger

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ANNEX B

Section 262 of the Delaware
General Corporation Law

§ 262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.                   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

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b.                  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.                   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.                  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or

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consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger

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or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors.

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Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the

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terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex C

October 10, 2012	PRIVATE & CONFIDENTIAL

Special Committee of the Board of Directors

TurboSonic Technologies, Inc.

550 Parkside Drive

Suite A-14

Waterloo, ON, Canada

N2L 5V4

Ladies and Gentlemen:

We have been advised that TurboSonic Technologies, Inc. (“TurboSonic” or the “Company”) is contemplating a transaction pursuant to which a wholly-owned subsidiary of MEGTEC Systems, Inc. will merge with and into the Company, pursuant to which each issued and outstanding share of common stock, par value $0.10 per share, of the Company not owned directly or indirectly by the Company will be converted into the right to receive cash consideration of $0.21 per share (the “Transaction”).

You have requested that Houlihan Capital, LLC (“Houlihan”) (i) render an opinion (whether or not favorable) to the Special Committee of the Board of Directors of the Company, as to whether, on the date of such opinion, the Transaction is fair, from a financial point of view, to the stockholders of the Company, and (ii) to the extent customary and appropriate, review stockholder communications prepared by the Company (with the assistance of its legal counsel) regarding the potential Transaction.

In completing our analyses and for purposes of the Opinion set forth herein, Houlihan has, among other things, performed the following:

•	Held discussions with the Company’s management (“Management”) regarding the details of the Transaction and the history and outlook of the Company;
•	Reviewed TurboSonic's audited financial statements for the fiscal years ended June 30, 2011 and 2010 and the unaudited statements presented in the Form 10-Q for the three months ended March 31, 2012;
•	Reviewed TurboSonic's unaudited financial statements for the fiscal year ended June 30, 2012;
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•	Reviewed projected financial statements prepared by Management for the fiscal years ending June 30, 2013 through 2017;
•	Reviewed the Agreement and Plan of Merger by and between MEGTEC Systems, Inc. (“Purchaser”), MTS WSP, Inc. (“Newco”), and the Company dated as of October 10, 2012 (“Merger Agreement”);
•	Reviewed the Voting Agreement by and among Purchaser and the stockholders of Company named therein, dated October 10, 2012;
•	Reviewed the Secured Promissory Note issued by the Company, TurboSonic Canada, Inc., and TurboSonic Inc. to Purchaser, dated October 10, 2012;
•	Reviewed the Second Lien Security Agreement by and between the Company and Purchaser, dated October 10, 2012;
•	Reviewed the Patent Security Agreement by and between the Company and Purchaser, dated October 10, 2012;
•	Reviewed the Trademark Security Agreement by and between the Company and Purchaser, dated October 10, 2012;
•	Reviewed the General Security Agreement by and among the Company, TurboSonic Canada Inc., TurboSonic Inc. and Purchaser, dated October 10, 2012;
•	Reviewed the License Agreement by and among Company, TurboSonic Inc. and Purchaser, dated October 10, 2012;
•	Reviewed the industry in which the Company operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses; and
•	Developed indications of value for the Company using generally accepted valuation methodologies.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, employee, agent, stockholder, or controlling person of Houlihan or any of its affiliates shall be subjected to any personal liability whatsoever to any person (other than for gross negligence or willful misconduct) nor will any such claim be asserted by or on behalf of the Company against any such person with respect to the Opinion other than Houlihan.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed

C-2

by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from senior management of the Company that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of our Opinion. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information.

Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies have been employed in our analysis and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

Each of the analyses conducted by Houlihan was carried out to provide a particular perspective of the Transaction. Houlihan did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support our Opinion as to the fairness of the Transaction. Houlihan does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses, taken as a whole, support its conclusion and Opinion. Accordingly, Houlihan believes that its analyses must be considered in its entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Houlihan in connection with the preparation of the Opinion.

In our analysis and in connection with the preparation of this Opinion, Houlihan has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Our Opinion was approved by our internal fairness committee. Our Opinion does not constitute a recommendation to proceed with the Transaction. This Opinion relates solely to the question of the fairness of the Transaction to the stockholders of the Company. We are expressing no opinion as to the income tax consequences of the Transaction.

Houlihan Capital, LLC, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Within the past 24 months, Houlihan has provided investment banking services to the Company. Houlihan received a fee from the Company relating to its services in providing this

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Opinion that is not contingent on the consummation of the proposed Transaction. In an engagement letter dated October 3, 2012, the Company has agreed to indemnify Houlihan with respect to Houlihan’s services.

Based upon the foregoing, it is our opinion as of the date hereof, the Transaction is fair, from a financial point of view, to the stockholders of the Company.

Respectfully submitted,

/s/ HOULIHAN CAPITAL, LLC

HOULIHAN CAPITAL, LLC

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SPECIAL MEETING OF STOCKHOLDERS OF

TURBOSONIC TECHNOLOGIES, INC.

January 29, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
The Notice of Meeting, Proxy Statement and Proxy Card are
available at http://www.turbosonic.com/investor-rel/2013-proxy-materials

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00030030000000001000 0	012913

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   |X|

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated as of October
10, 2012, by and among TurboSonic Technologies, Inc.,
MEGTEC Systems, Inc. and MTS WSP, Inc., as it may be
amended from time to time, which, among other things, provides for the merger of MTS WSP with and into TurboSonic, with
	TurboSonic continuing as the surviving corporation.	|_|	|_|	|_|
2.	To approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	|_|	|_|	|_|

3.  To transact such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. |_|

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. |_|

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF

TURBOSONIC TECHNOLOGIES, INC.

January 29, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
The Notice of Meeting, Proxy Statement and Proxy Card are
available at http://www.turbosonic.com/investor-rel/2013-proxy-materials

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

00030030000000001000 0	012913

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated as of October
10, 2012, by and among TurboSonic Technologies, Inc.,
MEGTEC Systems, Inc. and MTS WSP, Inc., as it may be
amended from time to time, which, among other things, provides for the merger of MTS WSP with and into TurboSonic, with
	TurboSonic continuing as the surviving corporation.	|_|	|_|	|_|
2.	To approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	|_|	|_|	|_|

3.   To transact such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING |_|.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. |_|

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

TURBOSONIC TECHNOLOGIES, INC.

Special Meeting of Stockholders

January 29, 2013 10:00 AM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Edward F. Spink and Egbert Q. van Everdingen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TURBOSONIC TECHNOLOGIES, INC. that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at the Waterloo Inn, 475 King Street North, Waterloo, Ontario, Canada at 10:00 AM EST, on January 29, 2013 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no such directions are made, this proxy will be voted FOR proposals 1 and 2.

(Continued and to be signed on the reverse side)